As filed with the Securities and Exchange Commission on September 20, 1996.
                                              Registration No. 333-


                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                        _________________________
                                 FORM S-1
     REGISTRATION STATEMENT  UNDER  THE  SECURITIES  ACT OF 1933
                        _________________________

                            Wireless One, Inc.
   (Exact   name  of  registrant  as  specified  in  its  charter)

    Delaware       11301 Industriplex Boulevard, Suite 4      72-1300837
(State or other      Baton Rouge, Louisiana 70809-4115     (I.R.S. Employer
jurisdiction of              (504) 293-5000             Identification Number)
incorporation or    (Address, including zip code, and
 organization)       telephone number, including  area
                     code, of registrant's  principal
                            executive offices)

   Mr. Hans J. Sternberg                               Copy to:
   Chairman of the Board                             Brad J. Axelrod
      Wireless One, Inc.                   Jones, Walker, Waechter, Poitevent,
11301 Industriplex Boulevard                   Carrere & Denegre, L.L.P.
           Suite 4                                  Four United Plaza
Baton Rouge, Louisiana 70809-4115              8555 United Plaza Boulevard
      (504) 293-5000                        Baton Rouge, Louisiana 70809-7000
(Name, address, including zip code,                    (504) 231-2000
 and telephone number, including
 area code, of agent for service)
                        _________________________
    APPROXIMATE  DATE  OF  COMMENCEMENT  OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this registration statement

                 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

                                                        Proposed        Proposed
                                        Amount          maximum         maximum
          Title of each                 to be           offering        aggregate      Amount of
       class of securities            registered        price per       offering     registration
         to be registered                               share<F1>       price<F1>       fee <F2>
     Common Stock, $0.01 par value
       per share                      450,000 shares    $15.00          $6,750,000      $2,328


          <F1>   Estimated  solely  for  the  purpose  of  calculating  the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices per share of the Common Stock as reported on the Nasdaq Stock Market National Market on September 17, 1996.

          <F2>   Pursuant to Rule 429 under the Securities Act of 1933,  as amended, the Prospectus included herein also relates to $14,452,100 of Common Stock registered under Registration Statement No. 333-05109. If any of such previously registered securities are offered prior to the effective date of this Registration Statement, the amount of such securities will not be included in any prospectus hereunder. The amount of any securities being registered, together with any securities registered under Registration Statement No. 333-05109, represents the maximum amount of securities that are expected to be offered for sale pursuant to the Prospectus included herein. Filing fees aggregating $4,983.48 were previously paid in connection with the registration of $14,452,100 of Common Stock by the registrant under Registration No. 333-05109.

                 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement will also be used in connection with the issuance of Common Stock registered pursuant to Registration Statement No. 333-05109 previously filed by the Registrant on Form S-1. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-05109, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

                  Subject to Completion September 20, 1996

PROSPECTUS

                       994,059 Shares

                     Wireless One, Inc.

                        Common Stock
                ($0.01 par value per share)

       This Prospectus relates to 994,059 shares of common stock, $0.01 par value per share (the "Common Stock"), of Wireless One, Inc. (the "Company"), which may be offered from time to time by the Company exclusively to the holders, and upon the exercise, of certain warrants previously issued by the Company.

       In October 1995, the Company issued units consisting of $1,000 principal amount of 13% Senior Notes due 2003 (the "13% Notes") and three warrants to purchase Common Stock (the "1995 Debt Offering," and together with the initial public offering of the Company's Common Stock in October 1995, the "1995 Offerings"). Each warrant issued as part of the 1995 Debt Offering entitles the holder to purchase one share of Common Stock at $11.55 per share (the "1995 Warrants"). The 1995 Warrants are exercisable at any time after October 24, 1996, until 5:00 p.m. Baton Rouge local time on October 24, 2000. There are currently 450,000 1995 Warrants outstanding. In August 1996, the Company issued units consisting of $1,000 principal amount of 13-1/2% Senior Discount Notes due 2006 (the "Discount Notes") and one warrant to purchase 2.274 shares of Common Stock (the "1996 Debt Offering"). Each Warrant issued as part of the 1996 Debt Offering entitles the holder to purchase 2.274 shares of Common Stock at $16.6375 per share (the "1996 Warrants"). The 1996 Warrants are exercisable at any time after the first anniversary of the consummation of the 1996 Debt Offering and will expire on the fifth anniversary thereof. There are currently 239,252 1996 Warrants outstanding, which entitle their holders to purchase, in the aggregate, 544,059 shares of Common Stock. All of the shares of Common Stock offered hereby are being offered by the Company exclusively to holders of the 1995 and 1996 Warrants.

       The  Common  Stock  is  listed  for quotation on the Nasdaq Stock  Market
National Market under the symbol "WIRL."   On  September 17,  1996, the last
reported sales price of the Common Stock on the Nasdaq Stock Market National Market was $15.25.



            SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION
                OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN
                 EVALUATING AN INVESTMENT IN THE COMMON STOCK.



           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OR THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                                               Underwriting
                                  Price to     Discounts and     Proceeds to
                                  Public      Commissions<F1>    Company<F2>
_______________________________________________________________________________
Per share, upon exercise of:
  1995 Warrant                    $11.55           $0.00          $11.55
  1996 Warrant                    $16.6375         $0.00          $16.6375

Total                             $5,197,500       $0.00          $5,197,500
                                  $9,051,781       $0.00          $9,051,781

_______________________________________________________________________________

<F1>   The Common Stock underlying  the  1995 and 1996 Warrants is being offered by the Company through the Prospectus and no commissions, bonuses, or other fees will be paid to any person in connection with the offer and sale of the Common Stock.

<F2>   Before deducting expenses estimated at $ 60,000.


                 The date of this Prospectus is September _____, 1996.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                           PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. On July 29, 1996, the Company and TruVision Wireless, Inc. ("TruVision") completed a merger of a subsidiary of the Company with TruVision (the "TruVision Transaction"), whereupon TruVision became a subsidiary of the Company. Unless otherwise indicated, all information contained in this Prospectus (i) reflects consummation of the TruVision Transaction and (ii) assumes consummation of all other pending acquisitions (the "Acquisitions") more fully detailed under "Acquisitions." Unless the context otherwise requires, references to the "Company" mean Wireless One, Inc., its subsidiaries (including TruVision) and predecessors.

                              The Company

   The Company acquires, develops, owns and operates wireless cable television systems, primarily in small to mid-size markets in the southeastern United States. The Company's 80 markets (including 10 through a limited liability company which is 50% owned by the Company) are located in Texas, Louisiana, Mississippi, Tennessee, Kentucky, Alabama, Georgia, Arkansas, North Carolina, South Carolina and Florida and represent approximately 9.6 million households (including households in markets held through such limited liability company). The Company believes that approximately 7.3 million households (1.1 million of which are in markets held through such limited liability company) can be served by line-of-sight ("LOS") transmissions. LOS transmissions generally require a direct, unobstructed transmission path from the central transmitting antenna to an antenna at the subscriber's location. The Company believes that certain of its Louisiana, Mississippi, Tennessee, Alabama, Georgia and Florida markets comprise one of the largest contiguous geographic clusters in the wireless cable industry, covering approximately 204,000 square miles.

   The Company operates in and targets small to mid-size markets with a significant number of LOS households that are unpassed by traditional hard-
wire cable. The Company estimates that approximately 25% of its LOS households are unpassed by traditional hard-wire cable. By comparison, in the 20 largest hard-wire cable markets in the United States, only approximately 2% of all households are unpassed by traditional hard-wire cable. Many of the households in the Company's Markets (as defined), particularly in rural areas, also have limited access to local off-air VHF/UHF programming from ABC, NBC, CBS and Fox affiliates, and typically do not have access to subscription television service except via satellite television operators, whose equipment and subscription fees generally are more costly than those of wireless cable, and which are unable to retransmit local off-air channels. In many of the Company's rural Markets, the Company believes a significant number of households passed by cable are served by local cable operators with lower quality service and limited reception and channel lineups. As a result, the Company believes that its wireless cable television service is an attractive alternative to existing television choices for both passed and unpassed households.

      At June 30, 1996, the Company's markets included (i) 24 markets in which the Company had systems in operation (the "Operating Systems"), (ii) 9 markets in which the Company's systems were under construction and in which the Company expects to begin operations by the end of November 1996 (the "Systems Under Construction"), (iii) 17 markets in which the Company believes that it has obtained sufficient wireless cable channel rights to launch commercially viable systems (the "Near-Term Launch Markets"), and (iv) 20 markets in which the Company believes that it has obtained sufficient wireless cable channel rights to launch commercially viable systems, but which are subject to the receipt of certain FCC approvals and third party consents (the "Long-Term Launch Markets" and, together with the Operating Systems, the Systems Under Construction, and the Near-Term Launch Markets, the "Markets"). Since June 30, 1996, the Company has launched four of the Systems Under Construction. In addition, the Company owns a 50% interest in a limited liability company which holds channel rights to serve 10 markets in North Carolina, all of which are Long-Term Launch Markets. See "Risk Factors -- Need for Additional Financing for Growth; Certain Covenants," "-- Uncertainty of Ability to Obtain FCC Authorizations." During the six months ended June 30, 1996, the Company increased its aggregate number of subscribers through internal growth and new system launches from approximately 23,725 to 40,253, representing a 139% annualized growth rate and a penetration rate of approximately 1.8% of the LOS households in the Operating Systems at June 30, 1996.

      While none of the Company's Operating Systems currently generate operating income or positive cash flow from operations, as of June 30, 1996 three of the Company's Operating Systems, Delta and Jackson, Mississippi, and Huntsville, Alabama generate positive System EBITDA (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations"). EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA is not intended to represent cash flows, as determined in accordance with generally accepted accounting principles, nor has it been presented as an alternative to operating income or cash flow from operations or as an indicator of operating performance. EBITDA should not be considered as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Based on its brief operating history, the Company believes that its typical Operating Systems will generate positive System EBITDA upon the achievement of 2,500 to 3,000 subscribers, however, there can be no assurance this level of subscribers will continue to result in positive System EBITDA in the future. As of June 30, 1996, the Company had 40,253 subscribers in its 24 Operating Systems.

                                                                                          Average
                                                                                          Monthly
                                           Estimated      Extimated      Approximate    Revenue per
    Operating      Date of   Current         Total           LOS        Subscribers at Subscriber for
    Systems        Launch   Channels<F1>  Households<F2> Households<F3> June 30, 1996    June 1996
    _________________________________________________________________________________________________

    Brenham, TX    February     20           39,500         32,100           857           $33.69
                   1996

    Bryan/College  May 1995     32          102,700         65,600         2,899            33.66
     Station, TX

    Milano, TX     October      20           40,900         36,800         1,659            32.34
    <F4>            1995

    Wharton, TX    June         21          102,300         92,000         2,114            34.28
                   1994

    Bunkie, LA     December     20           94,700         81,600         1,498            33.17
                   1995

    Lafayette, LA  January      11          180,300        153,200           697            23.15
    <F5>            1994

    Lake Charles,  April        17          111,600         92,500           555            30.66
    LA             1994

    Monroe, LA     October      23          114,100         89,600         1,806            30.64
    <F4>            1995

    Jackson, MS    June         29          211,500        176,900        10,745            30.06
                   1994

    Delta, MS <F6> July         31          100,800         92,800         4,096            28.97
                   1995

    Gulf Coast,    January      24          132,300        121,700         1,672            21.59
    MS <F7>         1996

    Natchez, MS    June         20           76,500         60,000             2              ---
                   1996

    Oxford, MS     June         20           60,100         53,500            23              ---
                   1996

    Bucks, AL      April        20          150,800        113,700           454            33.32
                   1996

    Demopolis, AL  April        28           17,500         15,600           266            20.25
                   1996

    Dothan, AL     June         23          100,500         81,200             1              ---
                   1996

    Huntsville,    February     27          196,800        181,900         4,014            31.25
    AL             1991

    Fort Walton    May 1996     15           64,200         54,600            70              ---
    Beach, FL

    Gainesville,   January      24          138,700        115,200           986            26.56
    FL <F8>         1996

    Panama City,   September    23          108,300         83,300         1,751            30.08
    FL             1995

    Pensacola, FL  July         28          217,400        157,900         2,041            35.88
                   1995

    Jeffersonville,March        20          189,300        147,000           247            32.35
    GA             1996

    Lawrenceburg,  June         20           76,400         44,100           397            30.08
    TN             1995

    Tullahoma, TN  November     20          109,600         73,600        1,403             31.36
                   1995                   _________      _________       ______
    TOTAL                                 2,736,800      2,216,400       40,253
                                          =========      =========       ======

___________________________

<F1>Includes  wireless  cable  channels and, where applicable,  local  off-air
VHF/UHF channels that are not retransmitted by the Company via wireless cable frequencies.

<F2>Estimated Total Households represents the Company's estimate  of the total number of households that are within the Company's Intended Service Area. Intended Service Area includes (i) areas that are presently served, (ii) areas where systems are not presently in operation but where the Company intends to commence operations and (iii) areas where service may be provided by signal repeaters or, in some cases, pursuant to FCC applications.

<F3>Estimated LOS Households represents the Company's estimate of the number of households that can receive an adequate signal from the Company in its Intended Service Area (determined by applying a discount to the Estimated Total Households to account for those homes that the Company estimates will be
unable to receive service due to certain characteristics of the market).   The
calculation of Estimated LOS Households assumes (i) the grant of pending applications for new licenses or for modifications of existing licenses and
(ii) the grant of applications for new licenses and license modification applications which have not yet been filed with the FCC.

<F4>Acquired from Heartland Division in October 1995 as part  of the Heartland
Transaction (as defined). The Milano system was acquired by Heartland Division in December 1994. The Monroe System was constructed in March 1993. These systems were not actively marketed until being acquired by the Company as part of the Heartland Transaction.

<F5>The Company is not actively marketing  its service in the Lafayette Market and does not intend to do so until an increase in the number of channels is achieved, which the Company expects to occur within 6 months from the date hereof.

<F6>Eight channels currently utilized in the Delta System are  operated  under special temporary FCC authorization.

<F7>Four  channels currently utilized in the Gulf Coast System were granted by the FCC without acting on an objection filed by a third party.

<F8>Ten channels currently  utilized  in  the  Gainesville System are operated under special temporary FCC authorization.

                                 Business Strategy

         The Company's primary business objective is to acquire, develop, own and operate wireless cable television systems in rural markets in which the Company believes it can achieve positive System EBITDA upon achieving 2,500 to 3,000 subscribers. The Company intends to accomplish this business objective through implementation of the following operating strategies.

         Rural market focus. The Company obtains wireless cable channel rights and locates operations in geographic clusters of small to mid-size markets that have a significant number of households not currently passed by traditional hard-wire cable. The Company believes that such markets have less competition from alternative forms of entertainment and are characterized by a relatively high number of "value conscious" consumers, and that the Company's low-priced service is the most economical subscription television alternative for many consumers in such markets. Furthermore, the Company believes that its Markets typically have a stable base of subscribers, which have allowed the Company to maintain an average turnover or "churn" rate below 2.5% per month for the six months ended June 30, 1996, as compared to a churn rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Lower churn rates result in reduced installation and marketing expenses.

         Contiguous geographic cluster. The Company believes that through its large contiguous geographic cluster it is able to achieve significant cost savings through centralization of operations. The Company further believes that its contiguous cluster simplifies its market launch program by facilitating the movement of skilled personnel from one launch market to another. The Company also believes that a contiguous cluster is more attractive to regional advertisers and offers greater opportunities for telecommunications and other sources of revenue.

         Low   cost   structure.    Wireless  cable  systems  typically   cost
significantly less to build and operate than traditional hard-wire cable systems because, unlike traditional hard-wire cable systems, they do not require an extensive network of coaxial or fiber optic cable, amplifiers and related equipment (the "Cable Plant") for the transmission of programming. Once the Company constructs a headend for a system, the Company estimates that each additional subscriber requires a capital expenditure of approximately $375 to $475, consisting of, on average, $240 to $340 of equipment and $135 of installation labor and overhead charges. The Company also believes that its cost structure compares favorably with that of direct broadcast satellite ("DBS") operators, which must incur the fixed cost of a satellite and the variable cost of subscriber receive site equipment, which is typically twice the cost of the Company's receive site equipment.

         Focused operating strategy. The Company attempts to manage subscriber growth in order to make the most efficient use of its assets, assure customer satisfaction and minimize churn. Within a Market, the Company initially targets selected geographic sub-markets characterized by a significant number of households that are unpassed by cable or are served by smaller independent hard-wire cable operators and focuses marketing on such sub-markets so that subscribers generally wait no more than ten days from initial inquiry to commencement of service. The Company seeks to maintain high levels of customer satisfaction in installation, maintenance and customer service and to minimize churn by charging up-front installation fees and, in certain cases, performing credit checks on potential subscribers.

         Experienced management team. The Company intends to capitalize on its experienced management to implement its business strategy. The Company's top four senior managers have an average of 12 years of senior management experience in both hard-wire and wireless cable systems.

                                     Ownership

         Principal stockholders of the Company include (i) affiliates of The Chase Manhattan Corporation ("Chase"), (ii) Heartland Wireless Communications, Inc. ("Heartland") and (iii) Mississippi Wireless T.V., L.P. ("MWTV").

         Chase Manhattan Capital Corporation ("CMCC"), an indirect subsidiary of Chase, presently owns approximately 10.5% of the Common Stock on a fully-diluted basis, Chase Venture Capital Associates, L.P. ("CVCA"), an affiliate of CMCC, owns 7.9% of the Company's Common Stock on a fully-diluted basis, and Chase Capital Partners ("CCP"), which is the general partner of CVCA, has voting discretion with respect to the 2.0% of the Common Stock of the Company on a fully-diluted basis owned by Baseball Partners. In total, affiliates of Chase own 20.4% of the outstanding Common Stock on a fully-diluted basis.

         Heartland presently owns approximately 18.0% of the Company's Common Stock on a fully-diluted basis as a result of the transaction in October 1995 by which the Company acquired the wireless cable assets and all related liabilities of Heartland with respect to certain of Heartland's markets in exchange for approximately 3.5 million shares of the Company's Common Stock (the "Heartland Transaction").

         MWTV owns approximately 8.8% of the Company's Common Stock on a fully-diluted basis. Wireless TV, Inc. ("WTV"), a corporation controlled by Henry Burkhalter, the Company's President and Vice Chairman of its Board of Directors, is the general partner of MWTV. As a result, of the Company's initial public offering of Common Stock in October 1995, the public owns approximately 17.9% of the Company's Common Stock on a fully-diluted basis.

                                Recent Developments

         TruVision Transaction. Pursuant to the TruVision Transaction, which was consummated on July 29, 1996, a subsidiary of the Company exchanged approximately 3.4 million shares of the Company's Common Stock for all of TruVision's outstanding shares and merged with and into TruVision, at which time TruVision became a wholly-owned subsidiary of the Company. The TruVision Transaction and certain acquisitions described below have added and are expected to add 21 Markets representing approximately 1.9 million LOS households to the Company's portfolio of wireless cable markets. See "Acquisitions" and "The TruVision Transaction." Of these Markets, eight were in operation as of June 30, 1996, with an aggregate of 21,215 subscribers.

         BTA Auction. In March 1996, The Company and TruVision participated in an auction (the "BTA Auction") conducted by the Federal Communications Commission ("FCC") for the exclusive right to apply for available Multipoint Distribution Services ("MDS") commercial channels in certain designated Basic Trading Areas ("BTAs"), subject to compliance with the FCC's interference standards and other rules. The Company and TruVision were the winning bidders for FCC authorizations in 66 BTA markets (the "BTA Markets"), and such authorizations, which primarily will increase the number of expected channels in the Company's Markets upon FCC approval, are reflected in the information set forth in this Prospectus. Subsequent to the BTA Auction and consistent with FCC rules, the Company filed applications for authorizations in each BTA Market. There can be no assurance that the FCC will approve these applications. See "Risk Factors -- Uncertainty of Ability to Obtain FCC Authorizations." The Company's winning bids in the BTA Auction aggregated approximately $30.3 million (net of a small business bidding credit), 80% of which will be financed through indebtedness provided to the Company by the United States government. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources" and "Wireless Cable Industry -- Regulatory Environment -- Licensing Procedures."

         Applied Video Acquisition. On May 15, 1996, the Company acquired 100% of the stock of Applied Video Technologies (the "Applied Video Acquisition") for a total purchase price of approximately $6.5 million in cash. The Applied Video Acquisition added wireless cable rights covering one Operating System (Dothan, Alabama), one System Under Construction (Albany, Georgia) and one Near-Term Launch Market (Montgomery, Alabama). These three Markets cover approximately 263,100 LOS households.

         For   a   description  of  certain  pending  and  recently  completed acquisitions, see "Acquisitions."

         Financing. On August 12, 1996, the Company consummated the 1996 Debt Offering in which the Company issued $239,252,000 in principal amount of its Discount Notes and 239,252 1996 Warrants. The net proceeds from the 1996 Debt Offering (after deduction of discounts, commissions and expenses of such offering payable by the Company) were $118.6 million. The Company applied the proceeds of the 1996 Debt Offering to repay $18 million of the indebtedness of TruVision and is using the remaining net proceeds of $100.6 million to finance the launch and initial development of the Markets.

         The Company will require additional financing to finance the launch and initial development of all of the Markets described in this Prospectus and to continue to add subscribers to the Markets in accordance with its current business plan. The Company may elect to invest its capital in building subscriber levels in selected Markets prior to investing capital in the launch of systems in all of the Markets described in this Prospectus. The indenture that governs the 13% Notes (the "1995 Indenture") and the indenture that governs the Discount Notes (the "1996 Indenture," and, together with the 1995 Indenture, the "Indentures") limit, but do not prohibit, the incurrence of additional indebtedness, secured and unsecured, by the Company and its subsidiaries. The Indentures also limit, to some extent, the business purposes for which proceeds from the 1996 Debt Offering and the 1995 Debt Offering may be used. The Company reserves the right to allocate its capital to different business purposes as opportunities arise and business conditions change. See "Risk Factors - Substantial Indebtedness of the Company," "-- Need for Additional Financing; Certain Covenants." The Company intends to use the proceeds, if any, from this offering of Common Stock (the "Offering"), to finance the launch, initial development and expansion of the Company's Markets. See "Use of Proceeds."

         The Company's executive offices are located at 11301 Industriplex Boulevard, Suite 4, Baton Rouge, Louisiana 70809-4115, and its telephone number at such address is (504) 293-5000.


                                    THE OFFERING

Common Stock Offered...........................................944,059 shares
Common  Stock  outstanding  upon the
  exercise of the 1995 and 1996 Warrants<F1>................19,265,169 shares
Proceeds<F2>.......................................................$14,249,281
Use of Proceeds.................................The Company intends to use the net proceeds of this Offering,
                                                   if any, as working capital.
                                                        See "Use of Proceeds."
Nasdaq National Market Symbol............................................WIRL

______________________

<F1>     Includes  shares  issuable upon the exercise of (i) the 1995 and 1996 warants, (ii) warrants issued to Gerard Klauer Mattison & Co., LLC in October 1995 (the "GKM Warrants") and (iii) certain director, managment and employee options.

<F2>     There can be no assurance that any of  the 1995 or 1996 Warrants will be exercised before such Warrants expire and, as a result, that the Company will receive any proceeds from this Offering. Even if exercised, the Company cannot predict when the 1995 or 1996 Warrants will be exercised and the proceeds received.

                                    Risk Factors

         See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock including, but not limited to, risks related to the substantial indebtedness of the Company; the Company's limited operating history, its lack of profitable operations, its negative cash flow and the early stage of the Company's development; the Company's need for additional financing; the Company's need to manage its growth and successfully integrate TruVision; the possible inability of the Company to consummate its pending acquisitions and the uncertainty of the Company's ability to obtain certain FCC authorizations.


                 Summary Consolidated Financial and Operating Data

         The following table sets forth summary consolidated historical and pro forma financial and operating data of the Company. The summary consolidated historical statement of operations data for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 were derived from the consolidated financial statements of the Company which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The summary consolidated historical statement of operations data for six months ended June 30, 1995 and 1996 and balance sheet data as of June 30, 1996, were derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus, and which, in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year.

         The summary unaudited pro forma combined statement of operations data, as adjusted, gives effect to (each as defined) (i) the 1995 Offerings,
(ii) the Heartland Transaction, (iii) the TruVision Transaction, (iv) the Madison Purchase, (v) the BarTel Purchase, (vi) the Shoals Purchase, (vii) the conversion of the TruVision convertible preferred stock into TruVision common stock, and (viii) the 1996 Debt Offering, in each case as if such transactions had occurred on January 1, 1995. The summary unaudited pro forma combined balance sheet data gives effect to (i) the TruVision Transaction, (ii) the Madison Purchase, (iii) the Shoals Purchase, (iv) the conversion of the TruVision convertible preferred stock into TruVision common stock, (v) the AWS Purchase, (vi) the Flippin Purchase, (vii) the Jacksonville Purchase, (viii) the Chattanooga Purchase, (ix) the Gadsden Purchase, (x) the SkyView Purchase,
(xi) the Applied Video Acquisition, (xii) the channel rights to be purchased by the Company via the BTA Auction and the incurrence of associated indebtedness, and (xiii) the 1996 Debt Offering, as if all such transactions occurred as of June 30, 1996 (collectively, the "Pro Forma Events"). The information contained in this table should be read in conjunction with "Formation of the Company," "The TruVision Transaction," "Acquisitions," "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

                                             Year Ended December 31,                     Six Months Ended June 30,
                       Period from   ________________________________________  ____________________________________________
                     February 4, 1993                              Pro Forma                                    Pro Forma
                      (inception) to                               Combined                                     Combined
                        December 31,                              As Adjusted                                 As Adjusted
                           1993         1994          1995          1995<F1>        1995           1996         1996<F1>
                         _________   ___________   ___________   ____________    ___________    ____________  ____________

Statement of Operations Data:
Revenues...........     $    ---    $  380,077    $1,343,969    $ 6,387,670     $  491,995     $ 2,372,132   $ 5,740,899
Total operating
  expenses.........      162,199     2,489,430     7,056,724     16,944,381      2,144,496       9,058,856    16,609,918
Operating loss.....     (162,199)   (2,109,353)   (5,712,755)   (10,556,711)    (1,652,501)     (6,686,724)  (10,869,019)
Interest expense
  and other, net...         (411)     (152,460)   (1,979,719)    (4,678,660)       (97,043)     (6,090,166)   (9,852,278)
Net loss...........     (162,610)   (2,261,813)   (7,692,474)   (10,093,835)    (1,749,544)    (12,776,890)  (14,032,546)
Net loss applicable
  to common stock..     (162,610)   (2,261,813)   (8,478,863)   (10,093,835)    (2,114,855)    (12,776,890)  (14,032,546)

Other Data:
EBITDA<F2>.........     (134,710)   (1,695,529)   (3,929,689)    (5,404,662)    (1,211,209)     (4,424,218)   (5,957,425)
Depreciation and
  amortization.....       27,489       413,824     1,783,066      5,152,049        441,292       2,262,506     4,911,594
Capital expenditures     442,977     8,116,896    16,567,472     73,256,958      5,453,754      30,403,301    41,131,301
Deficiency of earnings
  to fixed charges.      162,610     2,261,813     8,478,863     15,235,371      2,114,855      12,776,890    14,032,546

Operating Data at End of Period:
Number of Operating
  System...........          ---             3            10             14              4              16            24
Estimated LOS
  households in
  Operating Systems          ---       337,700       926,100      1,421,800        403,300        1,469,90     2,216,400
Subscribers in
  Operating Systems          ---         2,504         7,525         23,725          2,860          19,038        40,253

                                               June 30, 1996
                              ________________________________________________
                                                                   Pro Forma
                               Historical         Combined        As Adjusted
Balance Sheet Data:           _____________     ____________     _____________

Working capital, excluding
  restricted cash             $  65,647,001     $  7,456,818     $ 126,081,818
Resticted Cash <F4>              45,471,404       45,471,404        45,471,404
Total assets                    202,540,406      298,607,462       412,058,216
Current portion of
  long-term debt                    392,105       12,477,138           477,138
Long-term debt                  151,116,860      174,829,740       294,776,353
Total stockholders' equity       42,872,797       92,475,750        97,529,137

__________________

<F1>  The summary pro forma combined as adjusted statement of operations data gives effect to the issuance of the Discount Notes and the related interest expense only to the extent proceeds therefrom are to be used to repay $12.0 million of TruVision indebtedness outstanding as of June 30, 1996. At the time of the consummation of the TruVision Transaction, there was $18.0 million of TruVision indebtedness outstanding. No pro forma interest expense has been reflected on indebtedness incurred to acquire channel rights in the BTA Auction. Giving full effect to (i) the issuance of the 13% Notes and amortization of the related debt issuance costs, (ii) the issuance of the Discount Notes and amortization of the related debt issuance costs and amortization of the debt discount resulting from the issue price allocated to the 1996 Warrants and (iii) the incurrence of BTA Auction indebtedness, as if such indebtedness had been incurred, and the issuance of the Discount Notes and the 13% Notes, as if these had been issued on January 1, 1995, interest expense on a pro forma basis would have been $42.7 million and $22.6 million, respectively, for the year ended December 31, 1995 and for the six months ended June 30, 1996.

<F2>  "EBITDA" represents operating loss before depreciation and amortization.
      EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or cash flows as a measure of liquidity.

<F3>  In calculating the deficiency of earnings to fixed charges, earnings consist of net losses prior to income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one-third of rental payments on operating leases (such amount having been deemed by the Company to represent the interest portion of such payments).

<F4>  Represents a portion of net proceeds realized from the issuance of the
      13% Notes through October 15, 1998, which was deposited by the Company into an escrow account for the benefit of the holders of the 13% Notes.


                                    RISK FACTORS

         Prospective  investors  should   carefully   consider  the  following
factors, in addition to other information contained in this Prospectus, regarding an investment in the Common Stock offered hereby.

Substantial Indebtedness of the Company

         After giving effect to the Pro Forma Events, as of June 30, 1996, the Company had approximately $295.3 million of consolidated indebtedness. The Company expects that it and its subsidiaries will incur substantial additional indebtedness in the future. On a combined basis, since its inception the Company has sustained substantial net losses and therefore has been unable to cover fixed charges. The Company does not anticipate being able to generate net income until after 2001, and there can be no assurance that other factors, such as, but not limited to, economic conditions, the inability to raise additional financing or disruption in operations, will not result in further delays in generating positive net income. Losses may increase as operations in additional Markets are commenced or acquired. Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), may affect its performance. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Limited Operating History; Lack of Profitable Operations; Negative Cash Flow; Early Stage Company

         Other than the Company's limited operating history with the Operating Systems, it has no wireless cable operations in the Markets. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and the investment in the Common Stock offered hereby. Since its inception, the Company has sustained substantial net losses and negative consolidated EBITDA due primarily to start-up costs, interest expense and charges for depreciation and amortization arising from the development of its wireless cable systems. After adjusting for the Pro Forma Events, the Company's accumulated deficit as of June 30, 1996 was $22.9 million. The Company currently has only three Operating Systems that generate positive System EBITDA. The Company expects to continue to experience negative consolidated EBITDA through at least the third quarter of 1998, and may continue to do so thereafter while it develops and expands its wireless cable systems, even if additional individual systems of the Company become profitable and generate positive System EBITDA. Prospective investors should be aware of the difficulties encountered by enterprises in the early stages of development, particularly in light of the intense competition characteristic of the subscription television industry. There can be no assurance that realization of the Company's business plan, including an increase in the number of subscribers or the launch of additional wireless cable systems, will result in profitability or positive consolidated EBITDA for the Company in future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Wireless Cable Industry."

Need for Additional Financing; Certain Covenants

         In order to finance the capital expenditures and related expenses needed for subscriber growth and system development, the Company will require substantial investment on a continuing basis. The Company will need to obtain additional financing in 1998 in order to continue to complete the launch of Markets, to add subscribers in its new and existing Markets and to cover ongoing operating losses and debt service requirements. The amount and timing of the Company's future capital requirements will depend upon a number of factors, many of which are not within the Company's control, including programming costs, capital costs, marketing expenses, staffing levels, subscriber growth, churn rates and competitive conditions. There can be no assurance that the Company's future capital requirements will not increase as a result of unexpected developments with respect to its Markets. For example, the Company's capital costs may increase due to a need to implement digital technology in certain Markets to meet competitive demands. There can be no assurance that the Company's future capital requirements will be met or will not increase as a result of future acquisitions, if any. The Indentures restrict the amount of additional indebtedness the Company may incur. Failure to obtain any required additional financing could adversely affect the growth of the Company and, ultimately, could have a material adverse effect on the Company. See "--Substantial Indebtedness of the Company; Insufficient Earnings to Cover Fixed Charges" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Need to Manage Growth and Ability to Successfully Integrate TruVision

         Successful implementation of the Company's business plan will require management of rapid growth, which will result in an increase in the level of responsibility for management personnel. To manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and controls and to expand, train and manage its employee base. There can be no assurance that the management, systems and controls currently in place, or to be implemented, will be adequate for such growth, or that any steps taken to hire personnel or to improve such systems and controls will be sufficient. Additionally, there can be no assurance that the Company will be able to integrate successfully the properties obtained in the TruVision Transaction with its existing and contemplated operations.

Inability to Consummate the Pending Acquisitions

         The description of the Company included in this Prospectus assumes the consummation of transactions related to acquisition agreements more fully described in "Acquisitions." The consummation of each of these pending acquisitions is subject to certain conditions the satisfaction of which, in some cases, is beyond the Company's control, including obtaining FCC approvals and third-party consents. In particular, consummation of the Company's acquisition of (i) the Jackson, Tennessee Market, (ii) the Auburn, Alabama Market, (iii) the Jacksonville, North Carolina Market, (iv) certain channel rights in the Valdosta and Vidalia, Georgia Markets and (v) the Hot Springs, Arkansas Market, are conditioned upon obtaining consents of channel lessors. Consummation of the acquisition of (i) the Jackson and Chattanooga, Tennessee Markets and (ii) the BTAs subject to the Wireless Ventures Transaction (as defined) are contingent upon the Company being able to obtain certain consents from the FCC. There can be no assurance that the Company will be able to obtain such approvals and consents, and failure to do so could have a material adverse effect on the Company's ability to consummate the pending acquisitions or on the Company's operations in the affected Markets. In addition, there can be no assurance that the FCC will approve the pending applications relating to the lease rights that the Company is acquiring in the Acquisitions, although the approval of such applications is not a condition to completing the Acquisitions. There can be no assurance that, in the case of the Valdosta and Vidalia, Georgia Markets and certain BTA authorizations to be acquired in the Wireless Ventures Transaction, binding agreements will be entered into, or that in the case of purchase and sale agreements, such transactions will be consummated. See "--Uncertainty of Ability to Obtain FCC Authorizations."

Uncertainty of Ability to Obtain FCC Authorizations

         Wireless cable systems transmit programming over some or all of the 33 MDS and instructional television fixed service ("ITFS") channels that are licensed by the FCC. Generally, the Company believes that a minimum of 12 wireless cable channels is necessary to offer a commercially viable wireless cable service in its Markets. All of the channels comprising a wireless cable system must operate from the same transmitter site so that subscribers may receive a clear picture on all channels offered. In some of its Markets, the Company does not currently have the right to operate a sufficient number of channels from the same transmitter site, and in certain other Markets, the Company contemplates relocating all of its channels to a new transmitter site. In these Markets, the Company is dependent upon (i) the grant of pending applications for new licenses or for modification of existing licenses, and
(ii) the grant of applications for new licenses and license modification applications which have not yet been filed with the FCC. Certain pending applications cannot be granted by the FCC until interference agreements with nearby license holders are secured. Eight of the ITFS applications for the Gadsden Market, sixteen of the ITFS applications for the Baton Rogue Market and twelve of the ITFS applications for the Natchitoches Market are the subject of competing applications. There can be no assurance that any or all of these applications will be granted by the FCC. Although the Company does not believe that the denial of any single application will adversely affect the Company, the denial of several of such applications, particularly if concentrated in one or a few of the Company's Markets, could have a material adverse effect on the ability of the Company to serve such Market or Markets. See "Wireless Cable Industry--Regulatory Environment--Licensing Procedures."

         In certain cases, FCC approval may be dependent upon the Company's ability to engineer its use of a wireless cable channel to avoid interference with the reception of another channel that has been licensed or for which an application is pending. In addition, intervening license grants and/or auctions of MDS channels may adversely affect some of the Company's planned applications due to interference considerations. No assurance can be given that the Company will be able to engineer all of its channels so as to avoid interference. See "--Interference Issues."

         In addition, there is no limit on the time that may elapse between the filing of an application with the FCC for a modification or a new license and action thereon by the FCC. Delay by the FCC in processing applications could delay or materially adversely affect the Company's plans with respect to one or more of its Markets. If modification of an unbuilt station license is anticipated, it is frequently necessary to obtain from the FCC an extension of the period specified in the license for construction of the station. In such case, absent FCC grant of such an extension, the license will expire. There can be no assurance that the FCC will grant an extension in any particular instance. In addition, FCC licenses must be renewed every ten years and, while such renewals generally have been granted on a routine basis in the past, there is no assurance that licenses will continue to be renewed routinely in the future. The failure of the Company's channel lessors to renew their respective licenses or of the FCC to grant such extensions could have a material adverse effect on the Company.

         The FCC recently concluded an auction for each of 493 BTAs. Auction winners obtained the exclusive right to apply for all available MDS channels in such BTAs, subject to compliance with interference standards and other rules. The Company and TruVision were the winning bidders for FCC authorizations in 66 BTA Markets. As is the case with other MDS and ITFS applications, in some of the BTA Markets the Company presently lacks the right to use a site for the location of a transmission facility. In some instances, it may be necessary for the Company to obtain the consent of other parties to the acceptance of interference. There can be no assurance that the Company will be able to secure a transmission site, obtain all necessary interference consents or secure FCC approval of its applications. Furthermore, even though the Company was the successful bidder in the BTA Markets, the Company may not acquire sufficient channel rights to have a viable system in each of those Markets. See "--Interference Issues."

Government Regulation

         The wireless cable industry is extensively regulated by the FCC. The FCC governs, among other things, the issuance, renewal, assignment and modification of licenses necessary for wireless cable systems to operate and the time afforded license holders to construct their facilities. The FCC imposes fees for certain applications and licenses, and mandates that certain amounts of educational, instructional or cultural programming be transmitted over certain of the channels used by the Company's existing and proposed wireless cable systems. The FCC also has the authority, in certain circumstances, to revoke and cancel licenses and impose monetary fines for violations of its rules. No assurance can be given that new regulations will not be imposed or that existing regulations will not be changed in a manner that could have a material adverse effect on the wireless cable industry as a whole and on the Company in particular. See "Wireless Cable Industry-Regulatory Environment." In addition, wireless cable operators and channel license holders are subject to regulation by the Federal Aviation Administration ("FAA") with respect to construction, marking and lighting of transmission towers and to certain local zoning regulations affecting the construction of towers and other facilities. There also may be restrictions imposed by local authorities, neighborhood associations and other similar organizations limiting the use of certain types of reception equipment used by the Company and new taxes imposed by state and local authorities. Certain states, including Florida, have legislated that no resident of a multiple dwelling unit ("MDU") should be denied access to programming provided by hard-wire cable systems, notwithstanding the fact that the MDU entered into an exclusive agreement with a non-hard-wire cable video program distributor. It is possible that such laws will be enacted in other states in the future. In several courts, mandatory access laws have been held unconstitutional. Such laws could increase the competition for subscribers in MDUs. Future changes in the foregoing regulations or other regulations applicable to the Company or its business could have a material adverse effect on the Company's results of operations and financial condition. See "Wireless Cable Industry-Regulatory Environment-Other Regulations."

Interference Issues

         Under current FCC regulations, a wireless cable operator may install receive-site equipment and serve any point where its signal can be received. Interference from other wireless cable systems can limit the ability of a wireless cable system to serve any particular point. In licensing ITFS and MDS stations, a primary concern of the FCC is avoiding situations where proposed station signals are predicted to cause interference to the reception of previously proposed station signals. The Company's business plan involves moving the authorized transmitter sites of various of its MDS and ITFS licensed stations and obtaining the grant of licenses for new stations that the Company will use in its wireless cable systems. The FCC's interference protection standards may make one or more of these proposed relocations or new grants unavailable. In that event, it may be necessary to negotiate interference agreements with the licensees of the stations which would otherwise block such relocations or grants. There can be no assurance that the Company will be able to obtain all necessary interference agreements with terms acceptable to the Company. In the event that the Company cannot obtain interference agreements required to implement the Company's plans for a Market, the Company may have to curtail or modify operations in the Market, which could have a material adverse effect on the growth of the Company. In addition, while the Company's leases with MDS and ITFS licensees require their cooperation, it is possible that one or more of the Company's channel lessors may hinder or delay the Company's efforts to use the channels in accordance with the Company's plans for the particular Market.

Competition

         The subscription television industry is highly competitive. Wireless cable systems face or may face competition from several sources, such as traditional hard-wire cable systems, DBS systems, satellite master antenna television ("SMATV") systems, other wireless cable systems and other alternative methods of distributing and receiving video programming. Furthermore, premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder ("VCR") industry. In areas where several local off-air VHF/UHF broadcast channels can be received without the benefit of subscription television, hard-wire and wireless cable systems also have experienced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. In addition, within each market, the Company must compete with others to acquire, from the limited number of wireless cable channel licenses issued or issuable, rights to a minimum number of wireless cable channels needed to establish a commercially viable system. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from a proposed new wireless service known as local multipoint distribution service ("LMDS"). In some areas, exchange telephone companies offer video programming services via radio communications without regulation of rates or services, offer hardwire or fiber optic cable service for hire by video programmers and provide traditional cable service subject to local franchising requirements.

         In the Operating Systems, the Company initially has targeted its marketing to households that are unpassed by traditional hard-wire cable and that have limited access to local off-air VHF/UHF programming. Certain of the hard-wire cable companies operating in the Company's Markets currently offer a greater number of channels to their customers than the Company offers. DBS providers currently offer a substantially greater number of channels than hard-wire or wireless cable providers with a high picture quality. Aggressive price competition or the passing of a substantial number of presently unpassed households by any existing or new subscription television service could have a material adverse effect on the Company's results of operations and financial condition.

         New and advanced technologies for the subscription television industry, such as DBS, LMDS, digital compression and fiber optic networks, are in operation or are in various stages of development. As they are developed, these new technologies could have a material adverse effect on the demand for wireless cable services. Many actual and potential competitors have greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

Dependence on Channel Leases; Need for License Extensions; Loss of Licenses by Lessors

         The Company is dependent on leases with unaffiliated third parties for substantially all of its wireless cable channel rights. The use of wireless cable channels by the license holders is subject to regulation by the FCC, and the Company is dependent upon the continuing compliance by channel license holders with applicable regulations, including the requirement that ITFS license holders must meet certain educational use requirements in order to lease transmission capacity to wireless cable operators.

         The Company's channel leases typically cover four ITFS channels and/or one to four MDS channels each. Under a policy adopted by the FCC, the term of the Company's ITFS channel leases cannot exceed ten years from the time the lessee begins using the channel. The remaining initial terms of most of the Company's ITFS channel leases are approximately five to ten years. There is no restriction on the length of MDS channel leases, which frequently extend beyond the term of the underlying MDS license. However, in the event an MDS license is not renewed or is otherwise terminated, the authorization will no longer be valid, and the Company will have no rights under its lease to transmit on channels that are subject to such nonrenewed or terminated license.

         ITFS licenses generally are granted for a term of ten years and are subject to renewal by the FCC. Existing MDS licenses generally will expire on May 1, 2001 unless renewed. BTA authorizations expire ten years from the grant thereof, unless renewed. FCC licenses also specify construction deadlines which, if not met, could result in the loss of the license. Requests for additional time to construct a channel may be filed and are subject to review pursuant to FCC rules. Certain of the Company's channel rights are subject to pending extension requests and it is anticipated that additional extensions will be required. There can be no assurance that the FCC will grant any particular extension request or license renewal request. The termination or non-renewal of a channel lease or of a channel license, or the failure to grant an application for an extension of the time to construct an authorized station, would result in the Company being unable to deliver programming on the channels authorized pursuant thereto.

         TruVision contracts with Mississippi EdNet Institute, Inc. ("EdNet") for the commercial use of 20 ITFS channels in each of its Markets in the state of Mississippi (the "EdNet Agreement"). The term of the EdNet Agreement is 10 years from the date of issuance of certain construction permits, each of which was granted in 1992. The Company anticipates that, pursuant to the EdNet Agreement, the lease term will terminate on or about April 1, 2002, unless renewed prior thereto. The commercial use of these channels represents the majority of the Company's channels in Mississippi and the termination of, or inability to renew, the EdNet Agreement would have a material adverse effect on the Company's operations in its Mississippi Markets. Under the EdNet Agreement, the Company must, at its sole expense, (i) install, operate and maintain a system sufficient to serve 95% of the population of the licensed geographic area of Mississippi, (ii) provide, install and maintain up to 1,100 standard receive sites, up to 11 studio transmitter links, up to 11 electronic classrooms (each at a cost of up to $20,000) and pay up to $1.5 million for 11 duplex, two-channel links, (iii) acquire and install a minimum of five 10-watt transmitters per transmit site and (iv) apply for CARS Band microwave authorizations to EdNet use, among other obligations. To date, the Company has built out five of the required transmit sites, installed a studio-to-transmitter link connecting the EdNet studio with the Company's transmit facility in the Jackson System and has begun to install receive-site equipment. The Company must complete and have operations in such system by July 1, 1998. The Company has granted EdNet a security interest in all of its Mississippi equipment, transmitters and rights to use certain wireless cable channels (the "EdNet System") in order to secure the Company's performance under the EdNet Agreement. In the event of a default by the Company under the EdNet Agreement, EdNet will have the right to operate the EdNet System and derive all income from its operation. If EdNet assumes the operation of the EdNet System, the Company will be required to assign its interest in the EdNet Agreement and the EdNet System or to forfeit its interests in such assets. Although the Company does not believe that the termination of or failure to renew a single channel lease, other than that with EdNet, would materially adversely affect the Company, several of such terminations or failures to renew in one or more Markets that the Company actively serves could have a material adverse effect on the Company. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

Dependence on Program Suppliers

         In connection with its distribution of television programming, the Company is dependent on fixed-term contracts with various program suppliers such as CNN, ESPN and HBO. Although the Company has no reason to believe that any such contracts will be canceled or will not be renewed upon expiration, if such contracts are canceled or not renewed, the Company will have to seek program material from other sources. There can be no assurance that other program material will be available to the Company on acceptable terms or at all or, if so available, that such material will be acceptable to the Company's subscribers. The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers, in which a cable operator has an attributable interest (a "vertically integrated cable operator"), from discriminating against cable competitors with respect to the price, terms and conditions of the sale of programming. Only a few of the major cable television programming services carried by the Company are not directly or indirectly owned by a vertically integrated cable operator. The program access provisions of the 1992 Cable Act are the subject of a legal challenge and, if the challenged provisions were found to be unconstitutional or unlawful, program suppliers might raise their prices or make their program material unavailable to the Company. See "Wireless Cable Industry-Availability of Programming."

Difficulties and Uncertainties of a New Industry

         Wireless cable is a new industry with a short operating history. Potential investors should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There can be no assurance that the wireless cable industry will develop or continue as a viable or profitable industry.

Physical Limitations of Wireless Cable Transmission

         Wireless cable programming is transmitted via microwave frequencies from a headend to a small receive-site antenna at each subscriber's location. Reception of wireless cable programming generally requires a direct, unobstructed LOS from the headend to the subscriber's receive-site antenna. Therefore, in communities with tall trees, hilly terrain, tall buildings or other obstructions in the transmission path, wireless cable transmission can be difficult or impossible to receive at certain locations. Consequently, the Company may not be able to supply service to certain potential subscribers. While the Company intends to employ low power repeaters to overcome LOS obstructions, there can be no assurance that it will be able to secure the necessary FCC authorizations. Based on the Company's installation and operating experience, the Company believes that its signal can be received directly by approximately 80% of the households within the Company's signal pattern in the Markets served by the Operating Systems. The Company also estimates that its signals in its other Markets will be receivable by an average of approximately 70% of the households within the Company's expected signal patterns for such Markets. The terrain in most of the Company's Markets is generally conducive to wireless cable transmission. In addition to limitations resulting from terrain, in limited circumstances extremely adverse weather can damage transmission and receive-site antennas, as well as other transmission equipment.

Dependence on Existing Management

         The Company is dependent in large part on the experience and knowledge of existing management. The loss of the services of one or more of the Company's current executive officers could have a material adverse effect upon the Company. The Company has employment agreements with and is dependent on certain senior managers. Such employment agreements provide, among other things, that the executive will not compete with the Company or its subsidiaries within a specified area during the period of employment and for two years thereafter. See "Management-Employment Agreements." The Company has recently added new members to its management team. See "Management-Executive Officers and Directors." The Company believes that it will require additional management personnel as it commences operations in new Markets. The failure of the Company to attract and retain such personnel could have a material adverse effect on the Company.

Control by Principal Stockholders

         Affiliates of Chase, Heartland and MWTV collectively beneficially own 48.6% of the outstanding Common Stock on a fully diluted basis. In connection with the Heartland Transaction, CMCC, Baseball Partners, Premier Venture Capital Corporation ("PVCC"), affiliates of Advantage Capital Corporation ("ACC"), Mr. Sternberg and Mr. Reilly, each of whom was a former stockholder of Old Wireless One, Heartland and certain of its subsidiaries entered into a stockholders agreement (the "Initial Stockholders Agreement"). The Initial Stockholders Agreement was amended and restated in connection with the execution of the TruVision Merger Agreement, with CVCA, VanCom, Inc., MWTV and Messrs. Burkhalter, Byer, Eilers and Woolhiser (Messrs. Eilers and Woolhiser are members of TruVision's management team) (collectively "Former TruVision Stockholders") becoming parties thereto. In such amended and restated agreement (the "New Stockholders Agreement"), the parties thereto, among other things, agreed to vote their Common Stock so that the Board of Directors of the Company will have up to nine members, up to three of whom will be designated by Heartland (at least one of whom must be independent of the parties to the Initial Stockholders Agreement), up to three of whom will be designated by a majority of the Old Wireless One stockholders who are parties to the New Stockholders Agreement other than CMCC and Baseball Partners (at least one of whom must be independent of the parties to the Initial
Stockholders Agreement), up to two of whom will be designated by CMCC, Baseball Partners and CVCA, collectively, and one of whom may be designated by the Former TruVision Stockholders other than CVCA. As a result, such stockholders will be able to control the election of the Company's Board of Directors and to generally exercise control over the Company's affairs. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. See "Formation of the Company," "Management-Stockholders Agreement" and "Principal Stockholders."

Possible Volatility of Common Stock Price

         The trading price of the Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the wireless cable industry, regulatory trends or general market or economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the market price for the Common Stock.

Shares Eligible for Future Sale

         The Company has a total of 19,265,169 shares of Common Stock outstanding (assuming the exercise of (i) the 1995 Warrants, (ii) the GKM Warrants (iii) the 1996 Warrants, and (iv) certain director, management and employee options). Of these shares 4,492,811 shares are freely transferable by persons other than affiliates of the Company without restriction or registration under the Securities Act (inlcuding the 944,059 shares issuable upon exercise of the 1995 and 1996 Warrants). The remaining shares (except for shares issuable upon the exercise of director, management and employee options) are "restricted securities" as that term is defined by Rule 144 under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirement. None of such shares of Common Stock will be eligible for sale under Rule 144 for two years following the date of issuance. All such shares will be entitled to demand and piggyback registration rights. See "Description of Capital Stock-Registration Rights." Sales of restricted securities under Rule 144 following such two-year period will be subject to the conditions of Rule 144. The Company has agreed to maintain the effectiveness of this registration statement, which covers the shares of Common Stock issuable upon conversion of the 1995 and 1996 Warrants until October 24, 2000, with respect to the 1995 Warrants, and August 12, 2001, with respect to the 1996 Warrants. As a result, the Common Stock issuable upon exercise of the 1995 and 1996 Warrants will be freely transferable by the holders thereof (other than affiliates of the Company). Sales of a substantial number of shares of Common Stock in the public market or under Rule 144 or otherwise, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Shares Eligible for Future Sale" and "Plan of Distribution."

Dilution

         On a pro forma combined basis, at June 30, 1996, the net tangible book value of the Common Stock was $(3.05) per share. Assuming that all of the 1995 and 1996 Warrants were exercised at exercise prices of $11.55 and $16.6375 per share, respectively, the adjusted pro forma net tangible book value per share would have been $(1.99) as of that date. Accordingly, holders of Common Stock issuable upon the exercise of the 1995 and 1996 Warrants would experience immediate dilution in net tangible book value of $13.54 and $17.77 per share, respectively. See "Dilution."

Certain Provisions of the Company's Certificate of Incorporation and By-laws and the DGCL

         The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws (the "By-laws") and the Delaware General Corporation Law (the "DGCL") contain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of directors and management more difficult. The Company's Certificate of Incorporation and By-laws provide for, among other things, a classified Board of Directors serving staggered terms of three years, removal of directors only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding voting capital stock of the Company, voting together as a single class, exclusive authority of the Board of Directors to fill vacancies on the Board of Directors (other than in certain limited circumstances), advance notice requirements for stockholder nominations of candidates for election to the Board of Directors and certain other stockholder proposals, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. Amendments to certain provisions in the Certificate of Incorporation require the affirmative vote of the holders of at least 80% of the total votes eligible to be cast in the election of directors, voting together as a single class. In addition, the Company's Board of Directors has the ability to authorize the issuance of up to 10 million shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof without stockholder approval, which ability could be used to deter, delay or prevent a change in control of the Company. The DGCL also contains provisions preventing certain stockholders from engaging in business combinations with the Company, subject to certain exceptions. See "Description of Capital Stock."

Forward-Looking Statements

         The Prospectus contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the integration of the Company's recent and pending acquisitions into the Company's existing operations. Such statement are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus.

                              FORMATION OF THE COMPANY

         The Company's predecessor, (together with its subsidiaries, "Old Wireless One"), was formed on December 23, 1993 in conjunction with a merger with its predecessor, Wireless One, L.L.C., a limited liability company. Wireless One, L.L.C. was formed on February 4, 1993 with six members including Hans J. Sternberg, Chairman of the Company, and William C. Norris, Senior Vice President-System Launches and Secretary of the Company. In January 1994, Old Wireless One completed a private placement of common stock with a group of investors that included 12 independent telephone companies, certain of which are based in the Company's targeted Markets, for cash commitments and other consideration totaling approximately $10 million. Proceeds from that offering were used primarily to construct the Lafayette, Lake Charles and Wharton Systems and to purchase additional wireless cable channel rights.

         In April 1995, certain investors including CMCC, PVCC, affiliates of ACC, and certain members of Mr. Sternberg's immediate family purchased redeemable convertible preferred stock and warrants to acquire common stock of Old Wireless One in a private placement resulting in net proceeds of approximately $14 million to Old Wireless One. All such preferred shares and warrants to purchase shares of common stock were converted into shares of Common Stock of the Company in the Heartland Transaction (defined below). Concurrent with the closing of that private placement, Old Wireless One purchased channel rights from Heartland in one Texas and four Louisiana markets for approximately $2.8 million. The Company was incorporated in June 1995 for the purpose of effecting the Heartland Transaction.

         In October 1995, Heartland and all the stockholders of Old Wireless One consummated the Heartland Transaction, whereby the Company acquired (i) all of the outstanding capital stock of Old Wireless One (which retained all of its assets and liabilities except its wireless cable television assets and certain related liabilities with respect to the Springfield, Missouri market which Heartland acquired) through the merger of a subsidiary of the Company with Old Wireless One and (ii) the wireless cable television assets and all related liabilities of certain subsidiaries of Heartland with respect to certain of Heartland's markets located in Texas, Louisiana, Alabama, Georgia and Florida (the "Heartland Division"). In connection with the Heartland Transaction, the contributing subsidiaries of Heartland and the stockholders of Old Wireless One received an aggregate of approximately 3.5 million and approximately 6.5 million shares of Common Stock, respectively, with an aggregate of 200,000 of such shares of Common Stock placed in escrow to be distributed to either the Old Wireless One stockholders or the contributing subsidiaries of Heartland, but not to the Company.

         Also in October 1995, the Company consummated an initial public offering of 3,450,000 shares of its Common Stock and a concurrent offering of 150,000 units consisting of $150 million aggregate principal amount of 13% Notes and 450,000 1995 Warrants, which may be exercised for, in the aggregate, 450,000 shares of Common Stock.

         In August 1996, the Company consummated the 1996 Debt Offering pursuant to which it issued 239,252 units consisting of approximately $239 million principal amount of Discount Notes and the 239,252 1996 Warrants, which may be exercised for, in the aggregate, 544,059 shares of Common Stock.

                               FORMATION OF TRUVISION

         In August 1993, Vision Communications, Inc. ("VCI"), a Mississippi corporation controlled by Henry M. Burkhalter entered into the EdNet Agreement with EdNet. Subsequently, VCI assigned its rights under the EdNet Agreement with respect to certain markets to MWTV. In December 1993, VanCom, Inc. ("VanCom"), a Mississippi corporation controlled by William J. Van Devender, who became a Director of the Company upon the consummation of the TruVision Transaction, invested approximately $1.1 million in MWTV in exchange for a limited partnership interest. In June 1994, MWTV commenced commercial operation of the Jackson System (as defined). TruVision was formed in April 1994 and, in August 1994, (i) MWTV contributed all of its assets, including the Jackson System, to TruVision in exchange for shares of common stock of TruVision, (ii) VCI assigned to TruVision its rights under the EdNet Agreement with respect to certain other markets, principally in exchange for TruVision's agreement to pay $4.5 million upon consummation of an initial public offering by TruVision in the event development of such markets had not commenced by the time of such offering (the "Phase II Payment") and (iii) CVCA made an $8 million investment in TruVision in exchange for shares of TruVision convertible preferred stock. The terms of the Phase II Payment to VCI were subsequently amended in connection with the TruVision Transaction. See "The TruVision Transaction." In October 1995, CVCA and VanCom invested $3.0 million in cash in TruVision pursuant to a prior commitment in exchange for additional shares of TruVision convertible preferred stock. In February 1996, CVCA provided TruVision with an interim financing facility of up to $12 million (the "Interim Facility").

                             THE TRUVISION TRANSACTION

         TruVision acquires, develops, owns and operates wireless cable television systems within the southeastern United States. TruVision (i) operates wireless cable systems in eight Markets located in Jackson, Mississippi, Delta, Natchez, Oxford and the Gulf Coast regions of Mississippi, Demopolis and Huntsville, Alabama, and Lawrenceberg, Tennessee (ii) holds wireless cable channel rights for other areas of Mississippi, for Memphis and Flippin, Tennessee and for Gadsden and Tuscaloosa, Alabama and (iii) has acquisition transactions pending in a number of additional Markets including Jackson and Chattanooga, Tennessee, Hot Springs, Arkansas, and Jacksonville, North Carolina.

         On April 25, 1996, pursuant to an Agreement and Plan of Merger among the Company, TruVision and Wireless One MergerSub, Inc. (the "TruVision Merger Agreement"), the Company agreed to acquire all of the outstanding capital stock of TruVision through a merger of a subsidiary of the Company with and into TruVision, with TruVision becoming a wholly-owned subsidiary of the Company. Upon consummation of the TruVision Transaction, the Company issued to the then TruVision shareholders 3,262,945 shares of Common Stock, subject to certain adjustments and escrow arrangements relating to TruVision's ownership of certain assets and the closing of TruVision's pending acquisition transactions. See "Acquisitions." Shares of Common Stock placed in escrow and not distributed to the then TruVision shareholders will be returned to the Company.

         In addition, in connection with the consummation of the TruVision Transaction, the Company issued to VCI 180,000 shares of Common Stock and paid to VCI $1.8 million in cash, in each case in satisfaction of the Phase II Payment. Upon the consummation of the TruVision Transaction, the Company entered into employment agreements with Mr. Burkhalter and Bill R. Byer, Jr., the former Executive Vice President and Chief Operating Officer of TruVision who became Executive Vice President-Operations of the Company. Upon the consummation of the TruVision Transaction, the Company also assumed the non-qualified stock options issued by TruVision, which, as assumed by the Company, covered the following number of shares of Common Stock at a weighted average exercise price of $6.82 per share: Mr. Burkhalter-78,015, Mr. Byer-62,411, all other persons-54,800. All such options are fully vested. The then shareholders of TruVision, the persons who received such options, and VCI are collectively referred to as the "TruVision Stockholders."

                                    ACQUISITIONS

         TruVision has entered into several definitive agreements with holders of wireless cable channel rights to expand the Company's markets in the southeastern United States from Mississippi to western Tennessee and portions of Alabama and Arkansas. The agreements relating to the Acquisitions include
(i) a purchase and sale agreement with SkyView Wireless Cable, Inc. to acquire rights to 22 wireless cable channels and a substantially completed transmission facility in the Jackson, Tennessee Market for approximately $2.7 million in cash and to acquire rights to 20 wireless cable channels in the Hot Springs, Arkansas Market for approximately $1.5 million in cash (the "SkyView Purchase"), (ii) a purchase and sale agreement with Arden Cable, Ltd. ("Arden") to acquire rights to 16 wireless cable channels in the Jacksonville, North Carolina Market for approximately $820,000 in cash (the "Jacksonville Purchase") and (iii) a purchase and sale agreement with Arden to acquire rights to 12 wireless cable channels in the Chattanooga, Tennessee Market for $517,000 in cash (the "Chattanooga Purchase").

         In addition, TruVision recently consummated the acquisition of (i) rights to 20 wireless cable channels in the Gadsden, Alabama Market for aggregate consideration of approximately $950,000 in cash (the "Gadsden Purchase"), which acquisition closed on July 10, 1996, (ii) rights to wireless cable channels and equipment in the Memphis, Tennessee Market for aggregate consideration of $3.9 million in cash (the "AWS Purchase"), which acquisition closed on May 6, 1996, (iii) wireless cable channels and certain other related assets in the Flippin, Tennessee Market, for aggregate consideration of $1.5 million in cash (the "Flippin Purchase"), which acquisition closed on May 6, 1996, (iv) all the outstanding shares of BarTel, Inc. ("BarTel") which held rights to wireless cable channels in the Demopolis, Alabama and Tuscaloosa, Alabama Markets for aggregate consideration of $1.7 million in cash and $652,000 five-year 8% per annum promissory note (the "BarTel Purchase"), which acquisition closed on February 20, 1996, (v) all of the outstanding shares of Shoals Wireless, Inc. ("Shoals"), whose principal asset is a wireless cable system in the Lawrenceburg, Tennessee Market, for approximately $1.2 million in cash and a note (the "Shoals Purchase"), which acquisition closed on August 2, 1996 and (vi) a wireless cable system and a hard-wire cable system currently operating in the Huntsville, Alabama Market (the "Madison Purchase") for approximately $6.0 million in cash, which acquisition closed on August 2, 1996.

         The Company has entered into several agreements with holders of wireless cable channel rights, including (i) a letter of intent with Wireless Ventures, L.L.C. ("Wireless Ventures") to acquire a fifty percent interest in Wireless Ventures, which holds BTA authorizations in certain markets in Georgia for approximately $1.0 million in cash ("Wireless Ventures Transaction") and (ii) a letter of intent with a court appointed receiver to acquire rights to 11 MDS channels and filings for 20 ITFS licenses and related transmission tower leases and approvals in Auburn/Opelika, Alabama for $0.6 million. In addition, the Company has consummated the acquisition of (i) rights to 11 wireless cable channels in the Macon, Georgia Market for aggregate consideration of approximately $0.6 million and (ii) rights to eight wireless cable channels in the Bowling Green, Kentucky Market for aggregate consideration of $0.3 million.

         The Company is participating with a group of investors in FCC auctions of 10 MHz personal communication services ("PCS") licenses which began August 26, 1996. The Company invested $1.5 million in this venture.

         There can be no  assurance  that  the  pending transactions described
above will be completed, or when such transactions  will  be  completed.   See
"Risk Factors-Inability to Consummate Pending Acquisitions."

                                  USE OF PROCEEDS

         The net proceeds to the Company, if any, from the Offering will be up to $14,249,614 net of estimated expenses of the Offering payable by the Company. The Company currently intends to use the net proceeds of the Stock Offering, if any, to finance the launch, initial development and expansion of the Company's Markets. There can be no assurance that any of the 1995 or 1996 Warrants will be exercised before such Warrants expire and, as a result, that the Company will receive any proceeds from this Offering. Even if exercised, the Company cannot predict when the 1995 or 1996 Warrants will be exercised and the proceeds received.

                     DIVIDENDS AND PRICE RANGE OF COMMON STOCK

         The Common Stock began trading on the Nasdaq Stock Market National Market in October 1995 under the symbol of "WIRL" at a price of $10.50 per share. The following table sets forth the high and low sales prices of the Common Stock on the Nasdaq Stock Market National Market.

                                                               Market Price
                                                          ---------------------
Fiscal Period                                               High         Low
- -------------                                               ----         ---
1995:
Fourth Quarter (from October 18, 1995)...............     $ 17-1/4     $ 11-3/4

1996:
First Quarter........................................     $ 16-3/4     $ 13-3/4
Second Quarter.......................................     $ 20-1/4     $     13
Third Quarter (through September 12, 1996)...........     $ 15-1/4     $ 14-1/2


         The Company has never declared or paid any cash dividends on the Common Stock and does not presently intend to pay cash dividends on the Common Stock in the foreseeable future. The Company intends to retain future earnings for reinvestment in its business. In addition, the Company's ability to declare or pay cash dividends is affected by the ability of the Company's present and future subsidiaries to declare and pay dividends or otherwise transfer funds to the Company since the Company conducts its operations entirely through its subsidiaries. Certain agreements related to the
Company's indebtedness significantly restrict the Company's ability to pay dividends on the Common Stock. Future loan facilities, if any, obtained by the Company or its subsidiaries may prohibit or restrict the payment of dividends or other distributions by the Company to its stockholders and the payment of dividends or other distributions by the Company's subsidiaries to the Company. Subject to such limitations, the payment of cash dividends on the Common Stock will be within the discretion of the Company's Board of Directors and will depend upon the earnings of the Company, the Company's capital requirements, applicable requirements of the DGCL and other factors that are considered relevant by the Company's Board of Directors.

                                      DILUTION

         On a pro forma combined basis after giving effect to the consummation of the TruVision Transaction, the net tangible book value of the Company at June 30, 1996 would have been $(53.5 million), or $(3.05) per share of Common Stock. "Net tangible book value per share" represents the amount of the Company's total tangible assets less the Company's total liabilities (excluding deferred tax liabilities) divided by the number of shares of Common Stock outstanding. After giving effect to the exercise of all of the 1995 and 1996 Warrants at exercise prices of $11.55 and $16.6375 per share, respectively, the pro forma net tangible book value of the Company at June 30, 1996 would have been $(36.9) or $(1.99) per share, representing an immediate increase in net tangible book value of $1.05 per share to existing stockholders and an immediate, substantial dilution of $13.54 and $17.77 per share, respectively, to investors exercising 1995 or 1996 Warrants, as the case may be. Dilution in net tangible book value represents the difference between the price per share to be paid by purchasers upon exercise of the 1995 and 1996 Warrants and the pro forma combined net tangible book value as of June 30, 1996.

                                   CAPITALIZATION

         The following table sets forth (i) the cash and the historical capitalization of the Company at June 30, 1996, (ii) the pro forma combined cash and capitalization of the Company at June 30, 1996 and (iii) the pro forma combined cash and capitalization of the Company at June 30, 1996 as adjusted to give effect to the 1996 Debt Offering. This table should be read in conjunction with the financial statements of the Company, the Heartland Division, TruVision, Madison Communications, Inc., Beasley Communications, Inc. and BarTel (including the notes thereto) appearing elsewhere in this Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Index to Financial Statements."

                                                          June 30, 1996
                                            --------------------------------------------
                                                                              Pro Forma
                                                             Pro Forma        Combined
                                              Historical      Combined       As Adjusted
                                            -------------   -------------   -------------
Cash and cash equivalents,
  excluding restircted cash..............   $  73,877,954   $  32,682,539   $ 138,833,293
Restricted cash <F1>.....................      45,471,404      45,471,404      45,471,404
                                            -------------   -------------   -------------
    Total cash and cash equivalents......   $ 119,349,358   $  78,153,943   $ 184,304,697
                                            =============   =============   =============
Short-term debt..........................   $     392,105   $  12,477,138   $     477,138
                                            -------------   -------------   -------------
Long-term debt:
Discount Notes <F2>......................              --              --     119,946,613
13% Notes <F3>...........................     148,266,586     148,266,586     148,266,586
Other <F4>...............................       2,850,274      26,563,154      26,563,154
                                            -------------   -------------   -------------
    Total long-term debt.................     151,116,860     174,829,740     294,776,353
                                            -------------   -------------   -------------
Common stock, $.01 par value;
  50,000,000 shares authorized;
  13,498,752 issued and outstanding
  on a historical basis..................         134,988              --              --
  16,941,697 issued and outstanding
  pro forma as adjusted <F5>.............              --         169,417         169,417
Additional paid-in capital...............      65,631,596     115,200,120     115,200,120
Warrants <F2>............................              --              --       5,053,387
Accumulated defifict.....................     (22,893,787)    (22,893,787)    (22,893,787)
                                            -------------   -------------   -------------
    Total stockholders' equity                 42,872,797      92,475,750      97,529,137
                                            -------------   -------------   -------------
        Total capitalization.............   $ 194,381,762   $ 279,782,628   $ 392,782,628
                                            =============   =============   =============

____________________

<F1> Represents a portion of the net proceeds realized from the sale of the 13%
     Notes that was placed in escrow to pay interest on the 13% Notes through October 1998.

<F2> Gives effect to 1996 Warrants, which have been valued at $5.1 million.

<F3> Net of unamortized discount.

<F4> On a pro forma basis, includes $23,712,880 of BTA Auction indebtedness to the U.S. Government.

<F5> Excludes (i) 1,400,000 shares of Common Stock reserved for issuance upon the exercise of stock options available for grant under the Company's stock option plans (the "Stock Option Plans"), as to which options covering 834,187 shares of Common Stock have been granted and are outstanding on the date hereof, (ii) 300,000 shares of Common Stock issuable upon exercise of the GKM Warrants, (iii) 450,000 shares of Common Stock issuable upon exercise of the 1995 Warrants, (iv) 195,226 shares of Common Stock relating to options assumed by the Company in the TruVision Transaction and (v) 544,059 shares of Common Stock issuable upon exercise of the 1996 Warrants. See "Management -- Stock Option Plans."


            UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial information consists of an Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1996 and Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1995 and the six months ended June 30, 1996 (collectively, the "Pro Forma Statements"). The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to
(i) the 1995 Offerings and the Heartland Transaction, (ii) the TruVision Transaction, (iii) the Madison Purchase, (iv) the BarTel Purchase, (v) the Shoals Purchase and (vi) the conversion of the TruVision convertible preferred stock into TruVision common stock, in each case as if such transactions had occurred on January 1, 1995. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to (i) the TruVision Transaction, (ii) the Madison Purchase, (iii) the Shoals Purchase, (iv) the conversion of the TruVision convertible preferred stock into TruVision common stock, (v) the AWS Purchase,
(vi) the Flippin Purchase, (vii) the Jacksonville Purchase, (viii) the Chattanooga Purchase, (ix) the Gadsden Purchase, (x) the SkyView Purchase,
(xi) the Applied Video Acquisition, and (xii) the channel rights to be purchased by the Company via the BTA Auction and the incurrence of associated indebtedness. All transactions are accounted for under the purchase method of accounting.

         The Unaudited Pro Forma Condensed Combined Statements of Operations, as adjusted, give effect to the issuance of the Discount Notes to the extent proceeds therefrom were used to repay $12.0 million of TruVision indebtedness outstanding on June 30, 1996. At the time of the consummation of the TruVision Transaction, there was $18.0 million of TruVision indebtedness. No pro forma interest expense has been reflected on indebtedness incurred to acquire channel rights in the BTA auction. Giving full effect to (i) the issuance of the 13% Notes and amortization of the related debt issuance costs,
(ii) the issuance of the Discount Notes and amortization of the related debt issuance costs and amortization of the debt discount resulting from the issue price allocated to the 1996 Warrants, and (iii) the incurrence of BTA Auction indebtedness, as if such indebtedness had been incurred, and the issuance of the 13% Notes and Discount Notes, as if these had been issued, on January 1, 1995, interest expense on a pro forma basis would have been $42.7 million and $22.6 million, respectively, for the year ended December 31, 1995 and for the six months ended June 30, 1996.

         The Pro Forma Statements and accompanying notes should be read in conjunction with the Company's consolidated financial statements, Heartland Division's financial statements, TruVision's financial statements, Madison Communications, Inc. and Beasley Communications, Inc.'s combined financial statements and BarTel, Inc.'s financial statements, in each case, including the notes thereto, appearing elsewhere in this Prospectus. The Pro Forma Statements do not purport to represent what the Company's results of operations or financial position would actually have been if the aforementioned transactions or events occurred on the dates specified or to project the Company's results of operations or financial position for any future periods or at any future date. The pro forma adjustments are based upon available information and certain adjustments that the Company believes are reasonable. In the opinion of the Company, all adjustments have been made that are necessary to present fairly the Pro Forma Statements.

                                                WIRELESS ONE, INC.
                               Unaudited Pro Forma Condensed Combined Balance Sheet
                                                  June 30, 1996

                                                                                        TruVision
                                Wireless One   TruVision       Madison        Shoals    Pro Formas
                                 Historical    Historical     Historical    Historical  Adjustments
Current assets:
  Cash and cash
    equivalents                 $ 73,877,954  $    241,600   $   100,644   $   1,477   $ (10,221,295)(1)


  Marketable investment
    securities-restricted         17,670,036         ---           ---         ---             ---
  Other current assets             1,319,796       708,498           287         670           ---
                                ------------  ------------   -----------   ---------   -------------
  Total current assets            92,867,786       950,098       100,931       2,147     (10,221,295)
Property and equipment, net       33,066,456    15,933,868     1,046,110     351,015
Intangibles                       36,454,732     8,982,332        63,332      20,006      33,352,436(1)
                                                                                           4,015,000(2)
Marketable investment
  securities-restricted           27,801,368         ---           ---         ---             ---
Note receivable                    5,722,482         ---           ---         ---        (5,722,482)
Other assets                       7,627,582     4,791,659         1,835       ---         4,125,000(1)
                                ------------  ------------   -----------   ---------   -------------
Total assets                    $203,540,406  $ 30,657,957   $ 1,212,208   $ 373,168   $  25,548,659
                                ============  ============   ===========   =========   =============
Current liabilities:
  Short-term debt               $    392,105  $ 22,485,810   $    75,000   $   ---     $ (10,400,777)
  Other current liabilities        9,158,644     6,576,190       411,150      36,622           ---
                                ------------  ------------   -----------   ---------   -------------
  Total current liabilities        9,550,749    29,062,000       486,150      36,622     (10,400,777)
Deferred income taxes                  ---           ---           ---         ---         4,015,000(2)
BTA Auction Indebtedness               ---           ---           ---         ---             ---
Long-term debt                   151,116,860         ---           ---       423,456

Stockholders' equity:
  Preferred stock                      ---          11,000         ---         ---           (11,000)(1)
  Common stock                       134,988        24,000         1,000         300          22,949(1)
                                                                                             (24,000)(1)
  Additional paid-in capital      65,631,596    10,698,679     2,475,192     155,521      32,105,721(1)
                                                                                         (10,698,679)(1)
                                                                                           1,401,723
  Warrants                             ---           ---           ---         ---             ---
  Accumulated deficit            (22,893,787)   (9,137,722)   (1,750,134)   (242,731)      9,137,722(2)
                                ------------  ------------   -----------   ---------   -------------
  Total stockholders' equity      42,872,797     1,595,957       726,058     (86,910)     31,934,436
                                -----------   ------------   -----------   ---------   -------------
  Total liabilities and
    stockholders' equity        $203,540,406  $ 30,657,957   $ 1,212,208   $ 373,168   $  25,548,659
                                ============  ============   ===========   =========   =============

                                              WIRELESS ONE, INC.
                         Unaudited Pro Forma Condensed Combined Balance Sheet
                                               June 30, 1996
                                                (continued)

                                Adjustments for
                                  Acquisition
                                  License and                        1996 Debt           Pro Forma
                                 Channel Rights      Pro Forma        Offering            Combined
                                   Purchases          Combined       Adjustments         Adjustmnets
Current assets:
  Cash and cash
    equivalents                 $ (31,215,720)(3)   $   32,682,539   $  118,625,000     $   138,833,293
                                     (102,121)(4)                       (12,474,246)(8)
  Marketable investment
    securities-restricted                ---            17,670,036            ---            17,670,036
  Other current assets                  32,000(5)        2,061,251            ---             2,061,251
                                --------------      --------------   --------------      --------------
  Total current assets             (31,285,841)         52,413,826      106,150,754         158,564,580
Property and equipment, net           580,000(5)        50,977,449            ---            50,977,449
Intangibles                        69,918,405(5)       152,806,243            ---           152,806,243
Marketable investment
  securities-restricted                  ---            27,801,368            ---            27,801,368
Note receivable                          ---                 ---              ---                 ---
Other assets                        (1,012,500)(6)      15,533,576        6,375,000(8)       21,908,576
                                --------------      --------------   --------------      --------------
Total assets                    $   38,200,064      $  299,532,462   $  112,525,754      $  412,058,216
                                ==============      ==============   ==============      ==============
Current liabilities:
  Short-term debt               $      (75,000)(4)  $   12,477,138   $  (12,000,000)(8)  $      477,138
  Other current liabilities           (447,772)(4)      15,734,834         (474,246)(8)      15,260,588
                                --------------      --------------   --------------      --------------
  Total current liabilities           (522,772)         28,211,972      (12,474,246)(8)      15,737,726
Deferred income taxes                    ---             4,015,000            ---             4,015,000
BTA Auction Indebtedness            23,712,880(6)       23,712,880            ---            23,712,880
Long-term debt                       (423,456)(4)      151,116,860      119,946,613 (8)     271,063,473

Stockholders' equity:
  Preferred stock                       ---                  ---              ---                 ---
  Common stock                         11,480(7)           169,417            ---               169,417
                                       (1,300)(7)
  Additional paid-in capital       16,061,080(8)       115,200,120            ---           115,200,120
                                   (2,630,713)(7)
  Warrants                              ---                  ---          5,053,387           5,053,387
  Accumulated deficit               1,992,865(7)       (22,893,787)           ---           (22,893,787)
                                -------------       --------------   --------------      --------------
  Total stockholders' equity       15,433,412           92,475,750        5,053,387          97,529,137
                                -------------       --------------   --------------      --------------
  Total liabilities and
    stockholders' equity        $  38,200,064       $  299,532,462   $  112,525,754      $  412,058,216
                                =============       ==============   ==============      ==============

  NOTES  TO  UNAUDITED  PRO  FORMA CONDENSED COMBINED BALANCE SHEET

(1) Represents the elimination of TruVision's historical equity and the issuance of 2,294,905 shares (excludes the 1,148,040 shares of Common Stock described in Note 7 below) of Common Stock, at $14 per share, by the Company for the purchase of all outstanding common stock of TruVision, including the payment of $1,800,000 to VCI and other expenses related to the merger including but not limited to bond holder consent fees with respect to certain amendments to the 1995 Indenture. The Company issued options to certain TruVision employees in exchange for the TruVision options as set forth in the
TruVision Merger Agreement.   A  value  of $1,401,723 has been
assigned to these options. For purposes of the Pro Forma Statements the Company has tentatively considered the fair value of the acquired tangible assets to approximate their historical carrying value, with the excess acquisition costs being attributable to channel rights and license agreements. It is the Company's intention, subsequent to the acquisition, to more fully evaluate the acquired assets and, as a result, the allocation of the acquisition costs among tangible and intangible assets acquired may change.

(2) Reflects the recognition of deferred income taxes at an estimated 35% effective tax rate on the excess of book value over tax basis relating to the TruVision net assets. The related increase in intangibles will be amortized over an estimated useful life of 20 years.

(3) Reflects cash to be paid  in  the  Madison Purchase  ($5.7 million), Shoals Purchase ($1.2 million), Applied Video Acquisition ($6.5 million) and the TruVision Transaction, including the AWS Purchase ($3.9 million), the SkyView Purchase ($4.2 million), the Flippin Purchase ($1.5 million), the Gadsden Purchase ($1.0 million) and the Jacksonville Purchase ($0.8 million), and the cash portion of the purchase price for rights to be obtained via the BTA Auction ($4.6 million).

(4) Reflects the elimination of certain assets and liabilities that  the  Company  will  not  acquire as part of the  Madison
Purchase  and  the  Shoals  Purchase   as  set  forth  in  the
respective agreements.

(5) This adjustment represents the estimated fair value of the equipment and the other assets acquired, and the excess of cost over tangible assets acquired, as part of the TruVision Transaction ($10.8 million), the Applied Video Acquisition ($6.5 million), the Madison Purchase and Shoals Purchase ($7.0 million), the Gadsden Purchase, SkyView Purchase and AWS Purchase (collectively $14.4 million), and the acquisition of other channel and license rights primarily through the BTA Auction ($29.6 million). Also reflects investment to acquire PCS license ($1.5 million). For purposes of the Pro Forma Statements, the Company has tentatively considered the fair value of the acquired tangible assets to approximate their historical carrying value, with the excess acquisition costs being attributable to channel rights and license agreements. It is the Company's intention, subsequent to the acquisition, to more fully evaluate the acquired assets and, as a result, the allocation of the acquisition costs among tangible and intangible assets acquired may change.

(6) Represents debt to the United States government to finance
$23,712,880 of the purchase price of, and the utilization of $1,012,500 of deposits for, the channel rights to be purchased via the BTA Auction.

(7) Represents the elimination of Madison's and Shoals' historical equity and the issuance of 1,148,040 shares of Common Stock, at $14 per share to be issued in connection with the Madison Purchase, Shoals Purchase and certain other license and channel rights purchases.

(8) Reflects the 1996 Debt Offering, net of estimated debt issuance costs of $6.4 million, and the application of $12.0 million of the proceeds therefrom to repay TruVision indebtedness outstanding on March 31, 1996. At the time of the consummation of the TruVision Transaction, there was $18.0 million of TruVision indebtedness. The 1996 Warrants have been valued at $5.1 million.

                                                WIRELESS ONE, INC.

                          Unaudited Pro Forma Condensed Combined Statement of Operations
                                           Year Ended December 31, 1995

                                      Heartland
                       Wireless One    Division      TruVision        Madison        BarTel        Shoal
                        Historical    Historical     Historical      Historical    Historical    Historical
                        -----------   ----------    -------------   ------------   ----------    ----------
Revenues                $ 1,343,969   $  632,173    $   3,081,614   $  1,582,147   $  150,000    $   83,867

Operating Expenses:

  Systems operations        841,819      397,574       2,103,053        888,707       67,720         53,015

  Selling, general
    and administrative    4,431,839      348,447       2,086,200        404,804       59,485         49,915

  Depreciation and
    amortization          1,783,066      193,962       1,266,301        577,240           42         61,306
                        -----------   ----------    ------------    -----------    ---------     ----------
    Total operating
      expenses            7,056,724      939,983       5,455,554      1,870,751      127,247        164,236
                        -----------   ----------    ------------    -----------    ---------     ----------
Operating income (loss)  (5,712,755)    (307,810)     (2,373,940)      (288,604)      22,753        (80,369)
                        -----------   ----------    ------------    -----------    ---------     ----------
Interest income           2,024,116        ---            15,063          ---          ---            ---

Interest expense         (4,070,184)       ---          (143,505)       (17,440)       ---          (35,137)

Other                        66,349        ---              ---          36,271        ---            ---
                        -----------   ---------     ------------    -----------    ---------     ----------
  Income (loss) before
    income taxes         (7,692,474)    (307,810)     (2,502,382)     (269,773)       22,753       (115,506)

  Income tax
    (expense) benefit         ---        113,890           ---            ---         (5,039)         ---
                       -----------    ----------    ------------    -----------    ---------     ----------
  Net income (loss)      (7,692,474)    (193,920)     (2,502,382)      (269,773)      17,714       (115,506)

Preferred stock
  dividends and discount
  accreation               (786,389)       ---           (687,000)         ---         ---            ---
                        -----------   ----------    -------------   ------------   ---------     ----------
Net income (loss)
  applicable to common
  stock                 $(8,478,863)  $ (193,920)   $  (3,189,382)  $   (269,773)  $  17,714     $ (115,506)
                        ===========   ==========    =============   ============   =========     ==========
Net loss per common
  share                $      (2.02)
                       ============
Weighted average common
  shares outstanding      4,187,736
                       ============



                                                 WIRELESS ONE, INC.

                          Unaudited Pro Forma Condensed Combined Statement of Operations
                                           Year Ended December 31, 1995
                                                     (continued)

                                                      Adjustments
                         Heartland                       for
                        Transaction                   Acquisition
                        and the Old                   License and                    1996 Debt        Pro Forma
                         Offerings      TruVision    Channel Rights    Pro Forma      Offering        Combined
                        Adjustments    Adjustments     Purchases       Combined      Adjustments     As Adjusted
                        -----------    -----------     ----------     -----------    ----------      ----------

Revenues                      ---      $  (486,100)(5) $     ---      $ 6,387,670    $    ---        $6,387,670

Operating Expenses:

  Systems operations        194,541(1)     (134,787)(5)      ---        4,411,642         ---          4,411,642

  Selling, general
    and administrative        ---             ---            ---        7,380,690         ---          7,380,690

  Depreciation and
    amortization              ---           (35,131)(6)    338,642 (7)  5,152,049         ---          5,152,049


                                            421,354 (7)


                                            545,267(8)
                        -----------    ------------    -----------    ------------   ----------      ------------
    Total operating
      expenses              194,541         796,703        338,642      16,944,381        ---          16,944,381
                        -----------    ------------    -----------    ------------   ----------      ------------
Operating income (loss)    (194,541)     (1,282,803)      (338,642)    (10,556,711)       ---         (10,556,711)
                        -----------    ------------    -----------    ------------   ----------      ------------
Interest income               ---             ---            ---         2,039,179        ---           2,039,179

Interest expense           (668,427)(2)       ---            ---        (4,934,693)  (1,885,766)(10)   (6,820,459)

Other                         ---             ---            ---           102,620        ---             102,620
                        -----------    ------------    -----------    ------------   ----------       -----------
  Income (loss) before
    income taxes           (862,968)     (1,282,803)      (338,642)    (13,349,605)  (1,855,766)      (15,235,371)

  Income tax
    (expense) benefit      (113,890)(3)   4,481,520(11)      5,039(3)    4,481,520      660,016 (11)    5,141,536
                        -----------    ------------    -----------    ------------   ----------      ------------
  Net income (loss)        (976,858)      3,198,717       (333,603)     (8,868,085)  (1,225,750)      (10,093,835)

Preferred stock
  dividends and discount
  accreation                786,389(4)      687,000(9)       ---             ---          ---               ---

Net income (loss)       -----------    -------------   ------------   -------------  -----------     -------------
  applicable to common
  stock                 $  (190,469)   $   3,885,717   $   (333,603)  $  (8,868,085) $(1,225,750)    $ (10,093,835)
                        ===========    =============   ============   =============  ===========     =============
Net loss per common
  share                                                               $      (1.16)                  $       (1.32)
                                                                      ============                   =============
Weighted average common
  shares outstanding                      2,294,905       1,148,040       7,630,681                      7,630,681
                                       ============    ============   =============                   ============


                                                WIRELESS ONE, INC.

                          Unaudited Pro Forma Condensed Combined Statement of Operations
                                           Six Months Ended June 30, 1996


                         Wireless One    TruVision        Madison         BarTel         Shoal
                          Historical     Historical      Historical     Historical     Historical
                        -------------   ------------    -------------   ----------     ----------
Revenues                $   2,372,132    $ 2,807,256    $    782,283    $    8,500     $  79,722

Operating Expenses:

  Systems operations        1,266,626      2,015,657         301,840         5,090         19,688

  Selling, general
    and administrative      5,529,724      2,102,118         374,095         3,351         80,135

  Depreciation and
    amortization            2,262,506      1,439,974         256,784            17        136,211
                        -------------    -----------    ------------    ----------     ----------
    Total operating
      expenses              9,058,856      5,557,749         932,719         8,458        236,034
                        -------------    -----------    ------------    ----------     ----------
Operating income (loss)    (6,686,724)    (2,750,493)       (150,436)           42       (156,312)
                        -------------    -----------    ------------    ----------     ----------
Interest income             3,863,777          ---             ---           ---            ---

Interest expense          (10,021,497)      (728,085)        (5,204)         ---          (28,826)

Other                          67,554     (2,515,000)        30,060          ---            ---
                        -------------    -----------    -----------     ----------     ----------
  Income (loss) before
    income taxes          (12,776,890)    (5,993,578)      (125,580)            42       (185,138)

  Income tax
    (expense) benefit           ---            ---            ---            ---            ---
                        -------------    -----------    -----------     ----------     ----------
  Net income (loss)       (12,776,890)    (5,993,578)      (125,580)            42       (185,138)

Preferred stock
  dividends and discount
  accreation                    ---         (440,000)          ---            ---           ---
                        -------------    -----------    ------------   ------------   -----------
Net income (loss)
  applicable to common
  stock                 $ (12,776,890)   $ (6,433,578)  $  (125,580)   $         42   $  (185,138)
                        =============    ============   ============   ============   ===========
Net loss per common
  share                $        (0.95)
                       ==============
Weighted average common
  shares outstanding       13,498,752
                       ==============



                                                 WIRELESS ONE, INC.

                          Unaudited Pro Forma Condensed Combined Statement of Operations
                                           Six Months Ended June 30, 1996
                                                     (continued)

                                        Adjustments
                                           for
                                        Acquisition
                                        License and                    1996 Debt        Pro Forma
                          TruVision    Channel Rights    Pro Forma      Offering        Combined
                         Adjustments     Purchases       Combined      Adjustments     As Adjusted
                         -----------     ----------     -----------    -----------     -----------

Revenues                 $ (308,994)(5)  $     --       $ 5,740,899    $    ---        $  5,740,899

Operating Expenses:

  Systems operations          ---              ---        3,608,901         ---           3,608,901

  Selling, general
    and administrative        ---              ---        8,089,423         ---           8,089,423

  Depreciation and
    amortization            (35,131)(6)      170,989 (7)  4,911,594         ---           4,911,594


                              407,611(7)


                              272,633(8)
                         ------------    -----------    -----------    -----------     ------------
    Total operating
      expenses                645,113        170,989     16,609,918         ---          16,609,918
                         ------------    -----------    -----------    -----------     ------------
Operating income (loss)     (954,107)       (170,989)   (10,869,019)        ---         (10,869,019)
                         ------------    -----------    -----------    -----------     ------------
Interest income                 ---            ---        3,863,777         ---           3,863,777

Interest expense                ---            ---      (10,783,612)      (515,057)(10) (11,298,669)

Other                           ---            ---        2,417,386         ---          (2,417,386)
                         ------------    -----------    -----------    -----------     ------------
  Income (loss) before
    income taxes             (954,107)      (170,989)   (20,206,240)      (515,057)      (20,721,297)

  Income tax
    (expense) benefit       6,508,486(11)      ---        6,508,486        180,265(11)     6,688,751
                         ------------    -----------    -----------    -----------     -------------
  Net income (loss)         5,554,379       (170,989)   (13,697,754)      (334,792)      (14,032,546)

Preferred stock
  dividends and discount
  accreation                  440,000(9)       ---            ---            ---               ---

Net income (loss)        ------------    -----------    ------------   ------------    -------------
  applicable to common
  stock                  $  6,355,978    $  (170,989)   $(13,697,754)  $   (334,792)   $ (14,032,546)
                         ============    ===========    ============   ============    =============
Net loss per common
  share                                                 $      (0.81)                  $       (0.83)
                                                        ============                   =============
Weighted average common
  shares outstanding        2,294,905       1,148,040     16,941,697                      16,941,697
                         ============    ============   ============                   =============


              NOTES TO UNAUDITED PRO FORMA CONDENSED
                COMBINED STATEMENTS OF OPERATIONS

(1) Reflects the additional channel lease expense associated with the Heartland Transaction.

(2) Reflects additional interest  expense on the 13% Notes at a
rate  of  13%,  amortization  of  debt   issuance   costs  and
amortization of debt discount associated solely with the portion of the proceeds of the 1995 Offerings utilized to pay $7 million of notes payable to Heartland.

(3) Reflects the adjustment of income tax benefit as a result of the Heartland Transaction and the BarTel Purchase.

(4) Reflects the elimination of the preferred stock dividends and discount accretion related to the redeemable convertible preferred stock of Old Wireless One which was converted to Common Stock at the time of the 1995 Offering.

(5) Reflects the elimination of TruVision's, Madison's and Shoals' installation revenue and direct commissions from the statement of operations in order to conform accounting policies for the capitalized costs of subscriber installations to the Company's accounting policies.

(6) Reflects the reduction in depreciation expense as a result of the conforming adjustments in Note 5 above.

(7) Reflects the amortization of the intangible assets acquired
in  the  TruVision  Transaction,   Madison   Purchase,  Shoals
Purchase,  and  certain  other channel rights purchases.   For
purposes of these Pro Forma Statements, lives of 20 years have
been used for licenses and  channel  rights.   Amortization of
intangible assets has only been recorded in those Markets acquired which are Operating Systems.

(8) Reflects the amortization of excess purchase price over the
fair  value  of  net  identifiable  assets   acquired  in  the
TruVision Transaction over 20 years.

(9) Reflects  the   elimination   of  the  preferred  dividend
requirements as a result of the conversion of TruVision's convertible preferred stock into TruVision common stock.

(10) Reflects additional interest expense on the Discount Notes and amortization of debt issuance costs and amortization of debt discount resulting from the issue price allocated to the 1996 Warrants associated solely with the portion of the proceeds from the 1996 Offering used to repay $10.0 million of
TruVision  indebtedness.   Giving  full  effect   to  (i)  the
issuance of the 13% Notes and amortization of the related debt issuance cost, (ii) the issuance of the Discount Notes and amortization of the related debt issuance costs, and (iii) the incurrence of BTA Auction indebtedness as if such indebtedness had been incurred, and the Existing Notes and the Notes had been issued, on January 1, 1995, interest expense on a pro forma basis would have been $42.7 million and $22.6 million, respectively, for the year ended December 31, 1995 and the six months ended June 30, 1996.

(11) Reflects adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

               SELECTED HISTORICAL FINANCIAL DATA

Wireless One

         The selected consolidated historical financial data presented below as of December 31, 1994 and 1995 and for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 were derived from the consolidated financial statements of the Company which were audited by KPMG Peat Marwick LLP, independent certified public accountants which are included elsewhere in this Prospectus. The selected historical consolidated financial data presented below as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 were derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus and which, in the opinion of the Company include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of Wireless One, Inc., contained elsewhere in this Prospectus. See "Index to Financial Statements."

                                  Period from
                                February 4, 1993
                                 (inception) to      Year Ended December 31,         Six months ended June 30,
                                  December 31,    -----------------------------   ----------------------------
                                      1993            1994            1995            1995            1996
                                  -------------   ------------    -------------   ------------   -------------
Statement of Operations Data:
Revenues:......................   $       ---     $    380,077    $   1,343,969   $    491,995   $   2,372,132

Operating expenses:
  Systems operations...........          24,429        274,886          841,819        488,348       1,266,626
  Selling, general and
    administrative.............         110,281      1,800,720        4,431,839      1,214,856       5,529,724
  Depreciation and
    amortization...............          27,489        413,824        1,783,066        441,292       2,262,506
                                  -------------   ------------    -------------   ------------   -------------
Total operating expenses.......         162,199      2,489,430        7,056,724      2,144,496       9,058,856
                                  -------------   ------------    -------------   ------------   -------------
Operating loss.................        (162,199)    (2,109,353)      (5,712,755)    (1,652,501)     (6,686,724)
Interest expense, net..........            (411)      (152,460)      (1,979,719)       (97,043)     (6,090,166)
                                  -------------   ------------    -------------   ------------   -------------
Net loss......................    $    (162,610)  $ (2,261,813)   $  (7,692,474)  $ (1,749,544)    (12,776,890)
Preferred stock dividends
  and discount accretion......            ---            ---           (786,389)      (365,311)        ---
Net loss applicable to
  common stock................    $    (162,610)  $ (2,261,813)   $  (8,478,863)  $ (2,114,855)  $ (12,776,890)
                                  =============   ============    =============   ============   =============
Deficiency of earnings
  to fixed charges............    $     162,610   $  2,261,813    $   8,478,863   $  2,114,855   $  12,776,890
                                  =============   ============    =============   ============   =============
Net loss per share............            (0.30)         (1.21)           (2.02)         (1.05)          (0.95)
                                  =============   ============    =============   ============   =============
Shares used in computing
  net loss per share..........          538,127      1,863,512        4,187,736      2,013,950      13,498,752
                                  =============   ============    =============   ============   =============


                                                          December 31,
                                                 ------------------------------
                                                      1994             1995       June 30, 1996
                                                 -------------    -------------   -------------
Balance Sheet Data:
Working capital (deficit),
  excluding restricted cash.................     $  (1,537,244)   $ 104,446,672   $  65,647,001
Restricted cash.............................               ---       53,393,344      45,471,404
Total assets................................         8,914,224      213,799,874     203,540,406
Current portion of long-term debt...........         1,457,295          376,780         392,105
Long-term debt..............................         2,839,602      150,871,267     151,116,860
Total stockholders' equity..................         4,343,713       55,649,687      42,872,797


Heartland Division

         The selected financial data presented below as of December 31, 1993 and 1994 and for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 were derived from the financial statements of Heartland Division, which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The selected financial data presented below as of September 30, 1995 and for the period from August 19, 1994 to September 30, 1994 and the nine months ended September 30, 1995 were derived from the unaudited financial statements of Heartland Division, which are included elsewhere in this Prospectus and which, in the opinion of the management of Heartland, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. On August 19, 1994, a new cost basis was established for certain assets comprising a portion of Heartland Division due to a business combination accounted for as a purchase. As a result of such acquisition, financial information of Heartland Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable. This selected financial data should be read in conjunction with the financial statements (including the notes thereto) of Heartland Division contained elsewhere in this Prospectus. See "Index to Financial Statements."


                                           January 1,   August 19,     August 19,     Nine months
                             Year Ended     1994 to      1994 to        1994 to          ended
                             December 31,  August 18,   December 31,  September 30,  September 30,
                                 1993         1994         1994          1994            1995
                             -----------   ----------   ----------    ---------       ----------
Statement of Operations Data:
Revenue ...................  $   850,167   $  616,223   $  291,012    $  80,095       $  632,173

Operating expenses:
  Systems operations.......      397,503      340,539      197,429       54,601          397,574

  Selling, general
    and administrative.....      557,466      320,701      184,859       50,065          348,447

  Depreciation and
    amortization...........      211,464      166,358       22,659      193,962           77,995
                             -----------   ----------   ----------    ---------       ----------
Total operating expenses...    1,166,433      827,598      460,283      127,325          939,983
                             -----------   ----------   ----------    ---------       ----------
Operating loss.............     (316,266)  $ (211,375)  $ (169,271)     (47,230)      $ (307,810)

Income tax benefit.........        ---          ---         62,630       17,475          113,890
                             -----------   ----------   ----------    ---------       ----------
Net loss...................  $  (316,266)  $ (211,375)  $ (106,641)   $ (29,755)      $ (193,920)
                             ===========   ==========   ==========    =========       ==========
Deficiency of earnings
  to fixed charges.........  $  316,266    $  211,375   $  169,271    $  47,230       $  307,810
                             ==========    ==========   ==========    =========       ==========


                                 December 31,    December 31,  September 30,

                                    1993            1994           1995
                                 ----------      ----------    -----------
Balance Sheet Data:
Working capital..............    $   20,830      $   62,810    $   240,457

Total assets.................     2,400,573       9,179,806     14,256,367

Division equity..............     2,302,227       8,857,709     14,044,155


TruVision

         The selected financial data presented below as of August 24, 1994 and for the period January 1, 1994 through August 24, 1994 were derived from the financial statements of MWTV, and the selected financial data presented below as of December 31, 1994 and December 31, 1995 and for the period August 25, 1994 through December 31, 1994 and the year ended December 31, 1995 were derived from the financial statements of TruVision, which in each case were audited by Arthur Andersen LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The selected financial data presented below as of June 30, 1996 were derived from the unaudited consolidated financial statements of TruVision, which are included elsewhere in this Prospectus and which, in the opinion of management of TruVision, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected financial data should be read in conjunction with the financial statements (including the notes thereto) of TruVision contained elsewhere in this Prospectus. See "Index to Financial Statements."


                                      MWTV                      TruVision
                                  ------------   -----------------------------------------
                                    January 1,    August 25,
                                      1994          1994
                                       to            to          Year Ended     Six Months
                                   August 24,    December 31,   December 31,      Ended
                                      1994           1994           1995      June 30, 1996
                                  ------------   -----------    ------------   ------------
Results of Operations:
Total revenues...............     $    73,3700   $   430,534    $  3,081,614   $  2,807,256
  System operating
    expesnes.................          278,000       425,603       2,103,053      2,015,657
  Selling, general and
    administrative...........          668,009       534,431       2,086,200      2,102,118
  Depreciation and
    amortization.............           82,196       167,990       1,266,301      1,439,974
                                  ------------   -----------    ------------   ------------
Total operating expenses.....        1,028,205     1,128,024       5,455,554      5,557,749
                                  ------------   -----------    ------------   ------------
Operating loss...............         (954,835)     (697,490)     (2,373,940)    (2,750,493)
Interest income
  (expense), net.............            6,632        55,728        (128,442)      (728,085)
Costs of aborted offering....                -             -               -     (2,515,000)
                                  ------------   -----------    ------------   ------------
Net loss.....................     $   (948,203)  $  (641,762)   $ (2,502,382)  $ (5,993,578)
                                  ============   ===========    ============   ============

                                   August 24,    December 31,   December 31,     June 30,
                                     1994           1994           1995            1996
                                  ------------   -----------    ------------   ------------
Balance Sheet Data:
Working capital (deficit)....     $ (2,696,905)  $ 1,948,892    $ (4,770,468)  $(28,111,902)
Total assets.................        4,252,144     7,983,059      12,877,217     30,657,957
Current portion of
  long-term debt.............        3,308,000         ---         4,531,464     22,485,810
Long-term debt...............            ---           ---             ---            ---
Convertible preferred
  stock.....................             ---           8,000          11,000         11,000
Total stockholders'
  equity.....................          495,040     7,091,917       7,589,535      1,595,957


   MANAGEMENT'S  DISCUSSION  AND   ANALYSIS   OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS

      The  following  discussion should be read in conjunction
with the financial statements  (including  the  notes thereto)
included   elsewhere  in  this  Prospectus.   See  "Index   to
Financial Statements."

                        The Company

      The Company acquires, develops, owns and operates wireless cable television systems. The Company has targeted small to mid-size markets, located in Texas, Louisiana, Mississippi, Tennessee, Kentucky, Alabama, North Carolina, South Carolina, Georgia, Arkansas and Florida, with approximately 25% of the households not currently passed by traditional hard-wire cable systems. In addition, the Company has Operating Systems located in Brenham, Bryan/College Station, Milano and Wharton, Texas; Bunkie, Lafayette, Monroe, Alexandria, Houma and Lake Charles, Louisiana; Jackson, Delta, Gulf Coast, Natchez, Meridian and Oxford, Mississippi; Bucks, Demopolis, Dothan and Huntsville, Alabama; Ft. Walton Beach, Gainesville, Panama City and Pensacola, Florida; Jeffersonville and Albany, Georgia and Tullahoma and Lawrenceburg, Tennessee.

      Except for the preceding paragraph and "-Pro Forma Results of Operations," this Management's Discussion and Analysis of Financial Condition and Results of Operations solely reflects the historical results of the Company and does not give effect to any of the Pro Forma Events, including, without limitation, the TruVision Transaction and the Acquisitions. Due to the limited operating history, startup nature and rapid growth of the Company, period-to-period comparisons of financial data are not necessarily indicative of results for subsequent periods and should not be relied upon as an indicator of the future performance of the Company.


Overview

      Since its inception, the Company has sustained substantial net losses, due primarily to start-up costs, interest expense and charges for depreciation and amortization, and has experienced negative consolidated EBITDA. At December 31, 1995, none of the Operating Systems had positive cash flow from operations, primarily as a result of their early stage of development. There can be no assurance that any system or the Company as a whole will generate positive cash flow. The Company expects to continue to experience negative consolidated EBITDA through at least the third quarter of 1998, and may continue to do so thereafter while it develops and expands its wireless cable systems, even if individual systems of the Company generate positive System EBITDA. As the Company continues to develop systems, positive cash flow from more mature systems is expected to be partially or completely offset by operating losses from less developed systems and from development costs associated with establishing systems in new markets. This trend is expected to continue until the Company has a sufficiently large subscriber base to absorb operating and development costs of recently launched systems. The Company does not anticipate being able to generate positive net income until after 2001, and there can be no assurance that other factors, such as, but not limited to, economic conditions, its inability to raise additional financing or disruptions in its operations, will not result in further delays in operating on a profitable basis. Losses may increase as operations in additional systems are commenced or acquired. See "Risk Factors-Limited Operating History; Lack of Profitable Operations; Negative Cash Flow; Early Stage Company."

      "System EBITDA" means net income (loss) plus interest expense, income tax expense, depreciation and amortization expense and all other non-cash charges, less any non-cash items which have the effect of increasing net income or decreasing net loss, for a system and includes all selling, general and administrative expenses attributable to employees employed in that system. For the periods presented there are no such non-cash items. Information with respect to EBITDA is included herein because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA is not intended to represent cash flows, as determined in accordance with generally accepted accounting principles, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

Six Months Ended June 30, 1996 Compared to Same  Period  Ended
1995

      The  table  below  sets  forth for each of the Operating
Systems the later of the date of launch or acquisition by the Company and the approximate number of subscribers at June 30, 1995 and June 30, 1996.

                                                           Approximate      Approximate
                                     Launch or           Subscribers at   Subscribers at
Market                            Acquisition Date        June 30, 1995    June 30, 1996
- ------                            ----------------        -------------    -------------
Brenham, TX..................      February 1996                 -             857
Bryan/College Station, TX....      May 1995                    212           2,899
Milano, TX...................      October 1995                  -           1,659
Wharton, TX..................      June 1994                 1,518           2,114
Bunkie, LA...................      December 1995                 -           1,498
Lafayette, LA................      January 1994                522             697
Lake Charles, LA.............      April 1994                  608             555
Monroe, LA...................      October 1995                  -           1,806
Gainesville, FL..............      January 1996                  -             986
Panama City, FL..............      September 1995                -           1,751
Pensacola, FL................      July 1995                     -           2,041
Jeffersonville, GA...........      March 1996                    -             247
Tullahoma, TN................      November 1995                 -           1,403
Bucks, AL....................      April 1996                    -             454
Fort Walton Beach, FL........      May 1996                      -              70
Dothan, AL...................      May 1996                      -               1
                                                             -----          ------
   TOTAL.....................                                2,860          19,038
                                                             =====          ======

                       _____________________________

Revenue Information


                                      Six Months         Approximate Average
                                    Ended June 30,            Revenue Per
                                    --------------          Subscriber for
                                 1995            1996         June 1996
                                 ----            ----         ---------
Subscription Revenues:
Brenham, TX..................  $       -     $   58,928         $33.69
Bryan/College Station, TX....      5,733        407,399          33.66
Milano, TX...................          -        290,534          32.24
Wharton, TX..................    331,401        375,634          34.28
Bunkie, LA...................          -        134,754          33.17
Lafayette, LA................     56,407         85,958          23.15
Lake Charles, LA.............     98,454         87,483          30.66
Monroe, LA...................          -        217,750          30.64
Gainesville, FL..............          -         53,079          26.56
Panama City, FL..............          -        219,726          30.08
Pensacola, FL................          -        285,443          35.88
Jeffersonville, GA...........          -          8,488          32.35
Tullahoma, TN................          -        126,861          31.36
Bucks, AL....................          -         19,423          33.32
Fort Walton Beach, FL........          -            672              -
Dothan, AL...................          -              -              -
                               ---------     ----------
  TOTAL......................  $ 491,995     $2,372,132
                               =========     ==========

                  _______________________________

      Revenues. Revenues consist primarily of subscription revenues which principally consist of monthly fees paid by subscribers for the basic programming package and for premium programming services. Subscription revenues for the six months ended June 30, 1996 were $2,372,132 as compared to $491,995 for the comparable period of 1995, an increase of $1,880,137 or 382%. This increase is principally attributable to the increase in the average number of subscribers for the six months ended June 30, 1996 compared to the same period in 1995, resulting from the launch of 9 new systems during the remaining six months of 1995 and the first half of 1996. In addition, the contributions of two Operating Systems from Heartland in October 1995, attributed to this increase in the average number of subscribers for the first six months of 1996.

      Systems Operations Expense. Systems operations expense includes programming costs, channel lease payments, tower site rentals, and repairs and maintenance. Programming costs and channel lease payments (with the exception of minimum payments) are variable expenses which increase as the number of subscribers increases. Systems operations expense for the six months ended June 30, 1996 was $ 1,266,626 as compared to $488,348 for the same period of 1995, reflecting an increase of $778,278 or 159%. This increase is attributable primarily to the increase in the number of new subscribers for such period in 1996 compared to such period in 1995 resulting from the launch of new Markets as described above.

      Selling, General and Administrative Expense. Selling, general and administrative ("SG&A") expenses for the six months ended June 30, 1996 were $5,529,724 compared to $1,214,856 for the same period of 1995, an increase of $4,314,868 or 355%. The Company has experienced increasing SG&A expenses as a result of its increased wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices and additional compensation expense. The increase is due primarily to increased personnel costs, advertising and marketing expenses and other overhead expenses required to support the expansion of the Company's operations. The Company believes such SG&A costs will not stabilize until 1998 when all Markets are expected to be launched. At that time, administrative expenses should remain constant, with selling and general expense stabilizing as desired penetration rates are achieved. In order for such stabilization to occur within this time period, however, the current system launch schedule must be met and desired penetration rates must be achieved. There can be no assurance that the Company will meet the current launch schedule or that desired penetration rates will be achieved or, consequently, that SG&A expenses will stabilize within this time period.

      Depreciation and Amortization Expense. Depreciation and amortization expense for the six months ended June 30, 1996 was $2,262,506 versus $441,292 for the same period of 1995, an increase of $1,821,214 or 413%. This increase is due to additional amortization of channel rights from systems launched plus amortization of amounts related to systems acquired from Heartland. In addition, depreciation increased due to costs associated with the increase in subscribers and the purchase of equipment for newly launched markets.

      Interest Expense. Interest expense increased to $10,021,497 from $198,177 as compared to the same period ended in 1995. This increase in interest expense is due to the issuance in October 1995 of $150 million principal amount of the Company's 13% Notes.

      Interest Income. Interest income of $3,863,777 consists of interest earned on the proceeds from the 1995 Offerings.

Results of Operations Since Inception

      The results of operations for the years ended December 31, 1993, 1994 and 1995 were prepared based on the historical results of the Company for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995. On October 18, 1995, the Company acquired the Heartland Division in exchange for approximately 3.5 million shares of Common Stock and $10 million in notes, which were repaid from the proceeds of the 1995 Offerings. As a result, the results of operations for the year ended December 31, 1995 includes the operating results of the Company for the period from January 1, 1995 through October 18, 1995 and the combined operating results of the Company and the Heartland Division for the period from October 19, 1995 through December 31, 1995. Period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance due to the acquisition of the Heartland Division and the development of the Company's business and system launches during the periods presented.

      Historically, the Company subscribers have been located in single-family homes. The number of subscribers located in multiple-dwelling units ("MDUs") in the Operating Systems increased as a percentage of total subscribers from approximately 1.5% at December 31, 1994 to approximately 1.9% at December 31, 1995. MDU subscribers typically generate lower per subscriber revenue than single-family units.

      The table  below  sets  forth  for each of the Operating
Systems, the later of the date of launch or acquisition by the Company and the approximate number of subscribers at December
31, 1994 and 1995 and June 30, 1996.


                               Launch or      Approximate        Approximate       Approximate
                              Acquisition    Subscribers at     Subscribers at    Subscribers at
Market                            Date     December 31, 1994   December 31, 1995   June 30, 1996
- ------                      -------------- -----------------   -----------------   -------------
Brenham, TX.............     February 1996          ---                ---              857
Bryan/College Station, TX         May 1995          ---              1,445            2,897
Milano, TX <F1>.........      October 1995          ---              1,297            1,659
Wharton, TX.............         June 1994        1,401              1,579            2,114
Bunkie, LA..............     December 1995          ---                 62            1,498
Lafayette, LA <F2>......      January 1994          500                593              697
Lake Charles, LA........        April 1994          603                487              555
Monroe, LA <F1>.........      October 1995          ---                829            1,806
Gainesville, FL.........      January 1996          ---                ---              986
Panama City, FL.........    September 1995          ---                442            1,751
Pensacola, FL...........         July 1995          ---                658            2,041
Jeffersonville, GA......        March 1996          ---                ---              247
Tullahoma, TN...........     November 1995          ---                133            1,403
Bucks, AL...............        April 1996          ---                ---              454
Fort Walton Beach, FL...          May 1996          ---                ---               70
Dothan, AL..............          May 1996          ---                ---                1
                                                  -----              -----           ------
   Total                                          2,504              7,525           19,038
                                                  =====              =====           ======

_____________________

<F1> These Systems were acquired by the Company  from  Heartland in October 1995.
<F2> The  Company  is  not  actively  marketing,  and  does  not currently intend to actively market, its service in the Lafayette Market until an increase in the channel offering is achieved, which the Company expects to occur within six months from the date hereof.


Revenue Information
                                                                  Approximate
                                  Year Ended December 31,           Average
                             --------------------------------     Revenue Per
                                                                 Subscriber for
                                1993       1994        1995      December 1995
Subscription Revenues:          ----       ----        ----      -------------

Brenham, TX...............   $    ---  $     ---  $       ---    $    ---<F1>
Bryan/College
  Station, TX.............        ---        ---      185,195       33.70
Milano, TX................        ---        ---       89,798       31.40
Wharton, TX...............        ---    159,507      620,650       35.90
Bunkie, LA................        ---        ---          554         ---<F2>
Lafayette, LA ............        ---     46,057      125,727       22.60
Lake Charles, LA..........        ---     48,739      182,760       30.10
Monroe, LA <F1>...........        ---        ---       66,124       27.40
Gainesville, FL...........        ---        ---          ---         ---<F1>
Panama City, FL...........        ---        ---       11,644       31.90
Pensacola, FL.............        ---        ---       59,814       37.50
Jeffersonville, GA........        ---        ---          ---         ---<F1>
Tullahoma, TN.............        ---        ---        1,703         ---<F2>
                            ---------  ---------  -----------    --------
   Total..................  $     ---  $ 254,303  $ 1,343,969

____________

<F1> Operating System not launched at December 31, 1995.
<F2> Number  not  meaningful  due to timing of subscribers being put on service.



         Revenues. The Company had no operating revenues for the period from February 4, 1993 (inception) through December 31, 1993. The Company's revenues for the year ended December 31, 1994 were $380,077. Subscription revenues from new subscribers totaled $254,303 or 67% of revenues. Equipment sales and other revenues accounted for $103,837 and $21,937, respectively, in 1994. All revenues were related to the Lafayette, Lake Charles and Wharton Systems, each of which was launched during 1994.

         For the year ended December 31, 1995 revenues, which were all subscription revenues, were $1,343,969. The increase in subscription revenues of $1,089,666 or 428% over 1994 was primarily attributable to the acquisition of the Heartland Division in October 1995, the launch of the Bryan/College Station and Pensacola Systems and the increase in revenues from the Company's existing Operating Systems. This increase in revenues from existing Operating Systems was primarily due to the Wharton and Lake Charles Systems being operational for 12 months in 1995 versus seven and eight months, respectively, for 1994, and an increase in average monthly subscribers in 1995 over 1994 for the Lafayette System.

         Systems Operations Expense. The Company incurred $24,429 of systems operations expense during 1993, primarily representing channel lease expense. For 1994, the Company incurred $274,886 of systems operations expense. The increase from 1993 to 1994 was attributable to 11 additional months of operation in 1994.

         For the year ended December 31, 1995, systems operations expense amounted to $841,819 as compared to $274,886 for the prior-year period. The increase was primarily attributable to the increase in the number of subscribers and new market launches.

         Selling  General  and  Administrative  Expense.   The
Company has experienced increasing SG&A expense since its inception as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices and additional compensation expense. The Company believes such SG&A expenses will not stabilize until 1998 when all systems are expected to be launched. At that time, administrative expenses should remain constant, with selling and general expense stabilizing as desired penetration rates are achieved. In order for such stabilization to occur within this time period, however, the current system launch schedule must be met and desired penetration rates must be achieved. There can be no assurance that the Company will meet the current launch schedules or that desired penetration rates will be achieved or, consequently, that such SG&A expenses will stabilize within this time period. SG&A increased from $110,281 in 1993 to $1,800,720 in 1994, primarily due to a longer operating period in 1994. For the year ended December 31, 1995, SG&A was $4,431,839 as compared to $1,800,720 for the prior period. The $2,631,119 increase was due primarily to increase in personnel costs, advertising and marketing expenses and other overhead expenses required to support the expansion of the Company's operations.

         Depreciation and Amortization Expense. Depreciation and amortization expense for 1994 amounted to $413,824 as compared to $27,489 in the partial year 1993.

         For the year ended December 31, 1995, depreciation and amortization expense totaled $1,783,066 compared to $413,824 for the same period in 1994. The increase was primarily attributable to additional costs incurred by the Company through its acquisition of the Heartland Division and the development and implementation of the Company's operating plan.

         Interest Income.   For  the  year  ended December 31,
1995, the Company earned $1,473,432 on its cash equivalents and $550,684 from the funds escrowed in connection with the offering of the 13% Notes.

         Interest Expense. Interest expense incurred during 1993 and 1994 amounted to $411 and $171,702, respectively. During 1994, the Company established a $3.0 million revolving credit facility from a bank secured by subscription receivables. The revolving credit facility accounted for $52,485 of interest expense in 1994. The outstanding balance on the facility at December 31, 1994 amounted to $1.1 million. Additionally, the Company has two discount notes that relate to the acquisition of channel rights in Pensacola and Panama City, Florida. The discount notes have a face value of $3.7 million and are due in installments through 1997. Interest expense related to the notes during 1994 amounted to $104,767. Finally, the subsidiary of the Company that owns and operates the Bryan/College Station System has outstanding a $150,000 convertible debenture that bears interest at the prime rate. The debenture is convertible at the option of the holder into a 20% minority interest in such subsidiary and is callable at a fixed price.

         On an aggregate basis, for the year ended December 31, 1995, interest expense totaled $4,070,184. The revolving credit facility was repaid in full from the proceeds of the private placement of redeemable convertible preferred stock in April 1995. Interest expense of $41,858 was incurred in 1995 from this revolving credit facility. In October 1995, the Company issued an aggregate principal amount of $150,000,000 of its 13% Notes. At December 31, 1995, interest expense of $3,683,333 had been accrued for the 13% Notes. Interest expense for the two discount notes described above was $289,170 for the year ended December 31, 1995. Interest expense on the convertible debenture related to the Bryan/College Station System was $13,046 for the year ended December 31, 1995.

         Net Loss. During 1993, the Company had no revenues and incurred a loss of $162,610, primarily due to SG&A. During 1994, the Company had total revenues of $380,077 and an operating loss of $2,109,353. The net loss for the Company during 1994 amounted to $2,261,813. For the year ended December 31, 1995, the Company had an operating loss of $5,712,755 on total revenues of $1,343,969. The net loss for the Company during 1995 amounted to $7,692,474.

Liquidity and Capital Resources

         The wireless cable television business is a capital intensive business. The Company's operations require substantial amounts of capital for (i) the installation of equipment at subscribers' locations, (ii) the construction of additional transmission and headend facilities and related equipment purchases, (iii) the funding of start-up losses and other working capital requirements, (iv) the acquisition of additional wireless cable channel rights and systems and (v) investments in, and, maintenance of, vehicles and administrative offices. Since inception, the Company has expended funds to lease or otherwise acquire channel rights in various markets, to construct or acquire its Operating Systems, to commence construction of operating systems in different markets and to finance initial operating losses.

         In order to finance the expansion of its Operating Systems and finance the launch of additional markets, in October 1995 the Company consummated its initial public offering of 3,450,000 shares of Common Stock at $10.50 per share (the "Initial Public Offering"). The Company received approximately $32.3 million in net proceeds from the Initial Public Offering. Concurrent with the Initial Public Offering, the Company issued 150,000 units consisting of $150 million aggregate principal amount of 13% Notes and 450,000 1995 Warrants, which entitle their holders to purchase, in the aggregate, 450,000 shares of Common Stock at an exercise price of $11.55 per share. The Company placed approximately $53.2 million of the approximately $143.8 million of net proceeds realized from the 1995 Debt Offering into an escrow account to cover the first three years' interest payments as required by terms of the 1995 Indenture.

         In August 1996, the Company issued 239,252 Units consisting of $239,252,000 principal amount of the Discount Notes and warrants to purchase, in the aggregate, 544,059 shares of Common Stock at an exercise price of $16.6375 per share. Net proceeds to the Company were approximately $118.6 million.

         On July 29, 1996, the Company consummated a merger with TruVision whereby a subsidiary of the Company exchanged approximately 3.4 million shares of the Company's common stock for all of TruVision's common stock. The Company merged with and into TruVision, at which time TruVision became a wholly owned subsidiary of the Company. The Company does not anticipate immediate reductions in SG&A, including reductions in its number of employees, as a consequence of the TruVision transaction.

         Prior to the consummation of the merger, the Company committed to provide a bridge loan to TruVision of up to $15 million. This loan was to be secured by certain assets of TruVision and its subsidiaries. At June 30, 1996, the Company had funded approximately $5.7 million of this loan.

         In March 1996, the Company and TruVision participated in an auction conducted by the FCC for the exclusive right to apply for MDS commercial channels in certain BTAs, subject to compliance with the FCC's interference standards and other rules. Successful bidders will receive a blanket authorization to serve an entire BTAs on all MDS channels within that BTA. The Company and TruVision were the winning bidders for FCC authorizations in 66 BTAs with bids totaling approximately $30.3 million (net of small business bidding credit) for BTA's. The Company has filed applications with the FCC on May 10, 1996, to secure these BTA's. Assuming all BTA authorizations are granted to the Company, the Company will be required to make total down payments of 20% of the $16 million bid with the remaining 80% being financed over a 10 year term. During this ten-year period, the Company will be required to make quarterly interest payments for the first two years and then quarterly principal and interest payments for the remaining term. The interest rate charged will be equal to the 10 year U.S. Treasury rate at the time of the issuance of the BTA authorization plus 2 1/2%.

         The Company has experienced negative cash flow from operations in each year since its formation, and the Company expects to continue to experience negative consolidated cash flow from operations due to operating costs associated with system development and costs associated with expansion and acquisition activities. Until sufficient cash flow is generated from operations, the Company will be required to utilize its current capital resources or external sources of funding to satisfy its capital needs. The Company currently believes that the aggregate net proceeds from the Company's 1995 Offerings and the 1996 Debt Offering will be sufficient to meet its expected capital needs at least over the next twelve months.

         Historically, the Company has generated operating and net losses and can be expected to do so for at least the foreseeable future, as it continues to develop additional operating systems. Such losses may increase as operations in additional systems are commenced or acquired. There can be no assurance that the Company will be able to achieve or sustain positive net income in the future. As the Company continues to develop systems, positive System EBITDA from more mature systems is expected to be partially or completely offset by operating losses from less developed systems and from development costs associated with establishing systems in new markets. This trend is expected to continue until the Company has a sufficiently large subscriber base to absorb operating and development costs of recently launched systems. Based on its current system launch schedule and targeted penetration and subscriber revenue rates, the Company believes it will reach a subscriber level in its more mature systems (those systems with positive System EBITDA) in the second half of 1997 that will generate revenues sufficient to offset these operating and development costs. There can be no assurance, however, that the Company will meet its system launch schedule or achieve the penetration and subscriber revenue rates necessary to acquire this subscriber base or that revenues will be sufficient to offset such costs by that time. EBITDA is a commonly used measure of performance in the wireless cable industry. However, EBITDA does not purport to represent cash provided by or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         Subject to the limitations relating to the 13% Notes and the Discount Notes, in order to accelerate its growth rate and to finance general corporate activities and the launch or build-out of additional systems, the Company may supplement its existing sources of funding with financing arrangements at the operating system level or through additional borrowings, the sale of additional debt or equity securities, including a sale to a strategic investor, joint ventures or other arrangements, provided such financing is available to the Company on satisfactory terms.

         As a result of the 1995 Offerings and the 1996 Debt Offering, and the possible incurrence of additional indebtedness, the Company will be required to satisfy certain debt service requirements. Following the disbursement in October 1998 of all of the funds in the escrow account established in connection with the 1995 Indenture, a substantial portion of the Company's cash flow will be devoted to debt service on the13% Notes. Additionally, beginning on August 1, 2001, interest will begin to accrue on the Discount Notes, and thereafter, a substantial portion of the Company's cash flow will be devoted to such debt service. The ability of the Company to make payments of principal and interest will be largely dependent upon its future performance. Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), may affect its performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments when due on the 13% Notes, the Discount Notes, or other indebtedness of the Company, including $23,712,880 of indebtedness to be incurred to the federal government in connection with the Company's winning bids in the BTA Auction. If the Company is unable to make interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. The incurrence of additional indebtedness is restricted by the Indentures.

         In managing its wireless cable assets, the Company may, at its option, exchange or trade existing wireless cable channel rights for channel rights in Markets that have a greater strategic value to the Company. The Company continually evaluates opportunities to acquire, either directly or indirectly through the acquisition of other entities, wireless cable channel rights. There is no assurance that the Company will not pursue any such opportunities that may utilize capital currently expected to be available for its current Markets.

         For the six months ended June 30, 1995, cash used in operating activities was $.9 million consisting primarily of a net loss of $1.7 million and offset by an increase in accounts payable and accrued expenses of $.2 million, non-cash expenses of $.14 million, other assets of $.02 million and depreciation and amortization expenses of $.4 million. For the six months ended June 30, 1995, cash used in investing activities was $5.5 million, consisting primarily of capital expenditures and payments for licenses and organizational costs of approximately $2.5 million and $3 million, respectively. These capital expenditures were principally related to the construction of new markets and certain license and organizational costs. For the six months ended June 30, 1995 cash provided by financing activities was $14.7 million, consisting primarily of $2.1 million in proceeds from the subscription of Common Stock, $13.7 million in proceeds from the issuance of preferred stock, and offset by $1.1 million in principal payments of long-term debt.

         For the six months ended June 30, 1996, cash used in operating activities was $8.4 million consisting primarily of a net loss of $12.8 million and an increase in accounts payable and accrued expenses of $2.2 million, a decrease in receivables and prepaids of $.002 million, an increase in deposits of $.02 million, depreciation and amortization of $2.3 million, non-cash income of $.4 million and non-cash expenses of $.3 million. For the six months ended June 30, 1996, cash used in investing activities was $27.9 million, consisting primarily of capital expenditures and payments for licenses and organization costs of approximately $20.2 million and $10.2 million, respectively. In addition, the Company issued an acquisition note receivable of $5.7 million and made investments and purchased other assets at a cost of approximately $.2 million. Cash was provided by proceeds from maturities of securities of $8.4 million. These investing activities were principally related to the acquisition of equipment in certain of the Company's Operating Systems, as well as those Systems Under Construction or Near-Term Launch Markets and certain license and organization costs related to those Markets. For the six months ended June 30, 1996, cash used in financing activities was $.096 million, consisting of $.002 million from the repayments of long-term debt and $.094 million in payments for debt issue costs.

         For the year ended December 31, 1993, cash used in operating activities was $0.11 million, consisting primarily of a net loss of $0.16 million and prepaid expenses of $0.01 million, offset by accounts payable and accrued expenses of $0.04 million and depreciation and amortization of $0.03 million. For the year ended December 31, 1993, cash used in investing activities was $0.44 million, consisting primarily of capital expenditures and payments for licenses and organization costs of approximately $0.28 million and $0.15 million, respectively. These capital expenditures principally related to the construction of new Markets and certain license and organization costs related to those Markets. For the year ended December 31, 1993 cash provided by financing activities was $0.63 million, consisting primarily of the proceeds from the issuance of 538,127 shares of Common Stock upon the Company's merger with Wireless One, L.L.C., and proceeds from the issuance of long-term debt.

         For the year ended December 31, 1994, cash used in operating activities was $1.7 million consisting primarily of a net loss of $2.3 million and an increase in receivables and prepaid expenses of $0.2 million, offset by an increase in accounts payable and accrued expenses of $0.2 million, depreciation and amortization of $0.4 million, and non-cash expenses of $0.16 million. For the year ended December 31, 1994, cash used in investing activities was $8.2 million, consisting primarily of capital expenditures and payments for licenses and organization costs of approximately $3.0 million and $5.1 million, respectively. These investing activities principally related to the acquisition of equipment in certain of the Company's Operating Systems, as well as Systems Under Construction or Near-Term Launch Markets and certain license and organization costs related to those Markets. Fort the year ended December 31, 1994, cash provided by financing activities was $9.8 million, consisting primarily of $5.6 million from the issuance of 1,475,823 shares of Common Stock and $4.3 million from the issuance of long-term debt associated with license acquisition costs in Near-Term Launch Markets.

         For the year ended December 31, 1995, cash used in operating activities was $0.6 million, consisting primarily of a net loss of $7.7 million and an increases in receivables and prepaid expenses of $0.6 million and $0.5 million, respectively, offset by an increase in accounts payable and accrued expenses of $6 million, an increase in depreciation and amortization of $1.8 million, and net non-cash expenses of $0.3 million. For the year ended December 31, 1995, cash used in investing activities was $71.3 million, consisting primarily of $53.1 million applied to purchase marketable investment securities to establish the escrow account relating to the 13% Notes and capital expenditures and payments for licenses and organizational costs of approximately $9.8 million and $6.8 million, respectively. The capital expenditures and acquisition costs principally related to the purchase of equipment in certain of the Company's Operating Systems, as well as Systems Under Construction or Near-Term Launch Markets and certain license and organizational costs related to those Markets. For the year ended December 31, 1995, cash flows provided by financing activities was $182.3 million. These financing activities are described in detail in the second paragraph of this discussion on liquidity and capital resources.

Pro Forma Results of Operations

         The results of operations for the year ended December 31, 1995 and for the six months ended June 30, 1996 were prepared based on the Unaudited Pro Forma Condensed Combined Statements of Operations and reflect the pro forma adjustments made therein. See "Unaudited Pro Forma Condensed Combined Financial Information." As a result, the pro forma results of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 are not directly comparable with the actual results experienced in such periods. The pro forma results of operations do not purport to represent what the Company's results of operations or financial position would actually have been if the aforementioned transactions or events had occurred on the dates specified or to project the Company's results of operations or financial position for any future periods or at any future date.

         Six Months Ended June 30, 1996

            Revenues.  For the six months ended June 30, 1996,
revenues   were   $5,740,899.    Subscription   revenues  from
subscribers accounted for $5,431,905, or approximately 95% of total revenues.

            Systems  Operations Expense.  The Company incurred
$3,608,901 of systems operations expense.

            SG&A Expense. The Company recorded SG&A expense in the amount of $8,089,423 for the six months ended June 30, 1996.
            Depreciation and Amortization Expense. Depreciation and amortization expense totaled $4,911,594 for the period.

            Interest  Income.   For the six-month period,  the
Company  earned  $2,585,967  on  its   cash   equivalents  and
$1,277,810 from the escrowed funds.

            Interest Expense. Interest expense incurred during the period amounted to $11,298,669. This amount gives pro forma effect to the issuance of the 13% Notes and the Discount Notes only to the extent that the net proceeds of such offerings were used to repay indebtedness of the Company. No pro forma interest expense has been reflected on indebtedness to be incurred to acquire channel rights in the BTA Auction. Giving full effect to (i) the issuance of the 13% Notes and amortization of the related debt issuance costs,
(ii) the issuance of the Discount Notes and amortization of the related debt issuance costs and amortization of the debt discount resulting from the issue price allocated to the 1996 Warrants, and (iii) the incurrence of BTA Auction indebtedness as if such indebtedness had been incurred, and the issuance of the 13% Notes and Discount Notes, as if these had been issued, on January 1, 1995, interest expense on a pro forma basis would have been $22.6 million for the six months ended June 30, 1996.

            Net  Loss.   As a result of the excess of expenses
over revenues detailed above, the Company incurred a net loss of $14,032,546 for the six months ended June 30, 1996.

         Twelve Months Ended December 31, 1995

            Revenues.    For   the   twelve    months    ended
December 31, 1995, revenues were $6,387,670. Subscription revenues from new subscribers accounted for $5,901,370, or approximately 92% of total revenues.

            Systems  Operations Expense.  The Company incurred
$4,411,642 of systems operating expenses, primarily related to channel lease payments.

            SG&A Expense.   The  Company recorded SG&A expense
in  the  amount  of  $7,380,690 for the  twelve  months  ended
December 31, 1995.

            Depreciation     and     Amortization     Expense.
Depreciation and amortization expense totaled $5,152,049 for the period.

            Interest  Income.   For  the  twelve  months ended
December 31, 1995, the Company earned $1,488,495 on its cash equivalents and $550,684 from the escrowed funds.

            Interest Expense. Interest expense incurred during the period amounted to $6,820,459. This amount gives pro forma effect to the issuance of the13% Notes and the Discount Notes only to the extent that the net proceeds of such offerings were used to repay indebtedness of the Company. No pro forma interest expense has been reflected on indebtedness incurred to acquire channel rights in the BTA Auction. Giving full effect to (i) the issuance of the 13% Notes and amortization of the related debt issuance costs,
(ii) the issuance of the Discount Notes and amortization of the related debt issuance costs and amortization of the debt discount resulting from the issue price allocated to the 1996 Warrants, and (iii) the incurrence of BTA Auction indebtedness as if such indebtedness had been incurred, and the 13% Notes and Discount Notes had been issued, on January 1, 1995, interest expense on a pro forma basis would have been $42.7 million for the year ended December 31, 1995.

            Net Loss. As a result of the excess of expenses over revenues detailed above, the Company incurred a net loss of $10,093,835 for the twelve months ended December 31, 1995.

                         BUSINESS

         Except where noted, the following discussion of the business of the Company is presented as of June 30, 1996.

         The Company acquires, develops, owns and operates wireless cable television systems, primarily in small to mid-size markets in the southeastern United States. The Company's 80 markets (including 10 held by a limited liability company is 50% owned by the Company) are located in Texas, Louisiana, Mississippi, Tennessee, Kentucky, Alabama, Georgia, Arkansas, North Carolina, South Carolina and Florida and represent approximately 9.6 million households (including households in markets held through such limited liability company). The Company believes that approximately 7.3 million (1.1 million of which are in markets held through such limited liability company) can be served by LOS transmissions. LOS transmissions generally require a direct, unobstructed transmission path from the central transmitting antenna to an antenna at the subscriber's location. The Company believes that certain of its Mississippi, Tennessee, Alabama, Louisiana, Georgia and Florida markets comprise one of the largest contiguous geographic clusters in the wireless cable industry, covering approximately 204,000 square miles.

         The Company operates in and targets small to mid-size markets with a significant number of LOS households that are unpassed by traditional hard-wire cable. The Company estimates that approximately 25% of its LOS households are unpassed by traditional hard-wire cable. By comparison, in the 20 largest hard-wire cable markets in the United States, only approximately 2% of all households are unpassed by traditional hard-wire cable. Many of the households in the Company's Markets, particularly in rural areas, also have limited access to local off-air VHF/UHF programming from ABC, NBC, CBS and Fox affiliates, and typically do not have access to subscription television service except via satellite television operators, whose equipment and subscription fees generally are more costly than those of wireless cable, and which are unable to retransmit local off-air channels. In many of the Company's rural Markets, the Company believes a significant number of households passed by cable are served by local cable operators with lower quality service and limited reception and channel lineups. As a result, the Company believes that its wireless cable television service is an attractive alternative to existing television choices for both passed and unpassed households.

         At June 30, 1996, the Company's Markets included (i) 24 Operating Systems, (ii) 9 Systems Under Construction, (iii) 17 Near-Term Launch Markets, and (iv) 20 Long-Term Launch Markets. Since June 30, 1996, the Company has launched four of the Systems Under Construction. In addition, the Company owns a 50% interest in a limited liability company which holds channel rights to serve 10 markets in North Carolina, all of which are Long-Term Launch Markets. See "Risk Factors-Need for Additional Financing for Growth; Certain Covenants", "- Uncertainty of Ability to Obtain FCC Authorizations", "Wireless Cable Industry-Government Regulation." During the six months ended June 30, 1996, the Company increased its aggregate number of subscribers through internal growth and new system launches from approximately 23,725 to 40,253, representing a 139% annualized growth rate and a penetration rate of approximately 1.8% of the LOS households in the Operating Systems at June 30, 1996.

         While none of the Company's Operating Systems currently generate operating income or positive cash flow from operations, three of the Company's Operating Systems, Delta and Jackson, Mississippi, and Huntsville, Alabama currently generate positive System EBITDA. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA is not intended to represent cash flows, as determined in accordance with generally accepted accounting principles, nor has it been presented as an alternative to operating income or cash flow from operations as an indicator of operating performance. EBITDA should not be considered as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Based on its brief operating history, the Company believes that its Operating Systems, which are summarized below, will generate positive System EBITDA upon the achievement of 2,500 to 3,000 subscribers. However, there can be no assurance that the achievement of this level of subscribers will result in a system generating positive System EBITDA. As of June 30, 1996, the Company had 40,253 subscribers in its 24 Operating Systems.

Operating Systems and the Company's Markets

         The table below provides information regarding the Company's Markets. "Estimated Total Households" represents the Company's estimate of the total number of households that are within the Company's Intended Service Area. "Intended Service Area" includes (i) areas that are presently served,
(ii) areas where systems are not presently in operation but where the Company intends to commence operations and (iii) areas where service may be provided by signal repeaters or, in some cases, pursuant to FCC applications. "Estimated LOS Households" represents the Company's estimate of the number of households that can receive an adequate signal from the Company in its Intended Service Area (determined by applying a discount to the Estimated Total Households in order to account for those homes that the Company estimates will be unable to receive service due to certain characteristics of the particular market). The calculation of Estimated LOS Households assumes (i) the grant of pending applications for new licenses or for modifications of existing licenses and
(ii) the grant of applications for new licenses and license modification applications which have not yet been filed with the FCC.

         The Company holds few FCC channel licenses directly. For a majority of its channel rights, the Company has acquired the right to transmit over those channels under leases with holders of channel licenses and applicants for channel licenses. Although the Company has obtained or anticipates that it will be able to obtain access to a sufficient number of channels to operate commercially viable wireless cable systems in its Markets, if a significant number of the Company's channel leases are terminated or not renewed, a significant number of pending FCC applications in which the Company has rights are not granted or the FCC terminates, revokes or fails to extend or renew the authorizations held by the Company's channel lessors, the Company may be unable to provide a commercially viable programming package to customers in some or all of its Markets. In addition, with the cooperation of the Company, certain channel lessors may file applications with the FCC to modify certain channel licenses in the Company's Markets to allow for the relocation of some channels from their currently authorized transmission site. While the Company's leases with such licensees require their cooperation, it is possible that one or more of such lessors may hinder or delay the Company's efforts to use the channels in accordance with the Company's plans for the particular market. Further, FCC interference protection requirements may impact efforts to modify licenses.

                            Estimated     Estimated                                                Approximate
                              Total          LOS          Launch     Current      Expected        Subscribers at
                           Households<F1> Households<F2>   Date     Channels<F3> Channels<F3><F4> June 30, 1996
                           -------------- --------------  ------    ------------ ---------------- -------------
Operating Systems <F5>:
Brenham, TX                    39,500       32,100    February 1996      20           32               857
Bryan/College Station, TX     102,700       65,600       May 1995        32           32             2,899
Milano, TX<F6>                 40,900       36,800    October 1995       20           32             1,659
Wharton, TX                   102,300       92,000      June 1994        21           24             2,114
Bunkie, LA                     94,700       81,600    December 1995      20           20             1,498
Lafayette, LA<F7>             180,300      153,200     January 1994      11           26               697
Lake Charles, LA              111,600       92,500      April 1994       17           31               555
Monroe, LA<F6>                114,100       89,600     October 1995      17           30             1,806
Jackson, MS                   211,500      176,900      June 1994        29           32            10.745
Delta, MS<F8>                 100,800       92,800      July 1995        31           32             4,096
Gulf Coast, MS<F9>            132,300      121,700     January 1996      24           32             1,672
Natchez, MS                    76,500       60,000      June 1996        20           31                 2
Oxford, MS                     60,100       53,500      June 1996        20           32                23
Bucks, AL                     150,800      113,700      April 1996       20           25               454
Demopolis, AL                  17,500       15,600      April 1996       28           31               266
Dothan, AL                    100,500       81,200      June 1996        23           27                 1
Huntsville, AL<F10>           196,800      181,900    February 1991      27           28             4,014
Fort Walton Beach, FL          64,200       54,600       May 1996        15           31                70
Gainesville, FL<F11>          138,700      115,200     January 1996      24           28               986
Panama City, FL               108,300       83,300    September 1995     23           31             1,751
Pensacola, FL                 217,400      157,900      July 1995        28           29             2,041
Jeffersonville, GA            189,300      147,000      March 1996       20           32               247
Lawrenceburg, TN<F10>          76,400       44,100      June 1995        20           32               397
Tullahoma, TN                 109,600       73,600    November 1995      20           20             1,403
Albany, GA                     92,900       55,800      July 1996        21           24               ---
Alexandria, LA                 31,700       26,900     August 1996       16           28               ---
Houma, LA                      81,700       69,500      July 1996        18           26               ---
Meridian, MS                   73,300       44,800   September 1995      20           31               ---
                            ---------    ---------                                                  ------
  Total Operating Systems   3,016,400    2,413,400                                                  40,253
                            =========    =========                                                  ======


                                                                                Expected
                                              Estimated        Estimated LOS    Channels
                                             Households<F1>    Households<F2>   <F3><F4>
                                             -----------       ----------       --------
Systems Under Construction<F12>:

 Florence, AL                                    62,000           55,800          24
 Ocala, FL(13)                                  275,500          186,200          24
 Starkville, MS                                  84,100           65,200          32
 Tupelo, MS                                     130,900           90,600          30
 Chattanooga, TN                                276,100          200,600          31
                                             ----------        ---------
    Total Systems Under Construction            828,600          610,200
                                             ==========        =========



                                              Estimated        Estimated        Expected
                                                Total             LOS           Channels
                                             Households<F1>    Households<F2>   <F3><F4>
                                             ----------        ----------       --------
Near-Term Launch Markets<F14>:
Bedian/Huntsville, TX                            89,000           50,200          32
Freeport, TX                                    192,700          173,400          29
Hattiesburg, MS                                 121,400           88,800          32
Flippin, TN                                      56,700           49,600          20
Jackson, TN                                     123,900           86,400          22
Memphis, TN                                     433,200          382,200          23
Bankton, AL                                      64,800           41,300          20
Gadsden, AL<F13>                                198,100          133,300          29
Montgomery, AL                                  149,200          114,300          27
Selma, AL                                        35,700           26,000          32
Charing, GA                                      41,100           38,400          31
Groveland, GA<F15>                              172,800          136,000          20
Hoggards Mill, GA                                22,600           13,000          20
Matthews, GA                                    193,600          158,700          31
Tarboro, GA                                      81,500           65,200          20
Valdosta, GA<F16>                               103,200           81,300          29
Mariana, FL                                      56,700           44,900          24
                                             ----------        ---------
  Total Near-Term Launch Markets              2,136,200        1,683,000
                                             ----------        ---------
Long-Term Launch Markets<F17>:

Auburn, AL<F18>                                  62,200           47,700          27
Birmingham, AL                                  308,400          276,900          28
Mobile, AL<F13><F19>                             66,100           40,400          21
Six Mile, AL                                     32,600           27,000          20
Tuscaloosa, AL                                   87,100           69,600          28
Woodville, AL                                    29,700           25,000          17
Hot Springs, AR                                 103,800           71,200          16
Pine Bluff, AR<F20>                               86,30           57,900          16
Tallahassee, FL                                 129,800          115,000          29
Columbus, GA                                    160,100          116,500          32
Vidalia, GA<F21>                                 50,800           34,500          24
Bowling Green, KY<F22>                          126,900           68,300          20
Abita Springs, LA                               217,300          116,800          20
Amite, LA                                        50,100           34,400          20
Baton Rouge, LA<F13><F19>                       261,700          235,500          20
Leesville, LA                                    43,500           26,700          28
Natchitoches, LA<F13>                            30,600           24,800          25
Ruston, LA                                       44,700           24,300          22
Tallulah, LA                                     19,500           17,600          20
Moorehead City, NC                               82,700           55,900          16
                                             ----------        ---------
    Total Long-Term Launch Markets            1,993,900        1,486,000
                                             ----------        ---------
       Company Totals                         7,975,100        6,192,600
                                             ==========        =========

____________

<F1> Estimated  Total  Households  represents  the   Company's
estimate of the total number of households that are within the Company's Intended Service Area. Intended Service Area includes (i) areas that are presently served, (ii) areas where systems are not presently in operation but where the Company intends to commence operations and (iii) areas where service may be provided by signal repeaters or, in some cases, pursuant to FCC applications.

<F2> Estimated LOS Households represents  the Company's estimate of  the  number  of  households that can receive  an  adequate
signal  from  the  Company   in   its  Intended  Service  Area
(determined by applying a discount to the Estimated Total Households in order to account for those homes that the Company estimates will be unable to receive service due to
certain  characteristics  of   the  particular  market).   The
calculation of Estimated LOS Households assumes (i) the grant of pending applications for new licenses or for modification of existing licenses and (ii) the grant of applications for new licenses and license modification applications which have not yet been filed with the FCC.

<F3> Includes wireless cable channels  and,  where applicable, local off-air VHF/UHF channels that are not retransmitted by the Company via wireless cable frequencies.

<F4> Expected Channels include (i) Current Channels (see note 3 above) and (ii) channels with respect to which the Company has a lease with a channel license holder or applicant for a channel license or which the Company has the exclusive right to apply for as a result of being the high bidder at the BTA Auction. Certain licenses cannot be issued until interference agreements with nearby licensees or applicants can be secured. There can be no assurance that such interference agreements will be secured or that applications for channel licenses will
be granted.   See  "Prospectus Summary--BTA Auction" and "Risk
Factors--Uncertainty of Ability to Obtain FCC Authorizations."

<F5> Operating Systems include markets in which the Company is providing commercial wireless cable service. The Jackson System, Delta System, Gulf Coast System, Natchez System, Oxford System, Huntsville System, Demopolis System, Meridian System and Lawrenceburg System are part of the TruVision
Transaction and pending acquisitions. See "The TruVision Transaction" and "Acquisitions."

<F6> Acquired from Heartland Division  in October 1995 as part of the Heartland Transaction. The Milano System was acquired by
Heartland Division in December  1994.   The  Monroe System was
constructed in March 1993. These Systems were not actively marketed until being acquired by the Company as part of the Heartland Transaction.

<F7> The  Company is  not  actively marketing,  and  does  not currently intend to actively market, its service in the Lafayette Market until an increase in the channel offering is achieved, which the Company expects to occur within six months from the date hereof.

<F8> Eight channels currently utilized in the Delta System are operated under special temporary FCC authorization.

<F9> Four channels currently utilized in the Gulf Coast System were granted by the FCC without acting on an objection filed by a third party.

<F10> The  Company  recently   acquired   this   system.   See
"Acquisitions."

<F11> Ten  channels currently  utilized  in  the  Gainesville,
Florida System are operated under special temporary FCC authorization.

<F12> Systems Under  Construction include Markets in which the system headend is under construction and in which the Company expects to complete construction and begin commercial operations by the end of November 1996. The Tupelo and Starkville, Mississippi Markets are part of the TruVision Transaction. See "The TruVision Transaction."

<F13> Four of the ITFS channels for the Ocala Market,  four of the ITFS channels for the Mobile Market, four of the ITFS channels for the Gadsden Market, sixteen of the ITFS channels for the Baton Rouge Market and twelve of the ITFS channels for the Natchitoches Market are subject to comparative disposition with competing applications. The outcome of these dispositions cannot be reliably projected at this time.

<F14> Near-Term Launch Markets  include  Markets  in which the
Company  believes  that  it  has  obtained  rights  to  use  a sufficient number of wireless cable channels to launch commercially viable systems. The Hattiesburg, Mississippi market, the Flippin, Jackson and Memphis, Tennessee markets and the Gadsden, Alabama market are part of the TruVision Transaction. See "The TruVision Transaction." The Jackson, Tennessee market, which is also part of the TruVision Transaction, is the subject of a pending acquisition. See "Acquisitions."

<F15> Objections  to  the  Company's  lessors'  requests   for
extension of time  to  construct  twelve  channels are pending
before  the  FCC.   The  outcome  of these matters  cannot  be
determined.

<F16> The Company has entered into a letter of intent to acquire
rights to 9 channels in Valdosta, Georgia.   There  can  be no
assurance that the Company will enter into a definitive agreement with respect to such channels. See "Risk Factors--
Inability   to   Consummate   the  Pending  Transactions"  and
"Acquisitions."

<F17> Long-Term Launch Markets include  Markets  in which  the
Company believes that it has obtained or expects to obtain, subject to the receipt of necessary FCC approvals and third party consents, rights to use a sufficient number of wireless cable channels to launch commercially viable systems. The Tuscaloosa, Alabama and Hot Springs and Pine Bluff, Arkansas markets are part of the TruVision Transaction. The Hot Springs, Arkansas Market, which is also part of the TruVision Transaction, is the subject of a pending acquisition. See "Acquisitions."

<F18> The Company has entered into a letter of intent to acquire rights to 11 MDS channels and 20 ITFS channels and related transmission tower leases and approvals in Auburn/Opelika,
Alabama.   There can be no assurance  that  the  Company  will
enter into a definitive agreement with respect to such channels. See "Risk Factors--Inability to Consummate the Pending Transactions" and "Acquisitions."

<F19> An  existing  wireless   cable   operator   is   serving
approximately 300 subscribers in this market with an 11 channel MDS system.

<F20> The Company believes that another entity has leased rights to 20 other channels that are the subject of pending ITFS applications.

<F21> The Company has entered into a letter of intent to acquire
rights to 20 channels in Vidalia,  Georgia.   There  can be no
assurance that the Company will enter into a definitive agreement with respect to such channels. See "Risk Factors--
Inability   to   Consummate   the  Pending  Transactions"  and
"Acquisitions."

<F22> The Company currently leases eight channels in the Bowling
Green Market, and has filed applications for 12 commercial channels pursuant to the BTA Auction that cannot be granted until interference agreements with unaffiliated third parties
in nearby markets can be secured.   There  can be no assurance
that  such  interference  agreements  can be secured  or  that
applications  for  these  12 channels will  be  granted.   See
"Prospectus   Summary--BTA  Auction"   and   "Risk   Factors--
Uncertainty of Ability to Obtain FCC Authorizations."

               _____________________

Operating Systems

         The following discussion does not reflect channel rights attributable to the BTA Auction.

         Brenham System. The Company launched service in the Brenham, Texas System in February 1996. The Brenham System serves portions of Washington, Austin, Waller, Burleson, Lee, Fayette and Colorado counties in Texas. The Brenham System had approximately 857 subscribers on June 30, 1996.

         The Company leases 20 of the wireless cable channels available for the Brenham market. The Company transmits on all 20 channels. The Brenham System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95. The Brenham System also offers one pay-per-view channel. The Brenham System transmits at 10 watts of power from the 665 foot level of a 709 foot tower, located 0.2 miles southwest of Brenham, Texas. The Brenham System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 39,500 households, of which the Company believes approximately 32,100 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Brenham is Northland Cable TV.

         Bryan/College Station System. The Company launched service in the Bryan/College Station, Texas System in May 1995. The Bryan/College Station System serves all of Brazos, Grimes and Burleson counties and parts of Washington, Madison, Robertson, Milano and Lee counties in Texas. The Bryan/College Station System had approximately 2,899 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 32 of the wireless cable channels available for the Bryan/College Station market. The Company transmits on all 32 of these channels. The Bryan/College Station System currently offers a 27 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase up to four premium service channels, HBO, the Disney Channel, Showtime and Starz, for $9.95, $5.95, $6.95 and $4.95 per month, respectively. The Bryan/College Station System also offers one pay-per-view channel. The Bryan/College Station System transmits at 10 watts of power from the 484 foot level of a 499 foot tower, three miles southwest of Bryan/College Station. The Bryan/College Station System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 102,700 households, of which the Company believes approximately 65,600 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Bryan/College Station is TCA Cable TV, Inc.

         Milano System. The Company acquired the Milano, Texas System in October 1995. Prior thereto, the Milano System was operated by Heartland since December 1994. The Milano System serves all of the Milano area and parts of Milan, Burleson, Bell and Brazos counties. The Milano System had approximately 1,659 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 20 of the wireless cable channels available for the Milano market. The Company transmits on all 20 of these channels. The Milano System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Milano System also offers one pay-per-view channel. The Milano System transmits at 10 watts of power from the 695 foot level of a 700 foot tower, two miles northeast of Milano. The Milano signal pattern covers a radius of approximately 39 miles, encompassing approximately 40,900 households, of which the Company believes approximately 36,800 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Milano is Cable Video Enterprises.

         Wharton System. The Company launched service in the Wharton, Texas System in June 1994. The Wharton System serves all of Wharton county and parts of Fort Bend, Matagorda, Brazoria and Colorado counties. The Wharton System had approximately 2,114 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 21 of the wireless cable channels available for the Wharton market. The Company transmits on all 21 of these channels. The Wharton System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase up to two premium service channels, HBO and Showtime, for $10.95 and $6.95 per month, respectively. The Wharton System also offers one pay-per-view channel. The Wharton System transmits at 50 watts of power from the 436 foot level of a 440 foot tower,
4.2 miles southeast of Wharton. The Wharton System's signal pattern covers a radius of approximately 39 miles, encompassing approximately 102,300 households, of which the Company believes approximately 92,000 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Wharton is Falcon Cable.

         Bunkie System. The Company launched service in the Bunkie, Louisiana System in December 1995. The Bunkie System serves all of Evangeline parish and parts of Acadia, Allen, Avoyelles, Point Coupee, Rapides and St. Landry parishes in Louisiana. The Bunkie System had approximately 1,498 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 20 of the wireless cable channels available for the Bunkie market. The Bunkie System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Bunkie System also offers one pay-per-view channel. The Bunkie System transmits at 50 watts of power from the 705 foot level of a 709 foot tower, located 3.1 miles east of Bunkie, Louisiana. The Bunkie System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 94,700 households, of which the Company believes approximately 81,600 can be served by LOS transmissions. The principal hard-wire competitor is the City of Bunkie's Laribay Cablevision Limited.

         Lafayette System. The Company launched service in the Lafayette, Louisiana System in January 1994. The Lafayette System serves all of Lafayette, St. Martin, Iberia, Vermillion and Acadia parishes, and parts of St. Landry and St. Mary parishes in Louisiana. The Lafayette System had approximately 697 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 26 of the wireless cable channels available for the Lafayette market. The Company transmits on six of these channels. Co-location applications were recently granted for four channels. Co-location applications are pending for eight additional channels. New station applications are pending for eight channels. The Lafayette System currently offers an 11 channel basic package, consisting of six wireless cable channels and five local off-air VHF/UHF channels, for $15.95 per month. The Lafayette System transmits at 10 watts of power from the 220 foot level of a 228 foot tower, 2.8 miles west of Lafayette. The Company has filed and anticipates approval of modification applications to increase to 50 watts of power, to transmit at the 588 foot level of a 604 foot tower and to move 8.6 miles south of Lafayette. Upon such modifications, the Lafayette System's signal pattern will cover a radius of approximately 38 miles, encompassing approximately 180,300 households, of which the Company believes approximately 153,200 can be served by LOS transmissions. These LOS household counts do not differ materially from the Company's present transmission site. The principal hard-wire cable competitor in the city of Lafayette is TC Cable TV, Inc.

         Lake Charles System. The Company launched service in the Lake Charles, Louisiana System in April 1994. The Lake Charles System serves all of Calcasieu, Jefferson Davis and Cameron parishes, and parts of Beauregard and Allen parishes in Louisiana. The Lake Charles System had approximately 555 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 31 of the wireless cable channels available for the Lake Charles market. The Company transmits on nine of these channels. Co-location applications were recently granted for six channels and new station applications were recently granted for the remaining sixteen channels. The Lake Charles System currently offers a 16 channel basic package, consisting of eight wireless cable channels and eight local off-air VHF/UHF channels, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Lake Charles System transmits at 50 watts of power from the 407 foot level of a 411 foot tower, 5.5 miles west of Lake Charles. Applications have been filed to operate the remaining 20 channels at 50 watts of power from the same tower. The Lake Charles System's signal pattern covers a radius of approximately 38 miles, encompassing approximately 111,600 households, of which the Company believes approximately 92,500 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Lake Charles is TCI Cable TV, Inc.

         Monroe System. The Company acquired the Monroe System in October 1995. Construction of the Monroe System was completed by Heartland in March 1993. The Monroe System had approximately 1,806 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 30 of the wireless cable channels available for the Monroe market. The Company transmits on 17 of these channels. A co-location application is pending for one channel, and new station applications are pending for the remaining 12 channels. [UPDATE] Four of these channels also are subject to an administrative petition that, if granted, could result in the loss of the license therefor. The Monroe System currently offers a 21 channel basic package, consisting of 15 wireless cable channels and six local off-air VHF/UHF broadcast channels, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Monroe System also offers one pay-per-view channel. The Monroe System transmits at 50 watts of power from the 650 foot level of a 906 foot tower, located ten miles north of Monroe. The Monroe system's signal pattern covers a radius of approximately 39 miles, encompassing approximately 114,100 households, of which the Company believes approximately 89,600 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Monroe is Louisiana Cablevision.

         Jackson System. The Company launched service in Jackson, Mississippi System in June 1994. The Jackson System serves all of the metropolitan area of Jackson, Mississippi, including all or parts of Rankin, Hinds, Madison, Copiah, Simpson, Scott, Yazoo, Warren and Claiborne counties. The Jackson System had approximately 10,745 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 29 of the 32 wireless cable channels available for the Jackson market. The Jackson System currently offers a 26 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase up to three premium service channels, HBO, Showtime and The Disney Channel, for $8.95, $8.95 and $4.95 per month, respectively. In the Jackson System, the Company also offers its subscribers event pay-per-view service on one channel shared with WMVT, a local independent television station. The Jackson System began to generate positive System EBITDA in March 1995, approximately 10 months after commencement of service. The Jackson System transmits at 50 watts of power from a height of 1,040 feet above ground level. The Jackson System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 211,500 households, of which the Company believes approximately 176,900 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Jackson is Capitol Cablevision, a Time Warner Cable affiliate.

         Delta System. The Company launched service in the Delta, Mississippi System in July 1995. The Delta System serves that portion of the Delta region which includes all or parts of Humphreys, Holmes, Sunflower, Washington and Yazoo counties in Mississippi. The Delta System had approximately 4,096 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 20 of the 32 wireless cable channels available for use in the Delta market, owns three of the channels, and operates an additional eight channels pursuant to a special temporary FCC authorization. The Delta System currently offers a 27 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase up to three premium service channels, HBO, Showtime and The Disney Channel for $8.95, $8.95 and $4.95 per month, respectively. In the Delta System, the Company also offers its subscribers an event pay-per-view channel and intends to offer its subscribers a full-time pay-per-view channel beginning in the fourth quarter of 1996. The Delta System began to generate positive System EBITDA in February 1996, seven months after commencement of service. The Delta System transmit at 50 watts of power from a height of 805 feet above ground level. The Delta System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 100,800 households, of which the Company believes approximately 92,800 can be served by LOS transmissions. The hard-wire cable competitors in the Delta region are generally smaller operators, unaffiliated with large multiple system cable operators ("MSOs").

         Gulf Coast System. The Company launched service in the Gulf Coast, Mississippi System in January 1996. The Gulf Coast System serves the entire Gulf Coast region of Mississippi, including all or parts of Harrison, Hancock, Jackson, Stone and Pearl River counties. The Gulf Coast System had approximately 1,672 subscribers on June 30, 1996, primarily in single family homes.

         The Company leases 24 of the 32 wireless cable channels available for the Gulf Coast market. The Gulf Coast System currently offers a 22 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase up to two premium service channels, HBO and The Disney Channel, for $8.95 and $4.95 per month, respectively. The Gulf Coast System transmits at 50 watts of power from a height of 1,285 feet above ground level. The Gulf Coast System's cardioid or heart-shaped signal pattern, designed to maximize converge of the population densities along the coast, encompasses approximately 132,300 households, of which the Company believes approximately 121,700 can be served by LOS transmissions. The principal hard-wire cable competitor in the Gulf Coast region is Post-Newsweek Cable, Inc.

         Natchez System. The Company launched service in the Natchez, Mississippi System in June 1996. The Natchez System serves all or parts of Franklin, Adams, Amite, Pike, Lincoln, Jefferson, Wilkinson, Claiborne and Copiah counties. The Natchez System had approximately two subscribers on June 30, 1996.

         The Company currently leases 20 of the wireless cable channels available for the Natchez, Mississippi market. All 20 channels are granted and co-located. The Natchez System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase up to two premium service channels, HBO and the Disney Channel, for $8.95 and $4.95 per month, respectively. The Company is currently authorized to transmit 50 watts of power using a dual antenna system mounted at the 805 and 795 foot levels of a 1,066 foot tower located 8.3 miles southeast of Bude, Mississippi. The Company has filed modification applications to increase the centerline height of each antenna 100 feet, to change the omnidirectional antenna to a similar model with additional gain and change the polarization of the directional parabolic antenna to vertical. Upon such modification, the Natchez system's signal pattern will cover a radius of approximately 40 miles, encompassing approximately 76,500 households, of which the Company believes approximately 60,000 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Natchez, Mississippi is Marcus Cable.

         Oxford System. The Company launched service in the Oxford, Mississippi System in June 1996. The Oxford System serves all or parts of Lafayette, Yalobusha, Union, Pontotac, Marshall, Panola, Tate and Tallahatchie counties. The Oxford System had approximately 23 subscribers on June 30, 1996.

         The Company currently leases 20 of the wireless cable channels available for the Oxford, Mississippi market. All 20 channels are granted and co-located. The Oxford System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase up to two premium service channels, HBO and the Disney Channel, for $8.95 and $4.95 per month, respectively. The Company is currently authorized to transmit 50 watts of power using a dual antenna system mounted at the 1,055 and 1,045 foot levels of a 1,304 foot tower located 7.0 miles west northwest of Taylor, Mississippi. The Company has filed modification applications to increase the centerline height of each antenna 145 feet, to change the omnidirectional antenna to a similar model with additional gain and change the polarization of the directional parabolic antenna to vertical. Upon such modification, the Oxford System's signal pattern will cover a radius of approximately 40 miles, encompassing approximately 60,100 households, of which the Company believes approximately 53,500 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Oxford, Mississippi is TCI of North Mississippi.

         Bucks System. The Company launched service in the Bucks, Alabama System in April 1996. The Bucks System serves parts of Washington, Mobile, Baldwin and Clarke counties in Alabama. The Bucks System had approximately 454 subscribers on June 30, 1996.

         The Company currently leases 20 of the wireless cable channels available for the Bucks, Alabama market. The Company transmits on all 20 of these channels. The Bucks System currently offers an 18 channel basic package, consisting of 13 wireless cable channels and five local off-air VHF/UHF channels for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95 per month. The Bucks System transmits at 10 watts of power from the 853 foot level of an 859 foot tower, located 9.6 miles northwest of Bucks, Alabama. Modification applications to increase power to 50 watts are pending before the FCC. Upon such modification, the Bucks System's signal pattern will cover a radius of approximately 36 miles, encompassing 150,800 households, of which the Company believes approximately 113,700 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Bucks is Cablevision.

         Demopolis System. The Company commenced commercial operations of the Demopolis System, a wireless cable system in the Demopolis, Alabama area, in April 1996. The Demopolis System serves Marengo, Sumter, and Hale counties and portions of Perry, Choctow, Green, Dallas, and Wilcox counties. As a result of the signal testing conducted earlier in 1996, the Demopolis System had approximately 266 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 28 of the wireless cable channels available for Demopolis market. The Demopolis System offers a 25 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, the Company expects that a subscriber may purchase up to three premium service channels, HBO, Showtime and The Disney Channel for $8,95, $8.95 and $4.95 per month, respectively. The Demopolis System transmits at 25 watts of power from a height of 943 feet above ground level. The Demopolis System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 17,500 households, of which the Company believes approximately 15,600 can be served by LOS transmissions. The Demopolis region is currently served by several relatively small hard-wire cable franchise operators each serving less than 2,000 subscribers.

         Dothan System. The Company launched service in the Dothan, Alabama System in June 1996. The Dothan System serves parts of Early, Miller, Geneva, Barbour, Clay, Calhoun and Jackson Counties in Alabama and all of Dale, Henry and Houston Counties in Alabama. The Dothan System had approximately 1 subscriber on June 30, 1996.

         The Company currently leases 23 of the wireless cable channels available for the Dothan, Alabama market. All 23 channels are granted and co-located. The Company transmits 10 watts of power from the 900 foot level of a 1,021 foot tower, located 5.5 miles northeast of Dothan, Alabama. The Company has filed and anticipates approval of modification applications to increase 50 watts of power. Upon such modifications, the Dothan System's signal pattern will cover a radius of approximately 35 miles, encompassing approximately 100,500 households, of which the Company believes approximately 81,200 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Dothan, Alabama is Comcast Cablevision of Dothan, Inc.

         Huntsville System. The Company acquired an operating wireless cable system (the "Huntsville Wireless System"), together with an operating hard-wire system (the "Huntsville Wired System") on August 2, 1996. The Huntsville Wireless System had approximately 2,577 subscribers on June 30, 1996, and the Huntsville Wired System had approximately 1,437 subscribers on June 30, 1996.

         The Company leases 24 and owns three of the wireless cable channels for the Huntsville market. The Huntsville Wireless System offers a 27 channel package, including five local off-air VHF/UHF channels, which are being retransmitted, and three premium service channels (The Movie Channel, The Disney Channel and Showtime) for $29.95 per month. The Huntsville System transmits at 10 watts of power from a height of approximately 350 feet above ground level and has been authorized to transmit at 50 watts of power. The Huntsville System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 196,800 households, of which the Company believes approximately 181,900 can be served by LOS transmissions. The principal hard-wire cable competitor in the Huntsville region is Comcast Cablevision.

         Fort Walton Beach System. The Company launched service in the Fort Walton Beach, Florida System in May 1996. The Fort Walton Beach System serves parts of Okalossa and Walton counties in Florida. The Fort Walton Beach System had approximately 70 subscribers on June 30, 1996 primarily in single family homes.

         The Company currently leases 23 of the channels available for the Fort Walton, Florida market. The Company transmits on 15 of these channels. New station applications are pending for the remaining eight channels. The Fort Walton System currently offers a 13 channel basic package, consisting of eight wireless cable channels and five local off-air VHF/UHF channels for $15.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95 per month. The Fort Walton System also offers one pay-per-view channel. The Fort Walton System transmits at 50 watts of power from the 276 foot level of a 279 foot tower, located four miles northeast of Fort Walton Beach, Florida. The Fort Walton Beach System's signal pattern covers a radius of approximately 39 miles, encompassing 64,200 households, of which the Company believes approximately 54,600 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Fort Walton Beach is Emerald Coast Cable.

         Gainesville System. The Company launched service in the Gainesville, Florida System in January 1996. The Gainesville System serves parts of Clay, Duval, Gilchrist, Dixie, Levy, Lafayette, Putnam, Swannee, Hamilton and Marion and all of Alachua, Bradford, Baker, Columbia and Union counties in Florida. The Gainesville System had approximately 986 subscribers on June 30, 1996, primarily in single family homes.

         The Company leases 28 of the wireless cable channels available for the Gainesville, Florida market. The Company transmits on 24 of these channels. Modification applications are pending for the remaining four channels and for ten channels operating pursuant to special temporary authorization. The Gainesville System currently offers a 22 channel basic package, including four local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase HBO and Showtime for $9.95 and $6.95 per month, respectively. The Gainesville System transmits at 50 watts of power from the 706 foot level of a 709 foot tower, located 24.0 miles southeast of Lake City, Florida. The Gainesville System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 138,700 households, of which the Company believes approximately 115,200 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Gainesville is Warner Cable.

         Panama City System. The Company launched service in Panama City, Florida System in September 1995. The Panama City System serves all of Bay County and parts of Calhoun, Gulf, Holmes, Jackson, Walton and Washington counties in Florida. The Panama City System had approximately 1,751 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 27 of the wireless cable channels available for the Panama City market. The Company transmits on 23 of these channels. The Panama City System currently offers a 21 channel basic package, including five off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase HBO for $9.95 per month and Showtime for $6.95 per month. The Panama City System transmits at 50 watts of power from the 450 foot level of a 500 foot tower, located 9.7 miles north of Panama City. The Panama City System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 108,300 households, of which the Company believes approximately 83,300 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Panama City is Comcast.

         Pensacola System. The Company launched service in the Pensacola, Florida System in July 1995. The Pensacola System serves all of Escambia and Santa Rosa counties in
Florida, and parts of Okaloosa and Baldwin counties in Alabama. The Pensacola System had approximately 2,041 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 28 of the wireless cable channels available for the Pensacola market. The Company transmits on all 28 of these channels. The Pensacola System currently offers a 22 channel basic package, including six local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase HBO and a five channel Showtime package, for $9.95 and $10.95 per month, respectively. The Pensacola system transmits at 50 watts of power from the 493 foot level of a 499 foot tower, located
11.0 miles north of Pensacola. The Pensacola System's signal pattern covers a radius of approximately 38 miles, encompassing approximately 217,400 households, of which the Company believes approximately 157,900 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Pensacola is Cox Cable Communications.

         Jacksonville System. The Company launched service in the Jeffersonville, Georgia System in March 1996. The Jeffersonville system serves portions of Laurens, Peach, Macon, Crawford, Monroe, Jones, Baldwin and Johnson and all of Beckly, Wilkinson, Houston, Twiggs and Bibb counties in Georgia. The Jeffersonville System had approximately 247 subscribers on June 30, 1996.

         The Company leases 20 of the wireless cable channels available for the Jeffersonville, Georgia market. The Company transmits on all 20 channels. The Jeffersonville System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95. The Jeffersonville System also offers one pay-per-view channel. The Jeffersonville System transmits at 50 watts of power from the 706 foot level of a 709 foot tower, located 3.3 miles northeast of Jeffersonville, Georgia. The Jeffersonville System's signal pattern covers a radius of approximately 39 miles, encompassing 189,300 households, of which the Company believes approximately 147,000 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Jeffersonville is Cox Cable.

         Lawrenceburg System. On August 2, 1996, the Company acquired all of the outstanding capital stock of Shoals, whose principal asset is the Lawrenceburg System, a wireless cable system currently operating in the Lawrenceburg, Tennessee area with approximately 397 subscribers as of June 30, 1996. See "Acquisitions."

         The Company leases 20 of the wireless cable channels available for the Lawrenceburg market. The Lawrenceburg System offers a 20 channel package, including five local off-air VHF/UHF channels which are being retransmitted and one premium service channel, Showtime, for $29.95 per month. The Lawrenceburg System transmits at 10 watts of power from a height of approximately 40 miles, encompassing approximately 76,400 households, of which the Company believes approximately 44,100 can be served by LOS transmissions. The principal hard-wire cable competitor in the Lawrenceburg region is Rifkin Cable.

         Tullahoma System. The Company launched service in the Tullahoma, Tennessee system in November 1995. The Tullahoma System serves parts of Coffee, Cannon, Beford, Moore, Franklin, Grundy and Warren counties in Tennessee. The Tullahoma System had approximately 1,403 subscribers on June 30, 1996, primarily in single-family homes.

         The Company leases 20 of the wireless cable channels available for the Tullahoma, Tennessee market. The Company transmits on all 20 channels. The Tullahoma System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95. The Tullahoma System also offers one pay-per-view channel. The Company transmits at 10 watts of power from the 751 foot level of a 755 foot tower, located 7.5 miles east of Tullahoma, Tennessee. The Tullahoma System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 109,600 households, of which the Company believes approximately 73,600 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Tullahoma is Tullahoma Cablevision.

         Albany System. The Company launched service in the Albany, Georgia market in July 1996. The Albany System offers a 20 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $15.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95. The Albany System transmits at 50 watts of power from the 453 foot level of a 520 foot tower, located four miles north of Albany, Georgia. The Albany System's signal pattern covers a radius of approximately 35 miles, encompassing 92,900 households, of which the Company believes approximately 67,600 can be served by LOS transmissions. The Company serves parts of Stewart, Webster, Sumter, Dooly, Calhoun, Early, Randolph, Crisp, Baker, Turner, Miller, Mitchell and Colovett counties in Georgia, and all of Terrell, Lee, Dougherty and Worth counties in Georgia. The principal hard-wire cable competitor in the area of Albany, Georgia is TCI Georgia.

         Alexandria System. The Company launched the Alexandria System in August 1996. The Alexandria System offers a 15 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted for $15.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95. The Alexandria System transmits at 50 watts of power from the 750 foot level of a 1,329 foot tower, located 18 miles northwest of Alexandria, Louisiana. The Alexandria System's signal pattern covers a radius of approximately 40 miles, encompassing 31,700 households, of which the Company believes approximately 26,900 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Alexandria, Louisiana is Time Warner Cable.

         Houma System. The Company launched the Houma System in July 1996. The Houma System offers a 17 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted for $15.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95. The Company transmits at 10 watts of power from the 496 foot level of a 500 foot tower, located 19.5 miles northwest of Houma, Louisiana. The Houma system's signal pattern coves a radius of approximately 40 miles, encompassing 81,700 households, of which the Company believes approximately 69,500 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Houma, Louisiana is Time Warner Cable.

         Meridian System. The Company launched service in the Meridian, Mississippi System in September 1996. The Meridian
System serves all or parts of Lauderdale, Clarke, Newton, Jasper, Neshoba and Kemper counties.

         The Company currently leases 20 of the wireless cable channels available for the Meridian, Mississippi market. All 20 channels are granted and co-located. The Meridian System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase up to two premium service channels, HBO and the Disney Channel, for $8.95 and $4.95 per month, respectively. The Company is currently authorized to transmit 50 watts of power from a 320 foot level. The Meridian system's signal will cover a cardiod pattern to the west of approximately 40 miles, encompassing approximately 73,300 households, of which the Company believes approximately 44,800 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Meridian, Mississippi is TV Selection Systems, Inc., an affiliate of Comcast Corp.

         Systems Under Construction

         The Company currently has nine additional systems under construction, which are located in Florence, Alabama; Albany, Georgia; Ocala, Florida; Alexandria and Houma, Louisiana; Starkville and Tupelo, Mississippi; and Chattanooga, Tennessee. In each of the systems, the Company expects to begin to transmit on its channels in such Markets by November 30, 1996. The following discussion does not reflect channel rights attributable to the BTA Auction.

         Florence System. The Company currently leases 20 of the wireless cable channels available for the Florence, Alabama market. Four channels are granted and co-located. New station applications are pending for the remaining 16 channels. The Company expects to launch this system during October 1996. The Company will transmit at 10 watts of power from the 671 foot level of a 820 foot tower, located four miles east of Florence, Alabama. The Florence system's signal pattern covers a radius of approximately 40 miles, encompassing 62,000 households, of which the Company believes approximately 55,800 can be served by LOS transmissions.

         The Company will serve parts of Lawrence, Limestone, Marion, Morgan and Winston counties in Alabama, parts of Itawanba and Tishomingo counties in Mississippi, parts of Hardin, Lawrence and Wayne counties in Tennessee, and all of Colbert, Franklin and Lauderdale counties in Alabama. The principal hard-wire cable competitor in the area of Florence, Alabama is Comcast Cable of the Shoals, Inc.

         Ocala System. The Company currently leases 24 of the wireless cable channels available for the Ocala, Florida market. Of these, 8 channels are in the process of being modified to co-locate, and 12 channels are granted and co-located. A new station application is pending for the remaining 4 channels. The Company expects to launch this system by September 30, 1996. The Company will serve parts of Citrus, Sumpter, Putnam, Alachua, and Lake counties in Florida and all of Marion county in Florida. The Company will transmit 10 watts of power from the 296 foot level of a 299 foot tower, located in Ocala, Florida. The Ocala System's signal pattern covers a radius of approximately 39 miles, encompassing 275,500 households, of which the Company believes approximately 186,200 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Ocala, Florida is Cox Cable.

         Starkville System. The Company currently leases 20 of the wireless cable channels available for the Starkville, Mississippi market. All 20 channels are granted and co-located. The Company expects to launch this system by October 1996. The Company is licensed to transmit at 20 watts of power from the 280 foot level. Modifications are pending FCC approval to move the stations closer to the population center, increase antenna height to 680 feet and increase output power to 50 watts. A tower lease is currently under negotiation at a tower site in the Starkville area. Upon completion of these negotiations and FCC approval, the Starkville System's signal pattern will cover a radius of approximately 40 miles encompassing 84,100 households, of which the Company believes approximately 65,200 households can be served by LOS transmissions. The principal hard-wire cable competitor in the Starkville, Mississippi area is Northland Cable TV.

         Tupelo System. The Company currently leases 20 of the wireless cable channels available for the Tupelo, Mississippi market. All 20 channels are granted and co-located. The Company expects to launch this System by October 1996. The Company is licensed to transmit at 50 watts of power from the 320 foot level. The Tupelo System's signal pattern covers a radius of approximately 40 miles, encompassing 139,900 households, of which the Company believes approximately 90,600 households can be served by LOS transmissions. The principal hard-wire cable competitor in the Tupelo, Mississippi area is Comcast Cablevision of Tupelo.

         Chattanooga System. The Company currently leases 31 of the wireless cable channels available for the Chattanooga, Tennessee market. Of these channels, 15 are granted and co-located and eight are subject to pending modification applications. New station application are pending for the remaining 12 channels. The Company expects to launch this system by November 1996. The Company will transmit at 50 watts of power from the 309 foot level of a 579 foot tower, located 12.0 miles north of Chattanooga, Tennessee. The Chattanooga System's signal pattern covers a radius of approximately 40 miles, encompassing 276,100 households, of which the Company believes approximately 200,600 households can be served by LOS transmissions. The Company will serve parts of DeKalb, Jackson, Catoosa, Dad and Walker counties. The principal hard-wire cable competitor in the area of Chattanooga, Tennessee is Chattanooga Cable T.V., Inc.

      Near-Term and Long-Term Launch Markets

         In these Markets, the Company has obtained or expects to obtain, subject to necessary FCC approvals, the rights to a sufficient number of wireless cable channels to launch commercially viable systems. In the Near-Term Launch Markets, the Company believes that it has obtained such wireless cable channel rights. Many of the Company's channel rights in the Long-Term Launch Markets are in the form of lease agreements with qualified, non-profit education organizations that have licenses for channels which must be modified by the FCC to be utilized by the Company as planned, that have pending applications for ITFS channels that have not yet been granted or for which application to the FCC has yet to be made. The Company is considering modifying certain channel licenses in Near-Term Launch Markets and Long-Term Launch Markets to allow for the relocation of some channels from their currently authorized or proposed transmission sites. While the Company believes that the relocation would increase the total number of potential subscribers in those systems, the Company does not intend to delay construction of a new system if the modifications are not approved by the FCC.

         Currently, the FCC will not accept applications for new ITFS licenses or "major" modifications of ITFS licenses which affects channel rights in several of the Company's Long-Term Launch Markets. The most recent five-day window for filing ITFS applications was completed on October 20, 1995, in which the Company's lessors filed the majority of the applications required to effectuate its long-term launch plans. The Company's currently pending ITFS applications are expected to undergo review by FCC engineers and staff attorneys over the next 24 months. If the FCC staff determines that an application meets certain basic technical and legal qualifications, the staff will then determine whether the application proposes facilities that would result in signal interference to facilities proposed in other pending applications. If so, the conflicting applications undergo a comparative criteria that includes whether an applicant is located in the community to be served and is an accredited educator proposing to serve its own students. Historically, the outcome of the selection process when two or more qualified applicants are competing for the same channels has been somewhat predictable based on the particular facts and circumstances. A small number of the Company's lease agreements involve applications for channel licenses for which competing applications have been filed. The Company therefore anticipates that a substantial number of the pending applications will be granted. However, no assurance can be given as to the precise number of applications that will be granted. The failure of the Company to obtain a sufficient number of channel rights in a particular Market could have a material adverse effect on the growth of the Company.

         The Company currently expects to construct and to begin operations in the Near-Term Launch Markets by November 30, 1996 and 20 to 24 Long-Term Launch Markets in 1997. Construction will entail the construction of a transmission building near a transmission tower and the installation of transmission equipment and, in certain cases, the construction of the transmission tower. The construction of the transmission facility will enable the Company to launch wireless cable service in such Markets. For the remaining Markets, the Company expects to begin operations by the end of 1998. The Company is analyzing the appropriate construction schedule for the remaining Long-Term Launch Markets. This analysis is being performed based upon multiple factors including, but not limited to, the expiration dates of channel leases and FCC construction authorizations, the number of potential subscribers in each Market, the availability of capital and the proximity of a market to Operating Systems and other Markets ready for construction. In managing its wireless cable channel assets, the Company may, at is option, trade or exchange existing channel rights in order to acquire, directly or indirectly, channel rights in Markets that have greater strategic value to the Company.

Wireless One of North Carolina, L.L.C.

         On October 10, 1995, the Company entered into a Limited Liability Company Agreement with CT Wireless Cable, Inc., a North Carolina corporation, and O. Gene Gabbard, for the purpose of forming Wireless One of North Carolina, L.L.C., a Delaware limited liability company ("WONC"), to (i) develop and operate wireless cable systems in the state of North Carolina and in the markets encompassing Greenville and Spartanburg, South Carolina, (ii) enter into lease agreements with various educational organizations for the use of ITFS wireless cable channels, (iii) bid for, purchase, or otherwise acquire the use of licenses for commercial wireless cable channels, and (iv) develop and operate wireless cable systems using the leased ITFS and acquired commercial wireless cable channels. The Company holds a 50% interest in WONC, CT Wireless Cable, Inc. holds a 48% interest in WONC, and O. Gene Gabbard holds a 2% interest in WONC.

         Based on WONC's ITFS filings and channel acquisitions, the TruVision Transaction and BTA Auction high bids, the Company believes that WONC will have sufficient channel capacity to launch wireless cable systems in the following markets:

                                          Estimated
                                            Total       Estimated LOS
Market                                    Households      Households
- ------                                    ----------    -------------
Asheville, NC.....................          246,700         93,300
Fayetteville, NC..................          245,300        179,700
Greenville, NC....................           99,200         57,500
Hickory, NC.......................          376,800        162,700
Jacksonville, NC..................          136,700        116,200
Rocky Mount, NC...................          199,100        178,900
Roanoke Rapids, NC................           44,700         38,000
Wilmington, NC....................          136,900        123,400
Rockingham, NC....................           93,200         86,600
Elizabeth City, NC................           63,800         35,500
                                         ----------     ----------
  Total...........................        1,642,300      1,071,700
                                         ==========     ==========

         WNOC has also filed for ITFS channels and has agreements to acquire channels in Charlotte, Greensboro and Raleigh, North Carolina and Spartanburg, South Carolina; however, the Company does not believe that WONC has sufficient channel capacity to launch systems in these four markets. System Costs

         The Company estimates that the current cost per market for transmission (or headend) equipment and a headend build-out in a typical 20 channel system will be approximately $570,000. In addition, the Company expects to spend approximately $2.8 million on beam benders in 1996 and 1997. Beam benders permit reception of the Company's signal in areas which would otherwise be unable to receive transmission due to terrain or other obstacles. The additional cost to expand a system to a full 32 channels is approximately $180,000. The Company estimates that, as of December 31, 1995, each additional wireless cable subscriber with a single set-top converter required an incremental capital expenditure of approximately $375 to $475, consisting of, on average, $240 to $340 of materials and $135 of installation labor and overhead charges.

         The operating costs for wireless cable systems are generally lower than those for comparable traditional hard-wire systems. This is attributable to lower system network maintenance and depreciation expense. Programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis. The Company believes that its Markets typically have a stable base of subscribers which have allowed it to maintain an average churn rate below 2.5% per month for the six months ended June 30, 1996, as compared to a churn rate of approximately 3% per month typically experienced by traditional hard-wire cable operators, resulting in reduced installation and marketing expenses. By locating its operations in geographic clusters, the Company believes that it can further contain costs by taking advantage of economies of scale in management, sales and customer service. For each Operating System, the Company employs a general manager, salespersons and installation and repair personnel. All other functions are centralized, including engineering, marketing, billing, customer service, finance and administration.

Programming

         The Company seeks to offer popular programming at affordable prices. The Company's typical channel offering includes 20 to 31 channels, which include 19 to 26 basic channels, up to three premium channels (HBO, The Disney Channel and Showtime) and up one full-time pay-per-view channel. Local news programs are broadcast over the VHF/UHF channels which in turn are retransmitted over the Company's wireless cable channels. Thus subscribers to the Company's services have access to local news, including weather news. The Company believes that being able to provide such access gives it an important competitive advantage over DBS competitors, which do not rebroadcast such programming.

         The following chart depicts the Company's current programming line-up in a typical Market.


                                Company Channel Offerings


   BASIC

   ABC (local network affiliate)          The Learning Channel (education)
   AMC (classic movies)                   Mind Extension University (education)
   Black Entertainment Television         The Nashville Network (music)
   (special interest)
   CBS (local network affiliate)          NBC (local network affiliate)
   Country Music Television               Nickelodeon (children's)
   CNN (news)                             PBS (education, general interest)
   C-SPAN (public affairs)                SportSouth (southeast U.S. sports)
   Discovery (science)                    TBS Superstation (sports, movies)
   The Disney Channel (1)                 TNT (sports, movies)
   ESPN (sports)                          USA (general interest)
   The  Family Channel (family            The Weather Channel (weather)
     entertainment)
   Fox (local network affiliate)

   PREMIUM                                PAY-PER-VIEW

   Home Box Office                        Viewer's Choice
   Showtime
   The Disney Channel<F1>

   _____________________

<F1>  The Disney Channel is part of the basic package except in the Company's
      Mississippi Markets and certain other Markets where it is offered as a premium channel.

  Operations

  Installation. Once a potential subscriber has requested service, a pre-survey to determine the feasibility of LOS transmission at such subscriber's location is carried out and the potential subscriber is informed on the day of the survey whether service can be provided at the subscriber's location. Assuming service can be provided, an installation is then scheduled. The Company provides two installation options. One installation option features a standard rooftop mount linked to a down converter located at the subscriber's location. For cases where the subscriber's location is surrounded by trees which would normally render LOS reception impossible, or upon subscriber request, the Company has developed a tree mount, which consists of a 20 foot mast which is bracketed to the upper part of a tree. A wire is then run from the mast to the ground and back to the subscriber's location. Each installation option includes grounding the receiving antenna in accordance with national electrical codes. The installation process is contemplated, and service commences, typically within ten days of the initial request.

  Billing. The Company believes that its billing procedures are an integral part of its strategy to minimize churn. Subscribers are billed on the first day of the month for that month's service with payment due on the fifteenth of the month. The Company seeks to encourage delinquent accounts to pay by disconnecting either premium or full service after a period of non-payment coupled with a calling program by customer service representatives to encourage delinquent accounts to pay and continue receiving service.

       Marketing.   Prior  to  commencing  operations  in  a  new
  system, the Company develops a plan designed to manage subscriber growth by maintaining a manageable backlog of installations (so that subscribers generally wait no more than ten days from initial inquiry to commencement of service) which ensures that the quality of installations and customer service remains high. The Company prioritizes areas of the market according to the number of unpassed homes, the relative strength of any traditional hard-wire competitors, the existence of terrain or obstructions that would impede LOS transmissions, the economic demographics of the area, and the percentage of single family homes. On the basis of such analysis the market is divided into sub-markets of approximately 5,000 households and the sub-markets are prioritized on the basis of their attractiveness to the Company.

       In each sub-market, the Company's marketing staff develops a targeted marketing plan that typically includes direct mailings, telemarketing follow-up calls and selected door-to-door sales. In certain markets, the Company uses television and newspaper advertisements. A separate marketing team focuses on adding commercial subscribers (such as restaurants, business offices and auto dealers) and MDU contracts.

       The Company markets its wireless cable service by highlighting four major competitive advantages over traditional hard-wire cable services and other subscription television alternatives: customer service, picture quality and reliability, programming features and price.

       Customer Service. The Company has established the goal of maintaining high levels of customer satisfaction. In furtherance of that goal, that Company emphasizes responsive customer service and convenient installation scheduling. The Company has established customer retention and referral programs in an effort to obtain and retain new subscribers. Because traditional hard-wire cable companies enjoyed virtual monopolies in the past, few have had an incentive to provide as high levels of customer service as the Company provides. The regulations promulgated under the 1992 Cable Act require traditional hard-wire cable companies to provide improved customer service which may decrease the Company's competitive advantage in this area.

       Picture Quality and Reliability. Wireless cable subscribers enjoy substantially outage-free, highly reliable picture quality because there is no Cable Plant between the headend and the subscriber's location, as in the case of traditional hard-wire cable. Within the signal range of the Operating Systems, the picture quality of the Company's service is generally equal or better in quality to that typically received by traditional hard-wire cable subscribers because, absent any LOS obstruction, there is less opportunity for signal degradation between the Company's headend and the subscriber.

       Programming Features. In the Operating Systems and Systems Under Construction, the Company believes that it has assembled sufficient channel rights and programming agreements to provide a programming package competitive with those offered by traditional hard-wire cable operators. Additionally, the Company uses equipment which (when channel availability is sufficient) enables it to offer pay-per-view programming and addressability not currently offered by many of the rural hard-wire cable operators with which it competes.

       Price. The Company offers its subscribers a programming package consisting of basic service, enhanced basic service and premium programs. The Company can offer a price to its subscribers for basic service and enhanced basic service that is typically lower than prices for the same services offered by traditional rural hard-wire cable operators because of lower operating costs. The rates charged by cable operators for their programming services are regulated pursuant to the 1992 Cable Act, as modified by the 1996 Act. The Company is unable to predict precisely what effect FCC rate regulations will have on the rates charged by traditional hard-wire cable operators. Notwithstanding the regulations, however, the Company believes it will continue to be price competitive with traditional rural hard-wire cable operators with respect to comparable programming.

  EdNet Agreement

       The EdNet Agreement provides exclusive rights to use all excess airtime (that portion of a channel's airtime available for commercial programming under FCC rules and policies) for the 20 ITFS channels located in each of the Company's Mississippi Markets. The Company believes that the EdNet Agreement presents the Company with a number of strategic benefits. The Company's rights under the agreement to the available commercial use of 20 of the 32 available wireless frequencies throughout Mississippi provide it with the critical mass of channels necessary to operate in each of its Mississippi Markets and create a significant competitive advantage relative to other potential wireless cable operators in such Markets. The large contiguous nature of the cluster of Markets encompassing Mississippi will allow the Company to centralize operations and achieve substantial economics of scale in Mississippi and surrounding Markets. The Company believes its transmission of programming involving job training, literacy projects and other continuing education programs enjoys the support of the Mississippi state authorities and will general substantial goodwill in the community and enhance the Company's identity as a local provider of subscription television service.

  Employees

       As of June 30, 1996, the Company had a total of 627 employees. None of the Company's employees is subject to a collective bargaining agreement. The Company has experienced no work stoppages and believes that it has good relations with its employees. The Company also utilizes the services of unaffiliated independent contractors to build and install its wireless cable systems and to market its service.

  Properties

       The Company leases approximately 15,746 square feet of office space for its corporate headquarters in Baton Rouge, Louisiana under a lease that expires on April 23, 2001. The Company pays approximately $131,500 per year for such space. The Company currently leases approximately 10,400 square feet for its administrative and regional offices in Jackson, Mississippi, which lease expires on April 30, 1998. The Company currently does and will, in the future, purchase or lease additional office space in other locations where it launches additional systems. In addition to office space, the Company also leases space on transmission towers located in its various markets. The Company believes that office space and space on transmission towers is readily available on acceptable terms in the Markets.

  Legal Proceedings

       The Company is not a party to any litigation that would have a material adverse effect on its business, results of operations, or financial condition.

  Trademarks

       The Company owns certain trademarks; however, the Company believes that its business is not materially dependent upon its ownership of any single trademark or group of trademarks.

                      WIRELESS CABLE INDUSTRY

  Subscription Television Industry

       The subscription television industry began in the late 1940s to serve the needs of residents of predominantly rural areas having limited access to local off-air VHF/UHF channels. The industry subsequently expanded to metropolitan areas because its systems were able to offer better reception and more programming than local off-air VHF/UHF channels, among other reasons. Currently, subscription television systems typically offer a variety of services including basic service, enhanced basic service, premium service and, in some instances, pay-per-view service.

       Typically, subscription television providers charge customers an installation fee plus a fixed monthly fee for basic service. The monthly fee for basic service is based on the number of channels provided, operating and capital costs of the provider, and competition within the market, among other factors. Subscribers who purchase enhanced basic service or premium services usually are charged additional monthly fees corresponding thereto. Monthly fees for basic, enhanced basic and premium services constitute the major source of revenue for subscription television providers. Subscribers normally may discontinue service at any time. Converter rentals, remote control rentals, installation charges and reconnect charges also comprise a portion of a subscription television provider's revenues, but generally do not comprise a major component of revenues.

  Traditional Hard-wire Cable Technology

       Most subscription television systems are hard-wire cable systems which currently use coaxial cable to transmit television signals, although many have upgraded or are considering upgrading to fiber optic cable with greater channel capacity than coaxial cable. Traditional hard-wire systems have headends which receive signals for programming services, such as CBS, NBC, ABC, HBO, Cinemax, CNN, etc., which signals have been transmitted to the headend by local broadcast or satellite transmissions. A headend consists of a signal reception, decryption, retransmission, encoding and related equipment. The operator then delivers the signal from the headend to customers via a Cable Plant. The use of a network of coaxial cable inherently results in signal degradation and increases the possibility of outages. Specifically, signals can be transmitted via coaxial cable only a relative short distance without amplification. However, each time a television signal passes through an amplifier, some measure of noise is added. A series or "cascade" of amplifiers between the headend and a customer leads to progressively greater noise and for some viewers, a degraded picture. Also, an amplifier must be properly balanced or the signal may be improperly amplified. Failure of any one amplifier in the chain of a Cable Plant will black out the transmission signal from the failed amplifier to the end of the cascade. Regular system maintenance is required due to water ingress, temperature changes and other equipment problems, all of which may affect the quality of a signal. Some hard-wire cable companies have begun installing fiber optic networks, which will substantially reduce the transmission and reception problems currently experienced by traditional hard-wire cable systems and will expand the channel capacity of their systems. However, the installation of such networks will require a substantial investment by hard-wire cable operators.

  Wireless Cable Development

       Although regulatory and other obstacles impeded the growth of the wireless cable industry through the 1980s, during the 1990s several developments have facilitated the growth of the wireless cable industry, including (i) regulatory reforms by the FCC intended to encourage the growth of the wireless cable industry and its ability to compete with hard-wire cable operators, (ii) Congressional scrutiny of the rates and practices of the hard-wire cable industry, (iii) the increasing availability of programming for wireless cable systems on non-discriminatory terms, (iv) consumer demand for alternatives to hard-wire cable service, (v) the aggregation by wireless cable operators of a sufficient number of channels in certain markets to create a competitive service, and (vi) the increased availability of capital to wireless cable operators in the public and private markets. According to the 1995 Cable TV Financial Data Book, published by Paul Kagan Associates, Inc. ("Kagan"), approximately 150 wireless cable systems presently operate in the United States, with wireless cable serving approximately 400,000 customers at the end of 1993 and
  approximately  600,000  customers  at  the  end  of  1994.   In
  addition, the 1995 Wireless Cable Databook estimated that wireless cable would be serving approximately 950,000 customers at the end of 1995.

       Like a traditional hard-wire cable system, a wireless cable system receives programming at a headend. Unlike traditional hard-wire cable systems, however, programming is then retransmitted by microwave transmitters operating in the 2150-2162 MHz and 2500-2686 MHz portions of the electromagnetic radio spectrum from antennas located on a tower or building to a small receiving antenna located at a subscriber's premises. At the subscriber's location, the signals are descrambled, converted to frequencies that can be viewed on a television set and relayed to a subscriber's television set by coaxial cable. Because the microwave frequencies used will not pass through trees, hills, buildings or other obstructions, wireless cable systems require a clear LOS from the headend to a subscriber's receiving antenna. To ensure the clearest LOS possible, in the Company's markets, the Company has placed, or plans to place, its transmitting antennas on towers and/or tall buildings. There exists, in each of the Company's operating and targeted markets, a number of acceptable locations for the placement of its towers, and the Company does not believe that the failure to secure any one location for such placement in any single market will materially affect the Company's operation in such market. Additionally, many LOS obstructions can be overcome with the use of signal repeaters which retransmit an otherwise blocked signal over a limited area. Because wireless cable systems do not require an extensive network of coaxial cable and amplifiers, wireless cable operators can provide subscribers with a reliable signal having a few transmission disruptions, resulting in a television signal of a quality comparable or superior to, and at a significantly lower system capital cost per installed subscriber than, traditional hard-wire cable systems.

  Regulatory Environment

       General.   The  wireless  cable  industry  is  subject  to
  regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things, to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to approve the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity and reporting requirements on channel license holders and wireless cable operators.

       The FCC has determined that wireless systems are not "cable systems" for purposes of the Communications Act. Accordingly, a wireless cable system does not require a local franchise and is subject to fewer local regulations than a hard-wire cable system. All transmission and reception equipment for a wireless cable system can be located on private property; hence, there is no need to make use of utility poles, dedicated easements or other public rights of way. Although wireless cable operators typically must lease from the holders of channel licenses the right to use wireless cable channels, unlike hard-wire cable operators they do not have to pay local franchise fees. Recently, legislation has been introduced in several states to authorize state and local authorities to impose on all video program distributors (including wireless cable operators) a tax on such distributors' gross receipts comparable to the franchise fees that hard-wire cable operators must pay. Similar legislation might be enacted in states where the Company does business or intends to do business. Efforts are underway by the Wireless Cable Association International, Inc. to have Congress preempt the imposition of such taxes by enacting new federal legislation. In addition, the industry is opposing the state bills as they are introduced. However, it is not possible to predict whether new state laws will be enacted that impose new taxes on wireless cable operators.

       Channels Available for Wireless Cable. The FCC licenses and regulates the use of channels used by channel license holders and wireless cable operators to transmit video programming and other services. In 50 large markets in the U.S., 33 analog channels are available for wireless cable (in addition to any local off-air VHF/UHF broadcast channels that are not retransmitted over wireless cable channels). In each other market, 32 analog channels are available for wireless cable (in addition to any local off-air VHF/UHF broadcast channels that are not retransmitted over wireless cable channels). The actual number of wireless cable channels available for licensing in any market is determined by the FCC's interference protection and channel allocation rules. Except in limited circumstances, 20 ITFS channels in each geographic area are generally licensed to qualified educational organizations. In general, each of these channels must be used an average of at least 20 hours per week for educational programming. The educational requirement may be satisfied by such programming as the Discovery Channel, PBS and C-SPAN. The remaining air time ("excess air time") on each ITFS channel may be leased to wireless cable operators for commercial use, without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week for educational programming). Lessees of ITFS excess air time, including the Company, generally have the right to transmit to their customers at no incremental cost the educational programming provided by the lessor on one or more of its ITFS channels, thereby providing wireless cable operators who lease such channels, including the Company, with greater flexibility in their use of ITFS channels. The remaining MDS channels available in most of the Company's operating and targeted markets are made available by the FCC for full-time commercial usage without educational programming requirements. ITFS excess capacity leases generally cannot exceed terms of 10 years. The FCC does not impose any restrictions on the terms of MDS channel leases, other than the requirement that the licensee maintain effective control of its MDS station. The same FCC control requirements applies to ITFS licensees. In addition, ITFS excess capacity leases cannot exceed a term of 10 years from the time that the lessee begins using the channel capacity. The Company's ITFS leases generally grant the Company a right of first refusal to match any new lease offer after the end of the lease term and require the parties to negotiate in good faith to renew the lease.

       Licensing   Procedures.   The  FCC  awards  ITFS  and  MDS
  licenses based upon applications demonstrating that the applicant is legally, technically and financially qualified to hold the license and that the operation of the proposed station will not cause impermissible interference to other stations or proposed stations entitled to interference protection.

       The FCC accepts applications for new ITFS stations or major modifications to authorized ITFS stations in designated filing "windows." Where two or more ITFS applicants file for the same channels and the proposed facilities cannot be operated without impermissible interference, the FCC employs a set of comparative criteria to select from among the competing applicants.

       Recently, the FCC adopted a competitive bidding mechanism under which initial MDS licenses for 493 designated BTAs were auctioned to the highest bidder. The BTA Auction concluded on March 28, 1996 after 181 rounds of bidding. High bidders were required to submit specified down payments to the FCC by April 5, 1996. The Company was the high bidder for the BTA Markets and timely tendered the required down payment. BTA Auction winners obtain the exclusive right to apply for available MDS channels with such BTA, subject to compliance with FCC interference protection, construction and other rules. The Company timely filed applications for MDS channels in the BTA Markets, and such applications are pending before the FCC. Financing is available to certain qualified entities from the United States government for rights purchased in the BTA Auction.

       Construction of ITFS stations generally must be completed within 18 months of the date of grant of the authorization. Construction of MDS stations licensed pursuant to initial applications filed before the implementation of the BTA Auction rules generally must be completed within 12 months. If construction of MDS or ITFS stations is not completed within the authorized construction period, the licensee must file an application with the FCC seeking additional time to construct the station, and demonstrate therein compliance with certain FCC standards. If the extension application is not filed or is not granted, the license will be deemed forfeited. FCC rules prohibit the sale for profit of a conditional commercial license or of a controlling interest in the conditional license holder prior to construction of the station or, in certain instances, prior to the completion of one year of operation. However, the FCC does permit the leasing of 100% of a commercial license holder's spectrum capacity to a wireless cable operator and the granting of options to purchase a controlling interest in a license even before such holding period has lapsed. The construction requirements applicable to MDS stations licensed pursuant to the BTA Auction are substantially different. The licensee must build stations covering two-thirds of the area within its control in the BTA within five years.

       ITFS and commercial licenses generally have terms of 10 years. Applications for renewal of MDS and ITFS licenses must be filed within a certain period prior to expiration of the license term, and petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation or cancellation for violation of the Communications Act or the FCC's rules and policies. Conviction of certain criminal offenses may also render a licensee or applicant unqualified to obtain renewal of a license. The Company's lease agreements with license holders typically require the license holders, at the Company's expense, to use their best efforts, in cooperation with the Company, to make various required filings with the FCC in connection with the maintenance and renewal of licenses. The Company believes that such a requirement reduces the likelihood that a license would be revoked, canceled or not renewed by the FCC.

       Wireless cable transmissions are subject to FCC regulations governing interference and transmission quality. Other than a limited number of experimental and developmental systems, wireless cable systems transmit in a standard analog format. On July 11, 1996, acting on a request of the Company and numerous other wireless cable operators, educators and equipment manufacturers, the FCC adopted interim guidelines for the implementation of certain digital transmission formats. These guidelines are intended to facilitate the rapid implementation of digital wireless cable systems capable of providing more programming sources on the same channel bandwidth and improving signal quality.

       The FCC also regulates transmitter locations and signal strength. The operation of a wireless cable television system requires the co-location of a commercially viable number of transmitting antennas and operations with common technical characteristics (such as power and polarity). In order to commence the operations of certain of the Company's Markets, applications have been filed or must be filed with the FCC to relocate and modify authorized transmission facilities.

       Under current FCC regulations, a wireless cable operator generally may serve any location within the LOS of its transmission facility, provided that it complies with the FCC's interference protection standards. An MDS station generally is entitled to interference protection within a 35-mile radius around its transmitter site. Generally, an ITFS facility is entitled to the same 35-mile protected area during excess capacity use by a wireless cable operator, as well as interference protection for all of its FCC-registered receive-sites. In launching or upgrading a system, the Company may wish to relocate its transmission facility, or increase its height or signal power in order to serve one or more of its targeted markets. If such changes would result in interference to any previously proposed station, the consent of such station must be obtained before the FCC will grant the proposed modification. There can be no assurance that any necessary consents will be received. In addition, such modifications will be subject to the interference protection rights of BTA Auction winners.

       The 1992 Cable Act. The 1992 Cable Act imposed additional regulation on traditional hard-wire cable operators and permits regulation of hard-wire cable rates in markets in which there is no "effective competition." The 1992 Cable Act, among other things, directed the FCC to adopt comprehensive new federal standards for local regulation of certain rates charged by traditional hard-wire cable operators. The 1992 Cable Act also deregulated traditional hard-wire cable in a given market once other subscription television providers serve, in the aggregate, at least 15% of the cable franchise area. Rates charged by wireless cable operators, typically already lower than traditional hard-wire cable rates, are not subject to regulation under the 1992 Cable Act. Pursuant to the 1992 Cable Act, the FCC has required traditional hard-wire cable operators to implement rate reductions.

       The 1996 Act. The Telecommunications Act of 1996 became law on February 8, 1996. A principal focus of the 1996 Act is freeing local telephone companies and long distance telephone companies from barriers to competing in each other's lines of business, and preempting State restrictions on competition in the provision of local telephone service. In addition, the 1996 Act contains provisions which amend the 1992 Cable Act and which affect wireless cable operators.

       A significant potential effect on the Company of the 1996 Act may result from its provisions exempting traditional hardwire cable systems from rate regulation. In particular, the 1996 Act will end rate regulation of all but basic cable service by 1999, and immediately removes virtually all rate regulation of "Small cable operators" - those cable systems not owned by MSOs and serving 50,000 or fewer subscribers. The Company believes that cable systems in many of the Company's Markets will qualify for small system rate deregulation. The Company anticipates that some number of such cable systems will raise their rates, although the Company cannot predict the number of its cable system competitors which will raise service rates, the timing of the rate increases or the amounts of the rate increases. The Company regards the 1996 Act's rate deregulation of cable systems as generally positive because it can be expected to improve the Company's price advantages over competing traditional hard-wire cable services.

       The  1996  Act  also  contains  provisions allowing  local exchange telephone companies to offer cable service within their telephone service areas. Under the 1992 Cable Act, exchange telephone companies were free to offer wireless cable service anywhere, but could offer wired cable service only outside of their exchange telephone areas or solely as common carriers, subject to FCC authorization. The 1996 Act allows exchange telephone companies to offer video programming services via radio communications (such as wireless cable) without regulation of rates or services, to offer hard-wire or fiber cable service channels for hire by video programmers, to offer their own hardwire or fiber cable service over networks with channels also available for use by other video program services providers under a modified regulatory scheme, and to provide traditional cable service subject to local franchising requirements. It is difficult to predict the impact (if any) of final FCC regulations with regard to local exchange telephone companies in these respects on the Company.

       FCC rules generally prohibit hard-wire cable operators from providing wireless cable service in areas where the hard-wire cable franchise area overlaps with the 35-mile protected service area of a wireless cable system. In certain circumstances, the FCC may grant waivers of such restriction, or the common ownership of hard-wire and wireless cable systems may otherwise be exempt. Rules adopted by the FCC pursuant to the 1996 Act permit cable operators to offer wireless cable service in such overlap areas where the cable company is subject to "effective competition." Telephone companies are not subject to any such cross-ownership restrictions.

       The 1996 Act offers wireless cable operators and satellite programmers relief from private and local governmentally-imposed restrictions on the placement of receive-site antennas. In some instances, wireless cable operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules or restrictive property covenants banning the erection of antennas on or near homes. The FCC has initiated proceedings to promulgate rules implementing Congress' intent and such rules are expected to be adopted by August 8, 1996. The Company cannot predict if any FCC rules ultimately adopted will materially improve the Company's access to homes subject to receive-site antenna placement restrictions.

       Finally, the 1996 Act requires wireless cable companies and traditional hardwire cable companies to "scramble" or encrypt channels which ordinarily carry indecent or sexually explicit adult programming. The Company does not anticipate any adverse impact from that provision.

       Other Regulations. Wireless cable license holders are subject to regulation by the Federal Aviation Administration with respect to the construction, marking and lighting of transmission towers and to certain local zoning regulations affecting construction of towers, receive-site antennas and other facilities. There may also be restrictions imposed by local authorities and private covenants. There can be no assurance that the Company will not be required to incur additional costs in complying with such regulations and restrictions.

       Due to the regulated nature of the subscription television industry, the Company's growth and operations may be adversely impacted by the adoption of new, or changes to existing, laws or regulations or the interpretations thereof.

  Availability of Programming

       Once a wireless cable operator has obtained the right to transmit programming over specified frequencies, the operator must then obtain the right to use the programming to be transmitted.

       General. Currently, with the exception of the retransmission of VHF/UHF broadcast signals, programming is made available to wireless cable operators in accordance with contracts with program suppliers under which the system operator generally pays a royalty based on the number of customers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger customer bases. The likelihood that program material will be unavailable to the Company has been significantly mitigated by the 1992 Cable Act and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit vertically integrated cable operators from discriminating against cable competitors with respect to the price, terms and conditions of the sale of programming. Only a few of the major cable television programming services carried by the Company are not currently directly or indirectly owned or controlled by vertically integrated cable operators, and the Company historically has not had difficulty in arranging satisfactory contracts for these services. The Company believes that it will have access to sufficient programming to enable it to provide full channel lineups in its markets through 1996 and for the foreseeable future. Current fair access to programming rules imposed by the 1992 Cable Act and the 1996 Act only apply to programming that is owned or controlled by a cable company or common carrier and is delivered by satellite. The basic programming package offered by the Company's operating systems is comparable to that offered by the local hard-wire cable operators with respect to the most widely watched channels. However, several of such local hard-wire cable operators may, because of their greater channel capacity, currently offer more basic, enhanced basic, premium, pay-per-view and public access channels than the Company. Certain hard-wire cable companies competing in the Company's Markets currently offer a greater number of channels to their customers, compared to the 24 to 31 wireless cable channels offered by the Company in its Operating Systems. The Company's programming is supplied by numerous separate distributors.

       Copyright. Under the federal copyright laws, permission from the copyright holder generally must be secured before a video program subject to such copyright may be retransmitted. Under Section 111 of the Copyright Act, certain "cable systems" are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained by filing certain reports with and paying certain fees to the U.S. Copyright Office. In 1994, Congress enacted the Satellite Home Viewers Act of 1994 which clarified that wireless cable operators may rely on the cable compulsory license provisions of Section 111 of the Copyright Act. The Company relies on Section 111 to retransmit two superstations and five local off-air broadcast signals.

       Retransmission Consent. Under the retransmission provisions of the 1992 Cable Act, wireless cable and hard-wire cable operators seeking to retransmit certain commercial broadcast signals must first obtain the permission of the broadcast station. The FCC has exempted wireless cable operators from the transmission consent rules, if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. The Company has obtained such consents with respect to the Operating Systems where it is retransmitting local VHF/UHF channels. Although there can be no assurances that the Company will be able to obtain requisite broadcaster consents, the Company is of the view that in most cases it will be able to do so for little or no additional cost.

  Subscription Television Industry Trends

       The Company's business will be affected by subscription television industry trends and, in order to maintain and increase its customer base in the years ahead, the Company will need to adapt rapidly to industry trends to remain competitive.

       Addressability and Pay-Per-View. "Addressability" means the ability to implement specific orders from or send other communications to each subscriber without having to modify a subscriber's equipment. While the Company, like many wireless cable operators, provides all subscribers with addressable convertors, only approximately 35% of traditional hard-wire cable operators use addressability. Without addressability, a traditional hard-wire cable customer not subscribing to a premium channel must make two trips to the traditional hard-wire cable operator's offices, once to obtain the descrambling device and once to return it. A customer subscribing to a premium channel must telephone the traditional hard-wire cable operator in advance. The Company believes this lack of convenience has hindered pay-per-view sales. Pay-per-view is expected to become more popular as additional exclusive events become available for distribution on pay-per-view. Digital compression technology will greatly expand the channel capacity available for such programming. The Company believes that traditional hard-wire cable operators will incur significant expenditures to upgrade their systems to be able to offer addressability.

       Digital Compression. Several equipment manufacturers are developing digital compression technology which would allow several programs to be carried within the same bandwidth which presently can accommodate only one program without digital compression technology. Manufacturers have projected varying compression ratios for future equipment, ranging from four-to-one to ten-to-one, which would increase the channels available to be carried on a wireless cable system using digital compression technology from 31 to between 124 and 310 channels.

       Interactivity. Certain traditional hard-wire cable operators have announced their intentions to develop interactive features for use by their customers. Interactivity would allow customers to utilize their televisions for two-way communications such as video games, home shopping and video-on-demand. Extensive use of interactivity will likely require the development and utilization of digital compression and cellularization. Wireless cable operators may be able to utilize return paths which the FCC has made available for interactive communications. At this time, the Company believes that the widespread commercial availability of many interactive products is at least several years away.

       Advertising. Local and national advertising continues to grow as a source of revenue for hard-wire and wireless cable operators. The Company recently began generating advertising revenue and expects to increase this amount over time as its systems mature. The Company believes its regional cluster strategy should benefit its efforts in this regard because of its ability to deliver advertising throughout its entire region and not just isolated markets.

  Competition

       In addition to competition from traditional hard-wire cable television systems, wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the subscription television industry, some of which are described below.

       Direct-to-Home ("DTH"). DTH satellite television services originally were available via satellite receivers which generally were seven to 12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of encryption, these dishes enabled reception of any and all signals without the payment of fees. Having to purchase decoders and to pay for programming has reduced the popularity of DTH, although the Company will compete to some degree with these systems in marketing its services.

       DBS. DBS involves the transmission of an encoded signal directly from a satellite to the customer's premises. Because the signal is at a higher power level than DTH signals, its reception can be accomplished with a relatively small (18 inch to three foot) dish mounted on a rooftop or in the yard. Four DBS services currently are available nationwide, and one more is expected to be launched in 1996. DBS currently has approximately 2.3 million subscribers nationwide. AT&T Corp. has announced plans to invest $137.5 million in DirecTV, Inc., a leading provider of DBS service, in exchange for a 2.5 percent equity interest and options to acquire up to a total of a 30% equity interest. MCI Communications Corp. has announced that it has entered into a DBS joint venture arrangement with News Corp., using a license that MCI recently won in an FCC auction for which MCI will pay $682.5 million. DBS cannot, for technical and legal reasons, provide local VHF/UHF broadcast channels as part of its service, although many customers receive such channels from standard over-the-air antennas. If a subscriber is unable to receive local network signals off-air, due to such subscriber's geographic location, the subscriber would be able to receive the network signals through DBS transmissions, but such transmissions would be limited to distant, rather than local, network signals. For example, a potential subscriber in the Jackson, Mississippi area who was unable to receive the off-air broadcasts of the local Jackson NBC affiliate would be able to subscribe to Primestar, a DBS provider, and receive NBC broadcasts, but such broadcasts would be limited to those of the Boston, Massachusetts NBC affiliate.

       Private Cable. Private cable, also known as SMATV, is a multichannel subscription television service where the programming is received by satellite receiver and then transmitted via coaxial cable through private property, often MDUs, without crossing public rights of way. Private cable operates under an agreement with a private landowner to service a specific MDU, commercial establishment or hotel. The FCC permits point-to-point delivery of video programming by private cable operators and other video delivery systems in the 18 GHz band. Private cable operators compete with the Company for rights of entry into MDUs, commercial establishments and hotels.

       Telephone Companies. The 1996 Act permits Local Exchange Carriers ("LECs") to provide video service in their telephone service areas. Under existing FCC rules LECs may provide "video dialtone" service, thereby allowing LECs to make available to multiple service providers, on a nondiscriminatory common carrier basis, a basic platform that will permit end users to access video program services provided by others. Several large telephone companies have announced plans to either (i) enhance their existing distribution plant to offer video dialtone service, (ii) construct new distribution plants in conjunction with a local cable operator to offer video dialtone service or (iii) acquire or merge with existing franchise cable systems outside of the telephone companies' respective telephone service areas. While the competitive effect of the offering by telephone companies of video dialtone and fiber optic based subscription television services is still uncertain, the Company believes that wireless cable technology will continue to offer a lower cost alternative to video dialtone and fiber optic distribution technologies.

       Two LECs, Bell Atlantic and NYNEX, have invested, in the aggregate, $100 million in CAI Wireless Systems, Inc., which operates wireless cable systems in large urban markets which are primarily located in Bell Atlantic's and NYNEX's areas of operations. Bell Atlantic and NYNEX announced that their investment will allow them to enter the market for consumer video services more quickly than by constructing a coaxial
  fiber   option   network.   In  April  1995,  Pacific   Telesis
  ("PacTel"), and LEC based in California announced it would acquire Cross Country Wireless, Inc., which operates a wireless cable system and holds channel rights in southern California, for approximately $175 million. Similar to Bell Atlantic and NYNEX, PacTel announced that its acquisition of Cross Country will allow PacTel to enter the market for consumer video services on an expedited basis. In November 1995, PacTel announced it would acquire Wireless Holdings, Inc., which operates wireless cable systems and holds channel rights in
  California, Washington, Florida and South Carolina, for approximately $170 million. Bell Atlantic and NYNEX owns a 10% equity interest in CS Wireless Systems, Inc., which operates and is developing wireless cable systems primarily in the midwestern United States. In May 1996, BellSouth Corp. announced it would acquire the New Orleans, Louisiana wireless cable system for approximately $12 million. The competitive effect of the entry of telephone companies in to the subscription television business, including wireless cable, is uncertain.

       Local Off-Air VHF/UHF Broadcasts. Local off-air VHF/UHF broadcasts (from ABC, NBC, CBS and Fox affiliates) provide free programming to the public. In some areas, several low power television ("LPTV") stations authorized by the FCC are used to provide multichannel subscription television service to the public. LPTV transmits on conventional VHF/UHF broadcast channels, but is restricted to very low power levels, which limits the area where a high quality signal can be received.

       Local Multi-Point Distribution Service ("LMDS"). In 1993, the FCC initially proposed to redesignate a portion of the 28 GHz band to create a new video programming delivery service referred to as LMDS. In July 1995, the FCC proposed to award licenses in each of 493 BTAs pursuant to auctions. Sufficient spectrum for up to 49 analog channels has been designated for the LMDS service. The FCC has not determined how many licenses it will award in each BTA. Final rules for LMDS have not been established. Auctions are not expected to begin any earlier than the third quarter of 1996.

       Video Stores. Retail stores rent VCRs and/or video tapes and are major participants in the video distribution industry.
  According to Kagan, as of the end of 1994 there were over 75.5 million households with VCRs in the United States.

                             MANAGEMENT

  Executive Officers and Directors

       The following table sets forth certain information as of the date of this Prospectus with respect to each person who is an executive officer or director of the Company:


  Name                                    Age  Position

  Hans J. Sternberg<F1>...........        60   Chairman of the Board

  Henry M. Burkhalter.............        48   President and Vice Chairman of
                                               the Board

  Sean E. Reilly..................        35   Chief Executive Officer and
                                               Director

  Alton C. Rye....................        52   Executive Vice President-
                                               Operations

  Bill R. Byer, Jr................        39   Executive Vice President -
                                               Operations

  William C. Norris, Jr., Ph.D....        61   Senior Vice President-System
                                               Launches

  Michael C. Ellis................        30   Vice President-Controller and
                                               Secretary

  Arnold L. Chavkin<F1><F3>.......        44   Director

  William K. Luby<F1><F2><F3>.....        35   Director

  J. R. Holland, Jr.<F1><F2>......        52   Director

  Daniel L. Shimer<F2>............        51   Director

  William J. Van Devender<F3>.....        47   Director

  David E. Webb<F1>...............        49   Director

  ____________________

    <F1>     Member of Operating Committee.
    <F2>     Member of the Compensation Committee.
    <F3>     Member of the Audit Committee.

       Hans J. Sternberg has served as Chairman of the Company since its founding in June 1995 and as Chairman of the Board of Old Wireless One since its founding in late 1993. He has also served as the Chairman and Chief Executive Officer of Starmount Life Insurance Company since 1983. He is a former owner and President and Chief Executive Officer of Maison Blanche Department Stores, a chain of 24 department stores which had annual revenues of approximately $480 million prior to its 1992 sale. He invested in cellular telephones in the early 1980s, began in cable television in 1972 as a founding partner and director of Cablesystems of Hammond, Inc., and later helped found Cablesystems of Alabama, Inc. He was an owner and a director of radio stations WQXY, KQXY, WLCS and WWUN.

       Henry M. Burkhalter became a Director of the Company in April 1996 and President and Vice Chairman upon the consummation of the TruVision Transaction on July 29, 1996. Mr. Burkhalter had been Chairman of the Board of Directors, President and Chief Executive Officer of TruVision since its incorporation in April 1994. He has been the Chairman of Pacific Coast Paging, Inc. since 1990. From 1974 through 1992, he was the President and founder of Burkhalter & Company, a certified public accounting firm.

       Sean E. Reilly has served as Chief Executive Officer, President and Director of the Company since its founding in June 1995 and as Chief Executive Officer and President of Old Wireless One since its founding in late 1993. Upon the consummation of the TruVision Transaction, Mr. Reilly stepped down as President of the Company. Prior to joining Old Wireless One, Mr. Reilly served as Vice-President of Real Estate/Mergers and Acquisitions for Lamar Advertising Company ("Lamar"), an outdoor advertising company, and continues to serve as a member of the Lamar board of directors. Mr. Reilly served in the Louisiana Legislature as a State Representative from March 1988 to January 1996.

        Alton C. Rye became Executive Vice President-Operations of the Company in August 1995. Prior to joining the Company, Mr. Rye served as Vice President-Operations for Sammons Communications, Inc. ("Sammons"), of Dallas, Texas, which is the twelfth largest cable television company in the United States, from August 1993 to August 1995 and was responsible for Sammons' largest operating division, which serviced approximately 350,000 subscribers. From May 1988 to August 1993, Mr. Rye served as Vice President-Finance, Chief Financial Officer and Treasurer of Sammons.

        Bill R. Byer, Jr. became Executive Vice President-Operations of the Company upon the consummation of the TruVision Transaction on July 29, 1996. Mr. Byer had been Executive Vice President and Chief Operating Officer of TruVision since 1994. From 1989 to 1994, he served as General Manager for MultiMedia CableVision, Inc., which operated a wireless cable system serving Oklahoma City, Oklahoma. From
  1984 to 1989, he served as General Manager of Argonox Communications/Technivision, a wireless cable company, and from 1979 to 1984, he served as General Manager of Movie Systems, Inc., a wireless cable company serving the Milwaukee, Wisconsin, Indianapolis, Indiana, Oklahoma City, Oklahoma and Ft. Lauderdale and West Palm Beach, Florida markets. In total, he has over 15 years of experience in the wireless cable industry, managing several systems with an aggregate number of subscribers in excess of 50,000.

        William C. Norris, Jr. Ph.D. has served as Senior Vice President-System Launches of the Company since its founding in June 1995 and as Chief Operating Officer and Secretary of Old Wireless One since its founding in late 1993. Prior to working at Old Wireless One, he developed cable systems in Texas, Louisiana, Mississippi and Alabama over a 25-year period. He was an investor in, and functioned as the Chief Executive Officer of, those systems. He is a board member and stockholder in the Baton Rouge Cellular Telephone Company.

        Michael C. Ellis has served as Vice President-Controller of the Company since joining the Company in November of 1995 and Secretary since August 1996. Prior to joining the Company, he was an associate partner in the financial reporting and consulting division of Postlethwaite and Netterville, a regional accounting and consulting firm. He was employed with Postlethwaite and Netterville from August 1988 to November 1995.

        Arnold L. Chavkin became a Director of the Company in April 1996. He has been a General Partner of CCP since January 1992 and has served as the President of Chemical Investments, Inc. since March 1991. Prior to joining CCP, Mr. Chavkin was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry. His experience prior to Chemical Bank included corporate development for Freeport-McMoRan as well as positions with Gulf and Western Industries and Arthur Young & Company. Mr. Chavkin is also a director of Reading & Bates Corporation, American Radio Systems Corporation, Inc., Bell Sports, Inc., Envirotest Systems, Forcenergy Gas Exploration, Inc. and several privately held firms.

        William K. Luby became a director of the Company in June 1995 and a director of Old Wireless One in April 1995. From June 1992 to March 1996, Mr. Luby was a managing director at CMCC. From 1985 to 1992, Mr. Luby held various positions in the Leveraged Lending and Restructuring groups at The Chase Manhattan Bank, N.A. He is currently a director of numerous private companies.

        J. R. Holland, Jr. became a Director of the Company in June 1995. He began advising Heartland as a consultant in October 1992 and became Chairman of the Board of Directors of Heartland in October 1993. Mr. Holland has been employed as President of Unity Hunt, Inc. since September 1991. Unity Hunt is a large international, private holding company with interests in entertainment, cable television, retail, investments, real estate, natural resources and energy businesses. Mr. Holland is also the President of Hunt Capital, a principal stockholder of Heartland. From November 1988 to September 1991, Mr. Holland was Chairman of the Board and Chief Executive Officer of Nedinco, Inc., a large diversified international holding company. Prior to that, Mr. Holland was President and a director of KSA Industries, Inc., a private, diversified company involved in entertainment, retail, transportation and energy businesses, and President and a director of Western Services International, Inc., a company involved in energy services, equipment and chemicals. Mr. Holland began his career with Booz-Allen & Hamilton, Inc., a major management consulting firm. In addition, Mr. Holland is currently a director of Placid Refining Company, Optical Securities Group, Inc., TNP Enterprises, Inc. and several private companies.

        Daniel L. Shimer became a Director of the Company in February 1996. Mr. Shimer is President of Shimer Capital Partners, Inc., a private investment firm he founded in 1996. From April 1994 to September 1996 he served as Executive Vice President and a founding shareholder of COREStaff, Inc. (NASD:CSTF). COREStaff was formed in 1994 and rapidly grew, principally through acquisition to a $600 million top ten provider of staffing services. Previously, Mr. Shimer served as the Executive Vice-President and President of National Accounts for Brice Foods, Inc. From 1983 to 1991, he was
  associated with Bard & Company, Inc. in various senior financial capacities among its publicly traded affiliates, including Foxmeyer Corporation (NYSE), CoastAmerica Corporation
  (NYSE), and Computerland Corporation (NYSE).

        William J. Van Devender became a Director of the Company upon the consummation of the TruVision Transaction on July 29, 1996. Mr. Van Devender had been a Director of TruVision since August 1994. He controls VanCom, a limited partner of MWTV. In addition, Mr. Van Devender has founded or served in senior executive positions with Van Petroleum, Inc., Green Acres
  Farms,  Inc.,  Gulf  Coast  Plywood,  Inc.  and  Coastal  Paper
  Company. Mr. Van Devender also serves on the Board of Directors of Alaska-3 Cellular LLC, CelluTissue Holdings, Inc. and Pacificom LLC, and various bank and community organizations.

        David E. Webb became a Director of the Company in June 1995. He is a co-founder of Heartland, and has been President and Chief Executive Officer and a director of Heartland since its founding in September 1990. During 1989 and 1990, Mr. Webb began acquiring rights to wireless cable channels. From 1979 to January 1989, Mr. Webb was a shareholder, director and manager of Durant Cablevision, Inc. and its predecessor, a traditional hard-wire cable system company. Mr. Webb has been a shareholder and director of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony.

        The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible, having terms expiring at the annual meeting of the Company's stockholders in 1997 (comprised of Messrs. Luby, Holland and Van Devender), 1998 (comprised of Messrs. Reilly, Burkhalter and Shimer) and 1999 (comprised of Messrs. Sternberg, Chavkin and Webb). At each annual meeting of stockholders, successors of the class of Directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. All current Directors were elected or appointed pursuant to the terms of a stockholders agreement. See "- Stockholders Agreement."

        Non-employee Directors of the Company receive an annual fee of $5,000 and a meeting fee of $500 per meeting attended, plus reimbursement of out-of-pocket expenses, for their services as Directors of the Company. In addition, each non-employee Director of the Company who does not serve on the Compensation Committee is eligible to receive stock options under the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan"). See "-Stock Option Plans-1995 Directors' Stock Option Plan." Directors who are also employees do not receive any additional compensation for their services as directors. In addition, Directors do not receive any additional compensation for committee participation.

  Stockholders Agreement

        In connection with the Heartland Transaction, CMCC, Baseball Partners, PVCC, affiliates of ACC, Mr. Sternberg and Mr. Reilly, each of whom was a former stockholder of Old Wireless One, and Heartland and certain of its subsidiaries entered into a stockholders agreement (the "Initial Stockholders Agreement"). The Initial Stockholders Agreement was amended and restated in connection with the execution of the TruVision Merger Agreement, with CVCA, VanCom, MWTV and Messrs. Burkhalter, Byer, Eilers and Woolhiser (Messrs. Eilers and Woolhiser are members of TruVision's management team) (collectively "Former TruVision Stockholders") becoming parties thereto. In such amended and restated agreement (the "New Stockholders Agreement"), the parties thereto, among other things, agreed to vote their Common Stock so that the Board of Directors of the Company will have up to nine members, up to three of whom will be designated by Heartland (at least one of whom must be independent of the parties to the Initial Stockholders Agreement), up to three of whom will be designated by a majority of the Old Wireless One stockholders who are parties to the Stockholders Agreement other than CMCC and Baseball Partners (at least one of whom must be independent of the parties to the Initial Stockholders Agreement), up to two of whom will be designated by CMCC, Baseball Partners and CVCA, collectively, and one of whom may be designated by the Former TruVision Stockholders other than CVCA. The current Directors proposed by Heartland are Messrs. Holland, Shimer and Webb; the current Directors proposed by the Old Wireless One stockholders and Messrs. Sternberg, Reilly and Luby; the current Directors proposed by CMCC, Baseball Partners and CVCA are Messrs. Van Devender and Chavkin, and the current Director proposed by the Former TruVision Stockholders is Mr. Burkhalter.

        Based upon certain filings made by the parties to the New Stockholders Agreement with the Securities and Exchange Commission (the "Commission"), the Company believes that the parties to the New Stockholders Agreement collectively beneficially own an aggregate of 11,225,987 shares of Common Stock (including 249,089 shares of Common Stock issuable upon the exercise of presently exercisable stock options held by Messrs. Sternberg and Reilly and certain of the Former TruVision Stockholders), which represents approximately 65.6% of the outstanding Common Stock. As a result, such stockholders are able to control the election of the members of the Company's Board of Directors and to generally exercise control over the Company's affairs. The New Stockholders Agreement also provides that, without the prior approval of the Board and until October 24, 1998, the parties to the New Stockholders Agreement may not, without the approval of a majority of the Directors, (i) acquire equity securities of the Company (or rights or options to acquire equity securities of the Company, other than equity securities issued or issuable with respect to such Common Stock, securities issued to them pursuant to Board-approved option plans and the acquisition of up to 250,000 shares of Common Stock by each of Heartland or
  ACC), (ii) solicit proxies or consents in opposition to solicitations made by or on behalf of the Board or (iii) other than in connection with the New Stockholders Agreement, act together with any other person to acquire, hold, vote or dispose of securities of the Company.

  Registration Agreement

        In connection with the Heartland Transaction, the Company, Heartland, the contributing Heartland subsidiaries and all of the former stockholders of Old Wireless One entered into a registration agreement (the "Initial Registration Agreement"). The Initial Registration Agreement was amended and restated in connection with the execution of the TruVision Merger Agreement, with the former TruVision Stockholders becoming parties thereto. Under such amended and restated registration agreement (the "New Registration Agreement"), at any time after October 24, 1997, any of (a) the holders of a majority of the Common Stock issued to the former stockholders of Old Wireless One (other than CMCC and Baseball Partners) in the Heartland Transaction, (b) the holders of a majority of the Common Stock issued to Heartland or certain of Heartland's subsidiaries in the Heartland Transaction, (c) the holders of a majority of the Common Stock issued to the Former TruVision Stockholders (other than CVCA) in the TruVision Transaction, or
  (d) the holders of a majority of the Common Stock issued to CMCC and Baseball Partners in the Heartland Transaction or issued to CVCA in the TruVision Transaction, shall each have the right, subject to certain conditions, to require the Company to register any or all of such Common Stock under the Securities Act of 1933, as amended (the "Securities Act") on Form S-1 on three occasions at the Company's expense and on Form S-2 or S-3 on an additional three occasions at the Company's expense. The holders of any such shares of Common Stock are also entitled to request the inclusion of any Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its equity securities under the Securities Act, subject to certain conditions. After October 24, 1996, the holders of a majority of the shares of Common Stock granted to VCI in satisfaction of the Phase II Payment shall be entitled to request registration of such shares under the Securities Act.

  Summary Compensation Table

        The table below provides information relating to compensation for the Company's last two fiscal years for the Company's Chief Executive Officer. No other executive officers of the Company received compensation in excess of $100,000 in either of those years. The amounts shown include compensation for services in all capacities that were provided to the Company or Old Wireless One and their respective subsidiaries.

                                                                 Long-Term
                                                                Compensation
                                                                   Awards
                                                        ---------------------------
                              Annual Compensation       Restricted     Securities
Name and                 ---------------------------       Stock       Underlying      All Other
Principal Position        Year      Salary    Bonus        Awards        Options      Compensation
- ------------------       ------    --------  -------    ------------   ------------  --------------
Sean E. Reilly            1995      $87,692     ---          ---        201,395<F1>        ---
Chief Executive Officer   1994      $35,000<F2> ---          ---        113,144<F3>        ---

____________________

<F1>  Such options were originally  issued  in April 1995 and were to purchase shares of common stock of Old Wireless One. Such options were assumed by the Company under its 1995 Long-Term Performance Incentive Plan (the "Incentive Plan") in October 1995 in connection with the Heartland Transaction.

<F2>  Mr. Reilly began receiving compensation from Old Wireless One on June 1,
      1994.

<F3>  Such  options  were  originally issued in September  1994  and  were  to purchase shares of common stock of Old Wireless One. Such options were assumed by the Company under its Incentive Plan in October 1995 in connection with the Heartland Transaction.
                                         ____________________

Stock Option Grants

     The following table provides information relating to the stock options awarded to the Chief Executive Officer during the Company's last fiscal year.

                                  Option Grants in Last Fiscal Year

                        Number of
                        Securities     Percent of
                        Underlying   Total Options
                         Options      Granted in    Exercise  Expiration
    Name                Granted <F2>  Fiscal Year     Price    Date <F3>      5%        10%
    ----                ------------  -----------     -----    ---------   -------   --------
Sean E. Reilly. . .     201,395 <F4>     36.3%        <F5>      4/14/01    $57,196   $199,784

 ____________________

<F1>  Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Company's Common Stock and overall market conditions. The fair market value of the common stock on the date of grant was estimated to be $4.16 per share. See Note (4) below. At an annual rate of appreciation of 5% per year for the option term, the stock price would be $5.57 per share. At an annual rate of appreciation of 10% per year for the option term, the stock price would be $7.37 per share.

<F2>  All  options vest in five  equal  installments,  with  accelerated vesting in the event of a change in control of the Company.

<F3>  All options listed in the table also expire one year following the termination of employment with the Company of such holder for any reason.

<F4>  Such options were  originally  issued  in  April  1995 and were to purchase shares of common stock of Old Wireless One. Such options were assumed by the Company under its Incentive Plan in October 1995 in connection with the Heartland Transaction.

<F5>  The exercise  price of such options varies depending upon the date such options become exercisable. The exercise price with respect to the first 20% installment of options is $4.16 per share, which is increased 35% per year for each of the remaining four installments.



Stock Option Holdings

      The following table sets forth information with respect to the Chief Executive Officer concerning the stock options held as of December 31, 1995. There were no stock options exercised during the last fiscal year of the Company.

                               Aggregated Fiscal Year-End Option Values

                             Number of Securities Underlying     Value of Unexercised
                                 Unexercised Options at          In-the-Money Options
                                    Fiscal Year-End               at Fiscal Year-End
                               -------------------------    ------------------------------

        Name                   Exercisable/Unexercisable    Exercisable/Unexercisable <F2>
        ----                   -------------------------    ------------------------------
Sean E. Reilly <F1> . . . . .        62,908/251,631            $729,893/$2,088,212

____________________

<F1>  Of these shares underlying the options held by Mr. Reilly, options for 113,144 shares are exercisable at a price of $6.21 per share and options for 201,395 shares are exercisable at various prices depending upon the date such options became exercisable. The first 20% installment of options are exercisable at an exercise price of $4.16 per share, which is increased 35% per year for each of the remaining four installments.

<F2>  The closing sale price of the Common  Stock  on  December 29, 1995 was $16.50 as reported by the Nasdaq Stock Market National Market. The value of such options at the fiscal year end is calculated on the basis of the difference between the option exercise price and $16.50 multiplied by the number of shares of Common Stock underlying the option.


Employment Agreements

      In connection with the consummation of the Heartland Transaction, the Company entered into employment agreements with Messrs. Sternberg, Reilly and Norris. In connection with the consummation of the TruVision Transaction, the Company entered into employment agreements with Messrs. Burkhalter and Byer and made certain amendments to its employment agreements with Messrs. Sternberg, Reilly and Norris. The employment agreements provide for payment of a base salary indexed to inflation and bonuses awarded at the sole discretion of the Company's Compensation Committee and based upon the executive's performance and the Company's operating results. The term of each agreement ends on April 14, 1998, subject to automatic annual renewal through April 14, 2005. Each employment agreement provides that each executive may be terminated with or without cause, and will provide that the executive will not compete with the Company or its subsidiaries within a specified area during the period of employment and for the two years thereafter. Each executive will be entitled to receive a severance payment in the event of a resignation caused by the relocation of the Company's office at which the executive is employed to a location more than 60 miles from its present location.

Compensation Committee Interlocks and Insider Participation

      The members of the Company's Compensation Committee are Messrs. Holland, Luby, and Mr. Shimer. No officers or employees of the Company serve on the Compensation Committee. The Compensation Committee was established in October 1995 in connection with the Company's initial public offering. Previous compensation levels for Messrs. Sternberg, Reilly and Norris, were established pursuant to the terms of their respective employment agreements. See "Employment Agreements." The compensation for Messrs. J. Robert Gary and Alton C. Rye, the other executive officers of the Company, was approved by the full Board of Directors upon the recommendation of the Compensation Committee. Executive officers who are also Directors of the Company did not participate in discussions relating to their individual compensation arrangements. No Director who served as a member of the Compensation Committee was a party to any reportable interlock during 1995.

Stock Option Plans

      1995 Long-Term Performance Incentive Plan. The Board of Directors has adopted and the stockholders of the Company have approved the 1995 Long-Term Performance Incentive Plan (the "Incentive Plan"), which provides for the grant to key employees of the Company of (i) both "incentive stock options," as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that are non-qualified for federal income tax purposes, (ii) stock appreciation rights, (iii) restricted stock, (iv) performance grants and
(v) any other type of award deemed by the Compensation Committee to be consistent with the purpose of the Incentive Plan. The total number of shares of Common Stock which may be granted pursuant to the Incentive Plan is 1,300,000, subject to certain adjustments reflecting changes in the Company's capitalization. The Incentive Plan will terminate upon the earlier of the adoption of a Board of Director's resolution terminating the Incentive Plan or the tenth anniversary of the date of adoption, unless extended for an additional five-year period for grants of awards other than incentive stock options, and is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has broad powers under the Incentive Plan, including exclusive authority (except as otherwise provided in the Incentive Plan) to establish performance objectives and to determine (i) which of the Company's employees will receive awards, (ii) the type, size and terms of awards, and (iii) the time when awards will be granted. Members of the Compensation Committee will not be eligible to receive awards under the Incentive Plan. Directors who are also employees are eligible to receive awards under the Incentive Plan. Non-employee directors are not eligible to receive options under the Incentive Plan, but may be eligible to receive awards under the Directors' Plan.

      The exercise price of incentive stock options is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the Common Stock on the date of grant, and the term of any such option may not exceed 10 years from the date of grant. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant, and the term of such option may not exceed five years from the date of grant. The exercise price of non-qualified stock options is determined by the Compensation Committee on the date the option is granted.

      Options and stock appreciation rights granted under the Incentive Plan are nontransferable, unless otherwise specified in the award instrument, and, with certain exceptions in the event of the death or disability of the participant, may be exercised by the participant only during employment, subject to vesting requirements established by the Compensation Committee. Restrictions on awards granted under the Incentive Plan will also generally vest upon a proposed sale of substantially all of the assets of the Company, or the merger of the Company with or into another corporation.

      The Company has assumed all non-qualified options issued by Old Wireless One. Such options are now covered by the Incentive Plan and cover 691,988 shares with a weighted average exercise price per share of $7.54. Such options vest over a five-year period which period commenced on February 1, 1995. The options expire on April 14, 2001. In October 1995 the Company issued non-qualified stock options for 50,000 shares of Common Stock, with an exercise price equal to the initial public offering price, to two employees of the Company. Such options are scheduled to vest in equal installments over a five-year period from the date of grant. In addition, upon the consummation of the TruVision Transaction, the Company assumed the non-qualified options issued by TruVision. Such options are now covered by the Incentive Plan and cover 195,226 shares at a weighted average exercise price of $6.82. All such options are fully-vested and expire on June 8, 2004.

      1996 Non-Employee Directors' Stock Option Plan. The Board of Directors has adopted and the stockholders of the Company have approved the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan is administered by the Board of Directors. Those directors of the Company who are not employees of the Company (a "Director Participant") are eligible to receive options under the Directors' Plan. The total number of shares of Common Stock for which options may be granted under the Directors' Plan is 100,000 subject to certain adjustments reflecting changes in the Company's capitalization.

      Options granted under the Directors' Plan will be non-qualified options for federal income tax purposes. The exercise price of options will be determined as specified in the Plan and will be at least 100% of the fair market value of the Common Stock on the date of grant.

      Options granted under the Directors' Plan may be subject to vesting and certain other restrictions at the Board of Directors' sole discretion. Subject to certain exceptions, the right to exercise an option generally terminates at the earlier of (i) the first date on which the initial grantee of such option is no longer a director of either the Company or any subsidiary of the Company for any reason other than death, permanent disability, or termination with "cause" (as defined in the Directors' Plan) or (ii) the expiration date of the option. Options granted under the Directors' Plan will also generally vest upon a "change in control" of the Company (as defined in the
Directors'  Plan).   No  options  have been granted under the Directors'
Plan to date.

      General. The Board of Directors generally has the power and authority to amend the Incentive Plan and the Directors' Plan (collectively, the "Stock Option Plans") at any time without approval of the Company's stockholders; provided, that the Board of Directors may not amend the Stock Option Plans in such a manner as to materially increase the benefits or number of shares under the Stock Option Plans or to modify the eligibility requirements without the affirmative approval of the Company's stockholders. In addition, the Board of Directors may not amend the Stock Option Plans to materially and adversely affect the rights of an option holder under such option without the consent of such option holder.

      Except as otherwise provided in an option agreement, if a director holding an option under the Directors' Plan dies or suffers a permanent disability while still employed by or a director of the Company or any subsidiary, then the right to exercise all unexpired installments of such option shall be accelerated and shall accrue as of the date of such death or the later of the date of such permanent disability or discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 90 days after such date. In addition, except as otherwise provided in an option agreement, if a Director Participant in the Directors' Plan who holds an option granted under such Plan is terminated without "cause" (as defined in the Directors' Plan), then he will have the right to exercise any option which is currently exercisable at the time of such termination for 30 days after the date of such termination.

      Also, except as otherwise provided in an option agreement, if an employee holding an award granted under the Incentive Plan dies or suffers a permanent disability while still employed by the Company or any subsidiary, then such award may be exercised, to the extent the employee was entitled to do so at the termination of employment, by the employee, his legal guardian (unless such exercise would disqualify an option as an incentive stock option), or his legatee, legal representative or distributee (whichever is applicable), at any time within one year after the date of death or disability (but in no event later than the date on which such award terminates).

                          CERTAIN TRANSACTIONS

      In connection with the Heartland Transaction, Heartland and the Company entered into an agreement whereby (i) the Company agreed not to compete with Heartland or any of Heartland's subsidiaries in the wireless cable television business in specified markets in which Heartland and its subsidiaries operate or have significant channel rights, (ii) Heartland agreed not to compete with the Company in the wireless cable television business in specified markets, including substantially all of the Markets described herein and (iii) if at any time a wireless cable television system operated by the Company interferes with the signal transmission of a wireless cable television system operated by Heartland or one of Heartland's subsidiaries (or vice versa), then the Company, Heartland and their respective subsidiaries will use their best efforts to negotiate and enter into an appropriate non-interference agreement.

      In connection with the Heartland Transaction, the Company entered into the Initial Registration Agreement with Heartland, the contributing Heartland subsidiaries and all of the former stockholders of Old Wireless One, which was amended and restated in connection with the TruVision Transaction, with the Former TruVision Stockholders becoming parties thereto. See "Management-Registration Agreement."

      In connection with the Heartland Transaction, the Company, Heartland and certain of the Old Wireless One stockholders entered into the Stockholders Agreement, which was amended and restated in connection with the TruVision Transaction, with the Former TruVision Stockholders becoming parties thereto. See "Management-Stockholders Agreement."

      In February 1996, CVCA provided TruVision the Interim Facility in the principal amount of up to $12.0 million.

      In connection with the execution of the TruVision Merger Agreement, the Company agreed to make certain loans to TruVision pending the consummation of the TruVision Transaction. On May 6, 1996, the Company made such a loan to TruVision in the amount of approximately $1.5 million, of which TruVision used $1.0 million of the proceeds of such loan to repay borrowings under a working capital facility which was guaranteed by Mr. Burkhalter, and that guarantee was terminated and released. On the date of, but prior to, the consummation of the TruVision Transaction, the Company made such a loan to TruVision in the amount of approximately $1.5 million, and TruVision used the proceeds of that borrowing to pay accrued dividends on its preferred stock to CVCA and VanCom in the amounts of approximately $1.4 million and $18,000, respectively. See Note 11 of the Notes to the Financial Statements of TruVision included elsewhere in this Prospectus.

      Upon consummation of the TruVision Transaction, the Company issued to VCI 180,000 shares of Common Stock and paid to VCI $1.8 million in cash, in satisfaction of TruVision's obligation to make the Phase II Payment.

      The terms of the transactions described above were determined by the parties thereto, and the Company believes that such transactions involving affiliates were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties in arms-lengths transactions. The Company expects that all future transactions between the Company and its officers, Directors, principal stockholders and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

      Chase Securities, Inc. ("CSI"), an affiliate of CMCC, CVCA and Baseball Partners, who own, on a fully diluted basis, approximately 10.5%, 7.9% and 2.0%, respectively, of the outstanding Common Stock, served as one of the lead underwriters for the 1996 Debt Offering. In addition, Mr. Arnold L. Chavkin, a Director of the Company, is a general partner of CCP, which is also affiliated with CSI. Under Conduct Rule 2720 ("Rule 2720") of the National Association of Securities Dealers, Inc. (the "NASD"), when a NASD member, such as CSI, participates in the distribution of a public offering of the securities of an affiliate of such member, such offering must be conducted in accordance with the applicable provisions of Rule 2720. Accordingly, by virtue of CSI's participation in the 1996 Debt Offering and Chase's ownership interest in the Company, the 1996 Debt Offering was conducted in accordance with the applicable provisions of Rule 2720. Prudential Securities Incorporated acted as a qualified independent underwriter for the 1996 Debt Offering, as required by Rule 2720. The Company believes that CSI participated in the 1996 Debt Offering on terms and received fees and commissions from the Offering on a basis that was no less fair to the Company than was available from other non-affiliated underwriters.

                         PRINCIPAL STOCKHOLDERS

      Except as otherwise noted, the following table sets forth certain information as of May 30, 1996 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by (i) each of the Directors of the Company, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) all Directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective Director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act.


                                                           Common Stock <F1>
                                                         ---------------------
            Directors, Officers                          Number of    Percent
            and 5% Stockholders                           Shares      of Class
            -------------------                           ------      --------
Heartland Wireless Communications, Inc. <F2><F3>...      3,361,538       20.1%
  903 North Bowser, Suite 140
  Richardson, Texas 75081
Chase Manhattan Capital Corporation <F2><F4>.......      3,902,895       23,3%
  380 Madison Avenue, 12th Floor
  New York, New York 10017
Chase Venture Capital Associates L.P. <F2><F5>.....      3,902,895       23.3%
  380 Madison Avenue, 12th Floor
  New York, New York 10017
Baseball Partners <F2>.............................       393,226        2.3%
  380 Madison Avenue, 12th Floor
  New York, New York 10017
Premier Venture Capital Corporation <F2><F6>.......       754,268        4.5%
  451 Florida Street
  Baton Rouge, Louisiana 70821
Advantage Capital Corporation<F2><F7>..............       630,489        3.8%
  LL&E Tower
  909 Poydras Street, Suite 2230
  New Orleans, Louisiana 70112
Mississippi Wireless TV, L.P. <F2><F8>.............     1,702,406       10.2%
VanCom, Inc. <F2><F9>..............................        42,560          *
Henry M. Burkhalter <F2><F8>.......................     1,960,421       11.7%
Hans J. Sternberg <F2><F10>........................       374,193        2.2%
Sean E. Reilly <F2><F11>...........................       101,755          *
Arnold L. Chavkin <F5> ............................     3,902,895       23.3%
J. R. Holland, Jr. <F12>...........................     3,361,538       20.1%
William K. Luby <F13> .............................       393,226        2.3%
Daniel L. Shimer ..................................         4,800          *
William J. Van Devender <F9> ......................        42,560          *
David E. Webb <F14>................................     3,361,538       20.1%
All Directors and executive
  officers as a group (13 persons).................    10,496,874       62.0%


            ____________________
*     Less than one percent.

<F1>  Percentages  reflect  outstanding  Common  Stock   except  for  an
      aggregate of 200,000 of such shares currently being held in escrow, pursuant to the Heartland Transaction. Such shares will be distributed to either the Old Wireless One stockholders or the Heartland subsidiaries. The distribution of shares held in escrow will depend upon certain working capital post-closing adjustments.

<F2>  Heartland  and  certain  of its subsidiaries, CMCC, CVCA, Baseball
      Partners, MWTV, VanCom, PVCC, Advantage Capital Partners Limited Partnership and Advantage Capital Partners II Limited Partnership, Mr. Sternberg, Mr. Reilly and Mr. Burkhalter, each of whose ownership of Common Stock is disclosed in the table, are parties to the New Stockholders Agreement. See "Management-Stockholders Agreement." Each of the parties to the Stockholders Agreement disclaims beneficial ownership of the shares of Common Stock owned by the other paries to such agreement.

<F3>  Heartland reported on a Schedule  13G  filed  with  the SEC, as of
      December 31, 1995, shared voting and dispositive power with respect to an aggregate of 3,361,538 shares of Common Stock owned by certain direct and indirect subsidiaries of Heartland. The address for Heartland is 903 North Bowser, Suite 140, Richardson, Texas 75081.

<F4>  CMCC reported on a Schedule 13G filed with the SEC, as of December
      31, 1995, shared voting  and  dispositive  power  with  respect to
      1,991,690 shares of Common Stock, together with the Chase Manhattan Bank, N.A., the direct parent of CMCC, and Chase, the ultimate parent of CMCC. The address for CMCC, CVCA and Baseball Partners is 380 Madison Avenue, 12th Floor, New York, New York 10017.

<F5>  Reflects  3,902,895  shares  owned  by  CVCA,  CMCC  and  Baseball
      Partners. Mr. Chavkin is a general partner of CCP, the general partner of CVCA. CCP has investment and voting discretion with respect to the shares held by CMCC. Baseball Partners has agreed to grant a proxy with respect to the Shares held by it to CCP. Mr. Chavkin disclaims beneficial ownership of the Shares held by CVCA, CMCC and Baseball Partners. The address for Mr. Chavkin is 380 Madison Avenue, 12th Floor, New York, NY 10017.

<F6>  As reported on a Schedule 13G filed with  the  SEC with respect to the shares of Common Stock held by PVCC as of December 31, 1995. PVCC is an indirect wholly owned subsidiary of Banc One Corporation, which is a publicly-traded corporation. The address for PVCC is 451 Florida Street, Baton Rouge, Louisiana 70821.

<F7>  ACC, as the sole  general  partner  of  Advantage Capital Partners
      Limited Partnership and Advantage Capital Limited Partners II Limited Partnership, reported on a Schedule 13G filed with the SEC, as of December 31, 1995, sole voting and dispositive power with respect to the shares held by such partnerships. Mr. Steven
      T. Stull is the majority stockholder of ACC. The address for ACC is LL&E Tower, 909 Poydras Street, Suite 2230, New Orleans, Louisiana 70112.

<F8>  MWTV  owns  1,702,406 shares of Common Stock.  The general partner of MWTV is WTV. Mr. Burkhalter is the President and controlling stockholder of WTV. WTV has the power to vote and dispose of the shares of Common Stock held by MWTV. Therefore, Mr. Burkhalter may be deemed to beneficially own all shares of Common Stock held by MWTV. Mr. Burkhalter disclaims beneficial ownership of any such shares of Common Stock. In addition, Mr. Burkhalter owns currently exercisable options to acquire 78,015 shares of Common Stock. See "Management." The address for MWTV and Mr. Burkhalter is c/o TruVision, 1080 River Oaks Drive, Suite A150, Jackson, MS 39208.

<F9>  VanCom  is the limited partner of MWTV and has a right to 22.9167%
      of allocations and distributions of the Partnership. Mr. Van Devender is the President and controlling stockholder of VanCom. Mr. Van Devender's address is c/o VanCom, Inc., P.O. Box 5327, Jackson, Mississippi 39296.

<F10> Includes 12,520 shares owned by  Mr.  Sternberg's  wife and 85,537
      shares   issuable  upon  the  exercise  of  presently  exercisable
      options.

<F11> Includes 85,537  shares  issuable  upon  the exercise of presently exercisable options.

<F12> Includes 3,361,538 shares beneficially owned  by  Heartland.   Mr.
      Holland is the Manager and President of Hunt Capital Group, L.L.C., a principal stockholder of Heartland. Mr. Holland is the Chairman of the Board of Heartland. Mr. Holland disclaims beneficial ownership of shares owned by Heartland. The address for Mr. Holland is 4000 Thanksgiving Tower, Dallas, TX 75201.

<F13> Reflects shares of Common Stock  beneficially  owned  by  Baseball
      Partners. Mr. Luby is a general partner of Baseball Partners and therefore may be deemed to be a beneficial owner of such shares. Mr. Luby disclaims beneficial ownership of all of the shares of Common Stock owned by Baseball Partners in which Mr. Luby has no pecuniary interest. Certain affiliates of CMCC are general partners of Baseball Partners.

<F14> Includes  3,361,538  shares beneficially owned by Heartland.   Mr.
      Webb is President and Chief Executive Officer and a director and principal stockholder of Heartland. Mr. Webb disclaims beneficial ownership of the shares of Common Stock owned by Heartland and in which Mr. Webb has no pecuniary interest. The address for Mr. Webb is 224 West Evergreen #270, Durant, Oklahoma 74701.

                      DESCRIPTION OF CAPITAL STOCK

      The  authorized  capital  stock  of  the  Company  consists of (i)
50,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock").

      The statements under this caption are brief summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in the Certificate of Incorporation and By-laws which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock

      Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Subject to the prior rights of the holders of any Preferred Stock, holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company which are legally available for distribution, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding series of Preferred Stock. The rights, preferences and privileges of holders of Common Stock are subject to any class or series of Preferred Stock which the Company may issue in the future.

      The Common Stock is quoted and traded on the Nasdaq Stock Market National Market under the symbol "WIRL." The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

Preferred Stock

      The Board of Directors is authorized to issue Preferred Stock in classes or series and to fix the designations, preferences, qualifications, limitations, or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights and other terms.

Certain Effects of Authorized but Unissued Stock

      Under the Certificate of Incorporation,  there  are  approximately
31.3 million shares of Common Stock and 10 million shares of Preferred Stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporation acquisitions.
      One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

      The Board of Directors is authorized without any further action by the stockholders to determine the rights, preferences, privileges and restrictions of the unissued Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock, and which could, among other things, have the effect of delaying, deterring or preventing a change in control of the Company.

      The Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock other than shares of Common Stock which may be issued upon the exercise of the 1995 Warrants, the GKM Warrants, the 1996 Warrants or options which have been granted or which may be granted in the future to the Company's employees or Directors.

Certain Provisions of the Certificate of Incorporation and By-laws

      The Certificate of Incorporation provides that the Company shall indemnify each officer and director of the Company to the fullest extent permitted by applicable law, except as may be otherwise provided in the By-laws. In furtherance thereof, the Board of Directors is expressly authorized to amend the By-laws to give full effect to any changes in applicable law, notwithstanding possible self-interest of the directors in the action being taken. The Certificate of Incorporation also provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the Company or its stockholders. Such limitation does not affect the liability of a director (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemption of shares or (iv) for any breach of a director's duty of loyalty to the Company or its stockholders.

      As described below, the Certificate of Incorporation and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of the directors and management more difficult.

      Pursuant to the Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Vacancies on the Board of Directors may only be filled by the affirmative vote of the majority of the remaining directors or by a sole remaining director and not by the stockholders, except that in the case of newly created directorships, if the remaining directors fail to fill any such vacancy, the stockholders may do so at the next annual or special meeting called for the purpose of election of directors.

      The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In general, notice must be received by the Company not less than 130 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

      Special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or the Board of Directors. The Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain provisions of the Certificate of Incorporation. This requirement of a super-majority vote to approve amendments to the Certificate of Incorporation could enable a minority of the Company's stockholders to exercise veto powers over such amendments.

Registration Rights

      In connection with the offering and sale of the 1995 and 1996 Warrants, the Company has agreed that for a period of four years from the first anniversary dates of the respective issuances of the 1995 Warrants and the 1996 Warrants, it will maintain the effectiveness of a registration statement or statements with respect to the shares of Common Stock issuable from time to time upon exercise of the Warrants. This registration statement, of which this Prospectus forms a part, has registered such shares in satisfaction of this agreement. In addition, the Company has also granted "piggy-back" registration rights to the holders of the GKM Warrants, covering any Common Stock received by such holders upon exercise of the GKM Warrants. GKM has waived its registration rights with respect to this Registration Statement.

      In connection with the Heartland Transaction, the Company, Heartland, the contributing Heartland subsidiaries and the former stockholder of Old Wireless One entered into the Initial Registration Agreement. The Initial Registration Agreement was amended and restated in connection with the execution of the TruVision Merger Agreement, with the Former TruVision Stockholders becoming parties thereto. Under the New Registration Agreement, at any time after October 24, 1997, any of
(a) the holders of a majority of the Common Stock issued to the former stockholders of Old Wireless One (other than CMCC and Baseball Partners) in the Heartland Transaction, (b) the holders of a majority of the Common Stock issued to Heartland and/or certain of Heartland's subsidiaries in the Heartland Transaction, (c) the holders of a majority of the Common Stock issued to the Former TruVision Stockholders (other than CVCA) in the TruVision Transaction, and/or (d) the holders of a majority of the Common Stock issued to CMCC and Baseball Partners in the Heartland Transaction or issued to CVCA in the TruVision Transaction, shall each have the right, subject to certain conditions, to require the Company to register any or all of such Common Stock under the Securities Act on Form S-1 on three occasions at the Company's expense and on Form S-2 or S-3 on an additional three occasions at the Company's expense. The holders of any such shares of Common Stock are also entitled to request the inclusion of any Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions. After October 24, 1996, the holders of a majority of the shares of Common Stock granted to VCI in satisfaction of the Phase II Payment shall be entitled to request registration of such shares under the Securities Act.

Delaware Anti-Takeover Law

      The Company is subject to the "business combination" statute of the DGCL. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the board of directors of the corporation prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's voting stock. The statute could prohibit or delay the accomplishment of a merger or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. Because CMCC, CVCA, Baseball Partners and Heartland acquired their shares in a transaction approved by the Board for purposes of the "business combination" statute, CMCC, CVCA, Baseball Partners and Heartland are not subject to the restrictions of such statute.

                    SHARES ELIGIBLE FOR FUTURE SALE

      The Company has a total of 19,265,169 shares of Common Stock outstanding (assuming the exercise of the 1995 Warrants, the GKM Warrants, the 1996 Warrants, and certain director, management and employee options). Of these shares, 4,442,811 (including shares issuable upon exercise of the 1995 and 1996 Warrants) shares are freely transferable by persons other than affiliates of the Company without restriction or registration under the Securities Act. All of the remaining shares (except those issuable upon the exercise of director, management and employee options) are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirement. None of such shares of Common Stock will be eligible for sale under Rule 144 for two years following the date of issuance. All such shares are subject to demand and piggyback registration rights. See "Description of Capital Stock-Registration Rights." Sales of restricted securities under Rule 144 following such two-year period will be subject to the conditions of Rule 144.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of the Company, is entitled to sell within any three month period "restricted" shares beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in shares of Common Stock during the four calendar weeks preceding such sale, provided that at least two years have elapsed since such shares were acquired from the Company or an affiliate of the
Company. Sales are also subject to certain requirements as to the manner of sale, notice and the availability of current public information regarding the Company. However, a person who has not been an affiliate of the Company at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least three years have elapsed since such shares were acquired from the Company or an affiliate of the Company.

                          PLAN OF DISTRIBUTION

      The Common Stock offered hereby is being offered by the Company exclusively to the holders of the Company's 1996 and 1995 Warrants. The Company does not have any agreement with any underwriter or other party for the distribution of the Common Stock offered hereby. The Common Stock is being offered by the Company through the Prospectus, and no commissions or other remunerations will be paid to any person for soliciting the exercise of the 1996 and 1995 Warrants and the sale of the Common Stock.

      Certain persons who acquire Common Stock upon exercise of the 1996 and 1995 Warrants may be deemed to be "issuers" under the Securities Act of 1933, as amended (the "Securities Act") because of their relationship with the Company ("Affiliates") and, therefore, may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases shares of Common Stock acquired by such Affiliate through exercise of the 1996 and/or 1995 Warrants ("Restricted Shares"). In addition, any broker or dealer participating in any distribution of the Restricted Shares may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any Restricted Shares from or through such broker or dealer.

                             LEGAL MATTERS

      The legality of the Common Stock offered hereby will be passed upon for the Company by Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., New Orleans, Louisiana.

                                EXPERTS

      The consolidated financial statements and schedule of Wireless One, Inc. and subsidiaries as of December 31, 1994 and 1995 and for the period from February 4, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995 and the financial statements of Heartland Division as of December 31, 1993 and 1994 and for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein and in the Registration Statement and upon the authority of said firm as experts in accounting and auditing.

      The report of KPMG Peat Marwick LLP covering the financial statements of Heartland Division contains an explanatory paragraph that refers to a business combination in 1994 accounted for as a purchase involving assets comprising a portion of Heartland Division. As a result of the acquisition, financial information of Heartland Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable.

      The audited financial statements of TruVision Wireless, Inc., Madison Communications, Inc. And Beasley Communications, Inc., and BarTel, Inc. included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of such firm in giving such reports.

                         AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files, reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. A Registration Statement on Form S-1 under the Securities Act, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The Company's Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information regarding the Company can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.



                         INDEX TO FINANCIAL STATEMENTS
                                                                          Page
                                                                          ----

Wireless One, Inc.

Independent Auditors' Report.............................................  F-3

Consolidated Balance Sheets as of December 31, 1994 and 1995
  and June 30, 1996 (unaudited)..........................................  F-4

Consolidated Statements of Operations for the period from
  February 4, 1993 (inception) to December 31, 1993, the years ended December 31, 1994 and 1995 and the six months ended
  June 30, 1995 and 1996 (unaudited).....................................  F-5

Consolidated Statements of Stockholders' Equity for the period from February 4, 1993 (inception) to December 31, 1993, the years ended December 31, 1994 and 1995 and the six months ended
  June 30, 1996 (unaudited)..............................................  F-6

Consolidated Statements of Cash Flows for the period from
  February 4, 1993 (inception) to December 31, 1993, the years ended December 31, 1994, and 1995 and the six months ended
  June 30, 1995 and 1996 (unaudited).....................................  F-7

Notes to Consolidated Financial Statements...............................  F-8


Heartland Division

Independent Auditors' Report............................................  F-19

Balance Sheets as of December 31, 1993 and 1994 and
  September 30, 1995 (unaudited)......................................... F-20

Statements of Operations and Division Equity for the years
 ended December 31, 1992 and 1993, the period from January 1,
 1994 to August 18, 1994, the period August 19, 1994 to September
 30, 1994 (unaudited), and the period from August 19, 1994 to
 December 31, 1994 and the nine months ended September 30, 1995
 (unaudited)............................................................. F-21

Statements of Cash Flows for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994, the period August 19, 1994 to September 30, 1994 (unaudited), and the period from August 19, 1994 to December 31, 1994 and the nine months ended September 30, 1995 (unaudited)....................... F-22

Notes to Financial Statements............................................ F-23


TruVision Wireless, Inc.

Report of Independent Public Accountants................................. F-27

Balance Sheets as of December 31, 1994 and 1995 and unaudited
  June 30, 1996.......................................................... F-28

Statements of Operations for the periods from Inception
  (November 2, 1993) to December 31, 1993, January 1, 1994
  through August 24, 1994 and August 25, 1994 through December
  31, 1994 and for the year ended December 31, 1995 and unaudited for the six months ended June 30, 1995 and 1996........................ F-29

Statements of Partners' Capital for the periods from Inception
  (November 2, 1993) to December 31, 1993 and January 1, 1994
  through August 24, 1994................................................ F-30

Statements of Changes in Stockholders' Equity for the period from August 25, 1994 through December 31, 1994 and for the year ended December 31, 1995 and unaudited for the six months ended June 30, 1996.................................................... F-31

Statements of Cash Flows for the periods from Inception
  (November 2, 1993) to December 31, 1993, January 1, 1994
  through August 24, 1994, and August 25, 1994 through December
  31, 1994 and for the year ended December 31, 1995 and unaudited for the six months ended June 30, 1995 and 1996........................ F-32

Notes to Financial Statements............................................ F-33


Madison Communications, Inc. and Beasley Communications, Inc.

Report of Independent Public Accountants................................. F-43

Combined Balance Sheets as of December 31, 1994 and 1995 and
  unaudited June 30, 1996................................................ F-44

Combined Statements of Operations and Accumulated Deficit for
  the years ended  December 31, 1993, 1994 and 1995 and unaudited for the six months ended June 30, 1995 and 1996........................ F-45

Combined Statements of Cash Flows for the years ended
  December 31, 1993, 1994 and 1995 and unaudited for the
  six months ended June 30, 1995 and 1996................................ F-46

Notes to Combined Financial Statements................................... F-47


BarTel, Inc.

Report of Independent Public Accountants................................. F-51

Balance Sheet as of December 31, 1995.................................... F-52

Statement of Income and Retained Earnings for the year
  ended December 31, 1995................................................ F-53

Statement of Cash Flows for the year ended December 31, 1995............. F-54

Notes to Financial Statements............................................ F-55



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Wireless One, Inc.:

  We have audited the accompanying consolidated balance sheets of Wireless One, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 4, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wireless One, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period from February 4, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                             KPMG Peat Marwick LLP


New Orleans, Louisiana
March 22, 1996, except
as to Note 15 which is
as of August 12, 1996


                              WIRELESS ONE, INC.
                          Consolidated Balance Sheets

                                                                 December 31,
                                                          --------------------------    June 30,
                                                              1994         1995           1996
                                                          ------------ -------------  -----------
                                                                                      (unaudited)
Assets
Current assets:
  Cash and cash equivalents..............................     $24,481  $110,380,329   $73,877,954
  Marketable investment securities-restricted
    (note 3).............................................          -     17,637,839    17,670,036
  Subscriber receivables, less allowance for doubtful
    accounts of $4,000, $73,641 and $27,549 at
    December 31, 1994 and 1995 and June 30, 1996,
    respectively.........................................     110,219       143,633       295,021
  Accrued interest and other receivables.................       3,450       405,241       353,440
  Prepaid expenses.......................................      55,515       796,389       671,335
                                                          ------------ ------------- -------------
    Total current assets.................................     193,665   129,363,431    92,867,786
Property and equipment, net (note 4).....................   3,078,523    14,266,755    33,066,456
Leased license investment, net of accumulated
  amortization of $230,902, $548,283 and $1,028,631 at
  December 31, 1994 and 1995 and June 30, 1996,
  respectively..........................................    5,540,036    26,724,238    36,454,732
Marketable investment securities-restricted (note 3)....           -     35,755,505    27,801,368


Other assets (note 5)...................................      102,000     7,689,945    13,350,064
                                                          ------------ ------------- -------------
                                                           $8,914,224  $213,799,874  $203,540,406
                                                          ============ ============= =============

          Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable.......................................    $228,835    $2,356,707    $3,788,385
  Accrued expenses.......................................      44,779       862,100     1,199,426
  Accrued interest.......................................          -      3,683,333     4,170,833
  Current maturities of long-term debt (note 6)..........   1,457,295       376,780       392,105
                                                          ------------ ------------- -------------
    Total current liabilities............................   1,730,909     7,278,920     9,550,749
Long-term debt (note 6)..................................   2,839,602   150,871,267   151,116,860
                                                          ------------ ------------- -------------
                                                            4,570,511   158,150,187   160,667,609
                                                          ------------ ------------- -------------

Redeemable convertible preferred stock, $.01 par value;
  15,000 shares amortized, no shares issued or
  outstanding (note 8)...................................          -             -             -
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized, no shares issued or outstanding..........          -             -             -
  Common stock, $0.01 par value, 50,000,000 shares
    authorized, 2,013,950, 13,498,752, and
    13,498,752 shares issued and outstanding at
    December 31, 1994 and 1995 and June 30,
    1996, respectively...................................      20,139       134,988       134,988
  Additional paid-in capital.............................   9,979,861    65,631,596    65,631,596
  Subscriptions receivable...............................  (3,231,864)           -             -
  Accumulated deficit....................................  (2,424,423)  (10,116,897)  (22,893,787)
                                                          ------------ ------------- -------------
    Total stockholders' equity...........................   4,343,713    55,649,687    42,872,797
Commitments and contingencies (note 11)................
                                                          ------------ ------------- -------------
                                                           $8,914,224  $213,799,874  $203,540,406
                                                          ============ ============= =============

          See accompanying notes to consolidated financial statements.

                               WIRELESS ONE, INC.

                     Consolidated Statements of Operations


                               February 4,
                                   1993      Years ended December 31,   Six months ended June 30,
                                (inception  --------------------------- -------------------------
                                December 31,
                                  1993          1994          1995          1995          1996
                               ------------ ------------- ------------- ------------- -------------
                                                                         (unaudited)   (unaudited)
Revenues......................  $       -    $   380,077   $ 1,343,969   $   491,995   $ 2,372,132
                               ------------ ------------- ------------- ------------- -------------
Operating expenses:
  Systems operations..........      24,429       274,886       841,819       488,348     1,266,626
  Selling, general and
    administrative............     110,281     1,800,720     4,431,839     1,214,856     5,529,724
  Depreciation and
    amortization..............      27,489       413,824     1,783,066       441,292     2,262,506
                               ------------ ------------- ------------- ------------- -------------
                                   162,199     2,489,430     7,056,724     2,144,496     9,058,856
                               ------------ ------------- ------------- ------------- -------------
Operating loss................    (162,199)   (2,109,353)   (5,712,755)   (1,652,501)   (6,686,724)
                               ------------ ------------- ------------- ------------- -------------
Other income (expense):
  Interest expense............        (411)     (171,702)   (4,070,184)     (198,177)  (10,021,497)
  Interest income.............          -             -      2,024,116            -      3,863,777
  Other.......................          -         19,242        66,349       101,134        67,554
                               ------------ ------------- ------------- ------------- -------------
    Total other income
      (expense)...............        (411)     (152,460)   (1,979,719)      (97,043)   (6,090,166)
                               ------------ ------------- ------------- ------------- -------------
    Net loss..................    (162,610)   (2,261,813)   (7,692,474)   (1,749,544)  (12,776,890)
Preferred stock dividends and
  discount accretion (note 8).          -             -       (786,389)      365,311            -
                               ------------ ------------- ------------- ------------- -------------
Net loss applicable to common
  stock.......................   $(162,610)  $(2,261,813)  $(8,478,863)  $(2,114,855) $(12,776,890)
                               ============ ============= ============= ============= =============
Net loss per common share.....       $(.30)       $(1.21)       $(2.02)  $     (1.05)  $      (.95)
                               ============ ============= ============= ============= =============
Weighted average common
  shares outstanding..........     538,127     1,863,512     4,187,736     2,013,950    13,498,752
                               ============ ============= ============= ============= =============

          See accompanying notes to consolidated financial statements.

                               WIRELESS ONE, INC.

                Consolidated Statements of Stockholders' Equity

                                          Additional
                                 Common    paid-in    Subscriptions  Accumulated
                                  stock    capital     receivable      deficit         Total
                                -------- ------------ ------------- -------------- -------------
Issuance of 538,127 shares of
  common stock and
  recapitalization upon merger
  with Wireless One, L.L.C.
  (note 1(a)).................. $  5,381  $  834,619   $ (219,020)   $         -    $   620,980
Net loss.......................       -           -             -        (162,610)     (162,610)
                                -------- ------------ ------------- -------------- -------------
Balance at December 31,
  1993.........................    5,381     834,619      (219,020)      (162,610)      458,370
Issuance of 1,475,823 shares
  of common stock..............   14,758   9,145,242    (8,660,000)            -        500,000
Collections of subscriptions
  receivable...................       -           -      5,647,156             -      5,647,156
Net loss.......................       -           -             -      (2,261,813)   (2,261,813)
                                -------- ------------ ------------- -------------- -------------
Balance at December 31,
  1994.........................   20,139   9,979,861    (3,231,864)    (2,424,423)    4,343,713
Collections of subscriptions
  receivable...................       -           -      3,231,864             -      3,231,864
Conversion of redeemable
  preferred stock and warrants
  into 4,524,512 shares of
  common stock.................   45,246  14,453,442            -              -     14,498,688
Issuance of 3,450,000 shares
  of common stock pursuant to
  initial public offering......   34,500  32,340,708            -              -     32,375,208
Issuance of 750,000
  warrants.....................       -    3,015,000            -              -      3,015,000
Issuance of 3,510,290 shares
  of common stock in
  purchase transactions........   35,103   6,628,974            -              -      6,664,077
Preferred stock dividends and
  accretion of discount........       -     (786,389)           -              -       (786,389)
Net loss.......................       -           -             -      (7,692,474)   (7,692,474)
                                -------- ------------ ------------- -------------- -------------
Balance at December 31,
  1995.........................  134,988  65,631,596            -     (10,116,897)   55,649,687
Net loss (unaudited)...........       -           -             -     (12,776,890)  (12,776,890)
                                -------- ------------ ------------- -------------- ------------
Balance at June 30, 1996
  (unaudited).................. $134,988 $65,631,596   $        -    $(22,893,787)  $42,872,797
                                ======== ============ ============= ============== =============


          See accompanying notes to consolidated financial statements.


                               WIRELESS ONE, INC.

                     Consolidated Statements of Cash Flows

                                                                                                            Six months
                                                      February 4, 1993    Years ended December 31,         ended June 30,
                                                    (inception) through -------------------------- ---------------------------
                                                     December 31, 1993      1994          1995         1995          1996
                                                     ----------------- ------------- ------------- ------------   ------------
                                                                                                    (unaudited)   (unaudited)
Cash flows from operating activities:
  Net loss.......................................         $(162,610)  $(2,261,813)  $(7,692,474)  $(1,749,544)   $(12,776,890)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Bad debt expense...........................                 -         54,608       196,281            -           23,694
      Depreciation and amortization..............             27,489       413,824     1,783,066       441,292       2,262,506
      Amortization of debt discount..............                 -        104,767       328,301       147,344         263,598
      Non-cash interest income...................                 -             -       (213,230)           -         (447,297)
      Changes in assets and liabilities:
        Receivables..............................                 -       (167,277)     (571,957)        4,720        (123,281)
        Prepaid expenses.........................             (9,000)      (46,515)     (468,707)       23,820         101,343
        Accounts payable and accrued expenses....             36,236       237,378     6,004,541       216,465       2,256,504
                                                       -------------  ------------  ------------  ------------   -------------
          Net cash used in operating activities..           (107,885)   (1,665,028)     (634,179)     (915,903)     (8,439,823)
                                                       -------------  ------------  ------------  ------------   -------------
Cash flows from investing activities:
  Purchase of investments and other assets.......                -        (102,000)   (1,533,446)           -         (209,021)
  Capital expenditures...........................           (288,123)   (2,960,842)   (9,805,057)   (2,480,582)    (20,192,427)
  Acquisition of intangible assets...............           (154,854)   (5,156,054)   (6,762,415)   (2,973,172)    (10,210,874)
  Proceeds from maturities of securities.........                 -             -             -             -        8,369,237
  Issuance of note receivable....................                 -             -             -             -       (5,722,482)
  Purchase of marketable investment securities...                 -             -    (53,180,114)           -               -
                                                       -------------- ------------  ------------  ------------   -------------
          Net cash used in investing activities..           (442,977)   (8,218,896)  (71,281,032)   (5,453,754)    (27,965,567)
                                                       -------------- ------------  ------------  ------------   -------------
Cash flows from financing activities:
Proceeds from issuance of long-term debt
    and warrants.................................             20,722     4,275,819   150,014,902            -               -
  Principal payments on long-term debt...........             (1,104)     (103,306)  (11,502,054)   (1,159,580)         (2,680)
  Debt issuance costs............................                 -             -     (5,593,839)           -          (94,305)
  Issuance of common stock.......................            619,980     5,647,156    35,008,396     2,155,243              -
  Issuance of redeemable preferred stock.........                 -             -     14,343,654    13,738,565              -
                                                       -------------- ------------  ------------  ------------   -------------
     Net cash provided by financing activities...            639,598     9,819,669   182,271,059    14,734,228         (96,985)
                                                       -------------- ------------  ------------  ------------   -------------
     Net increase (decrease) in cash.............             88,736       (64,255)  110,355,848     8,364,571     (36,502,375)
Cash and cash equivalents at
     beginning of period.........................                 -         88,736        24,481        24,481     110,380,329
                                                       -------------- ------------  ------------  ------------   -------------
Cash and cash equivalents at end of period.......       $      88,736  $    24,481  $110,380,329   $ 8,389,052    $ 73,877,954
                                                       ============== ============  ============  ============   =============

          See accompanying notes to consolidated financial statements.


                               WIRELESS ONE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1994 and 1995

(1) Description of Business and Summary of Significant Accounting Policies

 (a) Description of Organization

  Wireless One Inc. was formed in June 1995 by the shareholders of a predecessor company (Old Wireless One) and Heartland Wireless Communications, Inc. (Heartland) for the purpose of further developing, owning, and operating wireless cable television systems primarily in select southern and southeastern markets. Old Wireless One had been formed on December 23, 1993, in conjunction with the merger of its predecessor, Wireless One, L.L.C., a Limited Liability Company (LLC). LLC had been formed on February 4, 1993 with six members and on December 23, 1993, Old Wireless One acquired all of the net assets and outstanding interests of LLC in a tax free reorganization. Accordingly, the accompanying consolidated financial statements include results of operations of Wireless One, Inc. and its predecessor companies since February 4, 1993. Unless otherwise indicated, references to the Company include Wireless One, Inc. and its predecessors.

 (b) Consolidation Policy

  The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

 (c) Property and Equipment

  Property and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. The Company capitalizes the excess of direct costs of subscriber installations over installation fees. These direct costs include reception materials and equipment on subscriber premises, installation labor and overhead charges and direct commissions. Prior to 1995, installation fees were recognized in revenues and commissions were expensed. The effect of the above change had no material effect on the 1994 and 1995 results of operations.

  Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over the estimated useful lives of the assets. Any unamortized balance of the nonrecoverable portion of the cost of a subscriber installation is fully depreciated upon subscriber disconnect and the related cost and accumulated depreciation are removed from the balance sheet. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

  Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations, and is stated at the lower of average cost or market.

 (d) Leased License Investment

  Leased license investment consists primarily of costs incurred in connection with the Company's acquisition of channel rights. Channel rights represent the right to utilize all of the capacity on channels operated under a license received from the Federal Communications Commission ("FCC"). These assets are recorded at cost and amortized using the straight-line method over the assets' estimated useful lives, usually 10-20 years, beginning with inception of service in each market. As of December 31, 1994 and 1995, approximately $4,686,000 and $17,809,000 of channel rights were not subject to amortization.

  The Company periodically evaluates the propriety of the carrying amounts of the leased license investment in each market, as well as the amortization period based on estimated undiscounted future cash flows to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life. If warranted, an impairment loss would be recognized to reduce the carrying amount of the related assets to management's estimate of the fair value of the individual market.

 (e) Revenue Recognition

  Revenues from subscribers are recognized in the month that the service is provided.

 (f) Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  A valuation allowance is provided to reduce the carrying value of deferred tax assets to an amount which more likely than not will be realized. Changes in the valuation allowance represent changes in an estimate and are reflected as an adjustment to income tax expense in the period of the change.

  The Company files a consolidated federal income tax return which includes all of its subsidiaries. Losses incurred from inception through December 22, 1993 were attributed directly to the members of the L.L.C., and, accordingly, are not available to offset the Company's future taxable income.

 (g) Net Loss Per Common Share

  Net loss per common share is based on the net loss applicable to common stock divided by the weighted average number of common shares outstanding during the period presented. All share and per share data, including the weighted average number of common shares outstanding, for all periods prior to the Heartland Transaction (see note 2) give retroactive effect to the exchange of approximately one share of Old Wireless One common stock for 4 shares of Wireless One, Inc. Shares issuable upon exercise of stock options and warrants are antidilutive and have been excluded from the calculation.

 (h) Debt Issuance Costs

  Costs incurred in connection with issuance of the Company's 13% Senior Notes are included in other assets and are being amortized using the interest method over the term of the notes.

 (i) Cash and Cash Equivalents

  Cash and cash equivalents includes cash and temporary cash investments that are highly liquid and have original maturities of three months or less.

 (j) Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (k) Marketable Investment Securities

  Investments in marketable securities at December 31, 1995 consist of U.S. Treasury securities which mature periodically through October 1998. The Company has the ability and intent to hold these investments until maturity and, accordingly, has classified these investments as held-to-maturity investments. Held-to-maturity investments are recorded at amortized cost, adjusted for amortization of premiums or discounts. Premiums and discounts are amortized over the life of the related held-to-maturity investment as an adjustment to yield using the effective interest method. A decline in market value of the Company's investments below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the investment is established.

 (l) Interim Financial Information

  In the opinion of management, the accompanying unaudited consolidated financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of June 30, 1996 and the results of its operations and cash flows for the six month periods ended June 30, 1995 and 1996, and changes in stockholders' equity for the six months ended June 30, 1996. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) Initial Public Offering and Heartland Transaction

  During October, 1995, the Company completed a series of transactions which included (i) the issuance of 3,450,000 shares of common stock at $10.50 per share in an initial public offering; (ii) the issuance of $150,000,000 of 13% Senior Notes due in 2003 and warrants to purchase 450,000 shares of the Company's common stock, and (iii) the acquisition of certain wireless cable television assets and related liabilities of certain subsidiaries of Heartland for common stock of the Company and notes (the Heartland Transaction).

  The consummation of the Heartland transaction included the Company's acquisition of all of the outstanding capital stock of Old Wireless One and certain wireless cable television assets and related liabilities in Heartland's markets in Texas, Louisiana, Alabama, Georgia and Florida. In connection with the Heartland transaction, the shareholders of Old Wireless One received approximately 6.5 million shares of the Company's common stock and Heartland received approximately 3.5 million shares of the Company's common stock. In addition, Heartland received notes in the amount of $10,000,000, which were subsequently repaid by the Company from the proceeds of the offerings of the Company's common stock and Senior Notes.

  The Heartland transaction has been accounted for as a business combination using the purchase method of accounting. In accordance with Staff Accounting Bulletin No. 48, the Heartland assets and liabilities acquired have been recorded using the historical cost basis previously reported by Heartland, reduced by the amount of notes issued to Heartland in connection with the transaction. The assets acquired consist primarily of systems and equipment and various wireless cable channel rights. The following is a summary of the net assets acquired:

Current assets....................................     $ 318,892
Current liabilities...............................       (35,956)
Systems and equipment, net........................     2,392,711
Leased license investment and other intangibles...    13,476,534
                                                   --------------
  Net assets acquired.............................    16,152,181
  Notes issued to Heartland.......................   (10,000,000)
                                                   --------------
                                                     $ 6,152,181
                                                   ==============

  The 1995 financial statements of Wireless One, Inc. include the results of operations of the business interests acquired in the Heartland Transaction since October 18, 1995. Pro forma unaudited consolidated operating results of the Company and the Heartland business acquired for the years ended December 31, 1994 and 1995, assuming the transaction had been completed as of January 1, 1994 and 1995, are summarized below:

                                           1994          1995
                                       ------------- -------------
Total revenues........................  $ 1,287,312   $ 1,976,142
Operating expenses:
  Systems operations..................    1,052,799     1,433,934
  Selling, general and administrative.    2,306,280     4,780,286
  Depreciation and amortization.......      658,177     1,977,028
                                       ------------- -------------
    Total operating expenses..........    4,017,256     8,191,248
                                       ------------- -------------
Operating loss........................   (2,729,944)   (6,215,106)
Interest expense......................   (1,065,967)   (4,738,611)
Interest income and other.............       19,242     2,090,465
                                       ------------- -------------
    Net loss..........................  $(3,776,669)  $(8,863,252)
                                       ============= =============
    Net loss per share................       $(0.29)       $(0.68)
                                       ============= =============

  These pro forma results have been prepared for comparative purposes only and include an adjustment for additional interest expense associated with the portion of the proceeds of the notes utilized to repay $7 million of notes to Heartland. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1994 and 1995 or of future results of operations of the consolidated entities.

(3) Marketable Investment Securities-Restricted

  Marketable investment securities-restricted at December 31, 1995 consists of U.S. Treasury securities placed in escrow pursuant to the bond indenture relating to the 13% Senior Notes due 2003. The investments have been deposited into an escrow account and, pending disbursement, the collateral agent has a first priority lien on the escrow account for the benefit of the holders of the notes. Such funds may be disbursed from the escrow account only to pay interest on the Notes and, upon certain repurchases or redemptions of the Notes, to pay principal of and premium, if any, thereon. The maturities of the securities purchased have been matched to the interest payment dates of the notes.

  A summary of the Company's restricted marketable securities as of December 31, 1995 follows:

                          Amortized  Unrealized Unrealized     Fair
                             Cost       Loss       Gain       Value
                         ----------- ---------- ---------- -----------
U.S. Treasury Notes..... $22,343,879   $(1,110)   $113,163 $22,455,932
Other Debt Securities...  31,049,415        -      199,185  31,248,600
                         ----------- ---------- ---------- -----------
                         $53,393,294   $(1,110)   $312,348 $53,704,532
                         =========== ========== ========== ===========

  Scheduled maturities for the marketable securities held at December 31, 1995, are as follows:

                                      Amortized     Fair
                                        Cost        Value
                                     ----------- -----------
Maturing in less than 1 year........ $11,471,559 $17,665,069
Maturing from 1-5 years.............  41,921,735  36,039,463
                                     ----------- -----------
                                     $53,393,294 $53,704,532
                                     =========== ===========

(4) Property and Equipment

  Major categories of property and equipment at December 31, 1994 and 1995 are as follows :

                                    Estimated
                                       Life       1994          1995
                                    --------- ------------- -------------
Equipment awaiting installation....         5  $   422,109   $ 2,230,144
Subscriber premises equipment and
  installation costs...............         5    1,021,382     3,561,714
Transmission equipment and system
  construction costs...............        10    1,534,028     8,092,890
Office furniture and equipment.....         7      219,629     1,270,131
Buildings and leasehold
  improvements.....................      31.5       91,723       523,203
                                              ------------- -------------
                                                 3,288,871    15,678,082
Less accumulated depreciation......               (210,348)   (1,411,327)
                                              ------------- -------------
                                               $ 3,078,523   $14,266,755
                                              ============= =============

(5) Other Assets

  Other assets at December 31, 1994 and 1995 consist of the following:

                                                  1994          1995
                                              ------------- -------------
Debt issuance costs, net of accumulated
  amortization of $163,927...................  $        -    $ 6,053,898
Deposits.....................................           -      1,410,543
Other........................................      102,000       225,504
                                              ------------- -------------
                                               $   102,000   $ 7,689,945
                                              ============= =============

(6) Long-term Debt

  Long-term debt consists of the following:

                                                  1994          1995
                                              ------------- -------------
13% Senior Notes due 2003; face value of
  $150,000,000, net of unamortized discount.. $         -   $148,149,131

Subordinated non-interest bearing notes (face
  value of $3,700,000), discounted to an 8%
  effective rate, principal and interest due
  in installments through July 1997..........    2,949,986     2,939,156

$3,000,000 revolving line of credit, due
  September 30, 1995, with interest due
  quarterly at the prime rate, (7.25% at
  December 31, 1994) secured by assignment
  of stock subscriptions receivable..........    1,106,243            -

Other........................................      240,668       159,760
                                              ------------- -------------
                                                 4,296,897   151,248,047

Less current maturities......................   (1,457,295)     (376,780)
                                              ------------- -------------
  Long-term debt, excluding current
  maturities.................................  $ 2,839,602  $150,871,267
                                              ============= =============

  Long term debt matures as follows:

         1996................................   $ 376,780
         1997................................   2,572,136
         1998................................          -
         1999................................     150,000
         2000................................          -
         Thereafter.......................... 148,149,131

  Interest on the Senior Notes (the "Notes") is payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1996. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after October 15, 1999, at variable redemption prices in excess of par. On or prior to October 15, 1998, the Company may redeem up to 30% of the aggregate principal amount of the Notes with the proceeds from a sale to a strategic investor, as defined. In addition, upon the occurrence of a change of control, as defined, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest.

  The notes are issued and outstanding under an indenture which contains certain covenants, including limitations on the incurrence of indebtedness, the making of restricted payments, transactions with affiliates, sale and leaseback transactions, the existence of liens, disposition of proceeds of asset sales, the making of guarantees and pledges by restricted subsidiaries, transfers and issuance of stock of subsidiaries, investments in unrestricted subsidiaries, the conduct of the Company's business and certain mergers and sales of assets.

(7) Income Taxes

  The Company has not recognized any income tax benefit for any of the periods presented due to management's conclusion that a 100% valuation allowance for the net deferred tax asset is warranted. Statement of Financial Accounting Standards ("SFAS") 109 provides that the tax benefit of net operating loss carryforwards is recorded as an asset only to the extent that management assesses the realization of such carryforwards to be "more likely than not."

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                           1994        1995
                                                       ----------- ------------
Deferred tax assets:
  Net operating loss carryforwards....................  $ 808,064    2,955,166
  Allowance for bad debts.............................         -        25,038
  Reserve for obsolescence in equipment...............         -        68,000
  Accrued liabilities deductible when paid............         -       152,320
                                                       ----------- ------------
                                                          808,064    3,200,524
Less valuation allowance..............................   (224,410)  (2,136,029)
                                                       ----------- ------------
Deferred tax asset....................................    583,654    1,064,495
                                                       ----------- ------------
Deferred tax liabilities:
  Fixed assets, principally due to differences
  in depreciation and underlying basis................     10,737       11,700
Intangibles, due to differences in basis and
  amortizable lives...................................    572,917      440,795
Purchase accounting adjustments resulting in
  differences in basis of underlying assets...........         -       612,000
                                                       ----------- ------------
Deferred tax liabilities..............................    583,654    1,064,495
                                                       ----------- ------------
Net deferred tax asset................................  $      -            -
                                                       =========== ============

  The net changes in total valuation allowance for the years ended December 31, 1994 and 1995 were increases of $224,410 and $1,911,619, respectively. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

  The Company had net operating loss carryforwards for Federal income tax purposes of approximately $8,700,000 as of December 31, 1995. The carryforwards expire in years 2008-2010.

(8) Redeemable Convertible Preferred Stock

  On April 14, 1995, the Company completed a private placement of 14,781.75 shares of redeemable convertible preferred stock and 591,270 warrants to purchase common stock (collectively the "Units") at a price of $1,000 per Unit. The proceeds from the issue were $13,866,000, net of issuance costs. The excess of the liquidation value over the carrying value was accreted by periodic charges to additional paid-in capital during the period the stock was outstanding. Contemporaneously with the closing of the initial public offering of common stock in October 1995, the preferred stock and warrants were converted into approximately 4,524,512 shares of common stock.

(9) Stockholders' Equity

  In connection with the sale of the 13% Senior Notes due 2003, the company issued warrants to acquire 450,000 shares of its common stock. Each warrant entitles the holder to purchase one share of common stock at $11.55 per share. The warrants are exercisable at any time on or after October 24, 1996 and will expire on October 24, 2000. For financial reporting purposes, these warrants were valued at $1,890,000.

  In connection with the Heartland transaction, the Company issued warrants (the "GKM Warrants") to purchase 300,000 shares of common stock to an underwriter for nominal consideration. The GKM Warrants are initially exercisable at $12.60 per share through October 18, 2000. For financial reporting purposes, these warrants were valued at $1,125,000.

  In connection with the Heartland Transaction, certain of the shareholders of the Company with beneficial ownership of approximately 56% of the Company's outstanding common stock at December 31, 1995 have entered into an agreement whereby, among other things, they have agreed to vote their common stock to elect a specified slate of directors, which will be designated by the parties to the stockholders agreement.

(10) Stock Option Plan

  The Company has adopted the 1995 Long-Term Performance Incentive Plan (the "Incentive Plan"), which provides for the grant to key employees of the Company of stock options, appreciation rights, restricted stock, performance grants and any other type of award deemed to be consistent with the purpose of the Incentive Plan.

  The total number of shares of Common Stock which may be granted pursuant to the Incentive Plan is 1,300,000. The Incentive Plan will terminate upon the earlier of the adoption of a Board of Directors' resolution terminating the Incentive Plan or on the tenth anniversary of the date of adoption, unless extended for an additional five-year period for grants of awards other than incentive stock options.

  The exercise price of stock options is determined by the Compensation Committee of the Board of Directors, but may not be less than 100% of the fair market value of the Common Stock on the date of the grant and the term of any such option may not exceed 10 years from the date of grant. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant.

  Awards granted under the Incentive Plan will generally vest upon a proposed sale of substantially all of the assets of the Company, or the merger of the Company with or into another corporation. Options generally vest over a five-year period commencing on the date of grant and expire ten years from the date of grant.

  Directors of the Company who are not employees of the Company are eligible to receive options under the Directors' Plan. The total number of shares of Common Stock for which options may be granted under the Directors' Plan is 100,000.

  Options granted under the Directors' Plan may be subject to vesting and certain other restrictions. Subject to certain exceptions, the right to exercise an option generally terminates at the earlier of (i) the first date on which the initial grantee of such option is no longer a director of either the Company or any subsidiary for any reason other than death or permanent disability or (ii) the expiration date of the option. Options granted under the Directors' Plan will also generally vest upon a "change in control" of the Company. No options have been granted under the Directors' Plan as of December 31, 1995.

  Information regarding the Company's stock option plans is summarized as follows:

                                                 Number of shares
                                               --------------------
                                                                      Exercise
                                               Incentive Directors'    Price
                                                 Plan      Plan        Range
                                               --------- ---------- -----------
Outstanding at December 31, 1993..............        -          -   $       -

1994 activity:
  Granted.....................................   248,917         -         6.21
                                               --------- ---------- -----------
  December 31, 1994 outstanding...............   248,917         -         6.21

1995 activity:
  Granted.....................................   555,270         -   4.16-13.83
                                               --------- ---------- -----------
  December 31, 1995 outstanding...............   804,187         -  $4.16-13.83
                                               ========= ========== ===========
  Exercisable at December 31, 1995............   138,395         -  $4.16-13.83
                                               ========= ========== ===========
  Available for future grants at
    December 31, 1995.........................   495,813    100,000
                                               ========= ==========

(11) Commitments and Contingencies

  The Company leases, from third parties, channel rights licensed by the FCC. Under FCC policy, the base term of these leases cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable channels generally must be renewed every five to ten years, and there is no automatic renewal of such licenses. The use of such channels by third parties is subject to regulation by the FCC and, therefore, the Company's ability to enjoy the benefit of these leases is dependent upon the third party lessor's continuing compliance with applicable regulations. The remaining terms of the Company's leases range from approximately five to twenty years. Most of the Company's leases provide for rights of first refusal for their renewal. The termination of or failure to renew a channel lease or termination of the channel license would result in the Company being unable to deliver television programming on such channel. Although the Company does not believe that the termination of or failure to renew a single channel lease could adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various factors, such as subscriber levels or subscriber revenues.

  Payments under the channel rights lease agreements generally begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. However, for certain leases, the Company is obligated to begin payments upon grant of the channel rights. Channel rights lease expense was $9,000, $179,172, and $380,346 for the period from February 4, 1993 (inception) to December 31, 1993, and for the years ended December 31, 1994 and 1995, respectively.

  The Company also has certain operating leases for office space, equipment and transmission tower space. Rent expense incurred in connection with other operating leases was $6,996, $79,791 and $183,003 for the period from February 4, 1993 (inception) to December 31, 1993 and for the years ended December, 1994 and 1995, respectively.

  Future minimum lease payments due under channel rights leases and other noncancelable operating leases at December 31, 1995 are as follows:

                                     Channel        Other
    Year ending                      rights      operating
    December 31,                     leases        leases
    ------------                   ----------    ----------
      1996....................     $1,097,075      $487,666
      1997....................      1,146,307       515,916
      1998....................      1,167,319       515,955
      1999....................      1,175,415       523,625
      2000....................      1,165,755       520,344
                                   ----------    ----------
                                   $5,751,871    $2,563,506
                                   ==========    ==========

  The Company has entered into various service agreements to obtain programming for delivery to customers of the Company. Such agreements require a per subscriber fee to be paid by the Company on a monthly basis. These agreements range in life from two to ten years.

  The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

  The Company is actively competing in the FCC auction program designed to award initial licenses for MDS channels. Successful bidders will receive a blanket authorization to serve entire "Basic Trading Areas" or "BTA's" on all MDS channels. The Company estimates its commitment related to this auction of BTA's to be approximately $16,000,000 to $18,000,000. At the conclusion of the auction, the Company will be required to remit 20% of the total committed amount (less its deposit of $900,000 remitted prior to December 31, 1995) with the remaining 80% being paid out over a 10 year period. Over this ten year period commencing on the date the BTA is authorized by the FCC, the Company will be required to make quarterly interest only payments for the first two years and then quarterly payments of principal and interest over the remaining years of the agreement. The interest rate related to this installment plan is equal to the ten year U.S. Treasury rate at the time of the issuance of the BTA authorization plus 2-1/2%.

(12) Concentrations of Credit Risk

  Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash, temporary cash investments, and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of subscriber accounts receivable is impacted by economic trends in each of the Company's markets. Such receivables are typically collected within thirty days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

(13) Supplemental Cash Flow Information

  Cash interest payments made in 1993, 1994, and 1995 totaled $143, $168,512 and $351,178, respectively.

During 1995, the Company paid $288,104 in cash and issued 48,752 shares of its common stock in connection with the acquisition of channel rights in Tennessee. The cost of the channel rights and other intangible assets acquired was $800,000 based on the initial public offering price per share of $10.50.

(14) Disclosures About Fair Value Of Financial Instruments

  The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                 At December 31, 1995
                                             ----------------------------
                                               Carrying       Estimated
                                                Amount        Fair Value
                                             ------------    ------------
Marketable investment securities..........   $ 53,393,344    $ 53,704,532
Long-term debt............................    151,248,047     160,598,916

  The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies as follows:

* The carrying amounts of cash and cash equivalents, subscriber receivable, accrued interest and other receivables, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

* The fair values of the Company's marketable investment securities are based on quoted market prices.

* The fair value of long-term debt is based upon market quotes obtained from dealers.

  Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(15) Subsequent events (unaudited)

  TruVision Transaction - On Juy 29, 1996, the Company consummated a merger with TruVision Wireless, Inc. ("TruVision") whereby a subsidiary of the Company exchanged approximately 3.4 million shares of the Company's common stock for all of TruVision's common stock. The Company merged with and into TruVision, at which time TruVision became a wholly owned subsidiary of the Company.

  The TruVision transaction has been accounted for as a business combination using the purchase method of accounting. The assets acquired consist primarily of wireless cable channel rights.

  Prior to the consummation of the merger, the Company committed to provide a bride loan to TruVision of up to $15 million. This loan was to be secured by certain assets of TruVision and its subsidiaries. At June 30,1996, the Company had funded approximately $5.7 million of this loan.

  Units Offering - On August 12, 1996, the Company completed issuance of 239,252 Units consisting of $239,252,000 of 13.5% Senior Discount Notes due in 2006 (the "New Unit Offering") and warrants to purchase, in aggregate, 544,059 shares of the Company's common stock.


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

  We have audited the accompanying balance sheets of Heartland Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994. These financial statements are the responsibility of Heartland Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heartland Division as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in note 1 to the financial statements, on August 19, 1994, RuralVision Joint Venture, a general partnership in which Heartland Wireless Communications, Inc. had a 50% interest, purchased certain wireless cable television assets, including assets comprising a portion of Heartland Division, in a business combination accounted for as a purchase. As a result of the acquisition, financial information for periods after August 18, 1994 is presented on a different cost basis than that for the periods before August 18, 1994 and, therefore, such information is not comparable.

KPMG Peat Marwick LLP

Dallas, Texas
June 20, 1995


                               HEARTLAND DIVISION

                                 Balance Sheets

                                                           December 31, December 31, September 30,
                          Assets                               1993         1994          1995
- ---------------------------------------------------------- ------------ ------------ -------------
                                                                                      (unaudited)
Current assets:
  Subscriber receivables, net of allowance for doubtful
    accounts of $16,596 in 1993, $28,504 in 1994 and
    $53,641 in 1995.......................................  $    52,642  $    22,984  $     42,909
  Prepaid expenses and other..............................       66,534      149,553       311,280
                                                           ------------ ------------ -------------
    Total current assets..................................      119,176      172,537       354,189
                                                           ------------ ------------ -------------
  Systems and equipment, net (note 2).....................    1,774,427    1,590,303     2,658,065
  Leased license investment, net of accumulated
    amortization of $4,909 in 1993, $22,476 in 1994
    and $63,210 in 1995 (note 1(d)).......................      469,105    7,394,107    11,244,107
  Other assets, net.......................................       37,865       22,859             6
                                                           ------------ ------------ -------------
    Total assets..........................................  $ 2,400,573  $ 9,179,806  $ 14,256,367
                                                           ============ ============ =============

              Liabilities and Division Equity
- ----------------------------------------------------------
Current liabilities-accounts payable and accrued
  expenses................................................      $98,346     $109,727      $113,732
Deferred income tax liability to Heartland (note 4).......           -       212,370        98,480
Division equity (note 1(a))...............................    2,302,227    8,857,709    14,044,155
Commitments (notes 3 and 6)
                                                           ------------ ------------ -------------
Total liabilities and division equity.....................   $2,400,573   $9,179,806   $14,256,367
                                                           ============ ============ =============


                See accompanying notes to financial statements.

                               HEARTLAND DIVISION

                  Statements of Operations and Division Equity

                                       Year ended
                                       December 31,          January 1,    August 19,                          Nine months
                                  -----------------------     1994 to       1994 to            August 19          ended
                                                             August 18,   December 31,          1994 to        September 30,
                                     1992         1993          1994          1994         September 30, 1994      1995
                                  ----------- ------------ -------------- -------------   -------------------  ------------
                                                                                              (unaudited)       (unaudited)
Revenues.........................  $ 349,244   $ 850,167    $    616,223   $  291,012          $   80,095       $  632,173
                                  ----------- ------------ -------------- ------------        ------------     ------------
Operating expenses:
  Systems operations..............    290,898     397,503        340,539      197,429              54,601          397,574
  Selling, general and
    administrative................    352,226     557,466        320,701      184,859              50,065          348,447
  Depreciation and
    amortization..................    105,860     211,464        166,358       77,995              22,659          193,962
                                   ----------- ----------- -------------- ------------        ------------    -------------
Total operating expenses..........    748,984   1,166,433        827,598      460,283             127,325          939,983
                                   ----------- ----------- -------------- ------------        ------------    -------------
Loss before income taxes..........   (399,740)   (316,266)      (211,375)    (169,271)            (47,230)        (307,810)
Income tax benefit (note 4).......         -           -              -        62,630              17,475          113,890
                                   ----------- ----------- -------------- ------------        ------------    -------------
Net loss..........................   (399,740)   (316,266)      (211,375)    (106,641)            (29,755)        (193,920)
Division equity at beginning
  of period.......................         -    1,673,924      2,302,227    2,202,789           2,202,789        8,857,709
Elimination of RuralVision
  equity (note 1(a))..............         -           -              -    (1,551,486)         (1,551,486)              -
Net investment in and advances
  from parents....................  2,073,664     944,569        111,937    8,313,047           8,279,220        5,380,366
                                   ----------- ----------- -------------- ------------        ------------    -------------
Division equity at end of
  period.......................... $1,673,924  $2,302,227   $  2,202,789   $8,857,709          $8,900,768      $14,044,155
                                  ============ =========== ============== ============        ============    =============


                See accompanying notes to financial statements.

                               HEARTLAND DIVISION

                            Statements of Cash Flows

                                                                           Year ended
                                                       December 31,        January 1,   August 19,    August 19,   Nine months
                                                  -----------------------   1994 to       1994 to      1994 to        ended
                                                                           August 18,   December 31,   Sept. 30,     Sept. 30,
                                                     1992         1993       1994           1994         1994          1995
                                                 ------------ ----------- -----------   ------------ ------------   -----------
                                                                                                     (unaudited)    (unaudited)

Cash flows from operating activities:
Net loss.......................................   $ (399,740)  $(316,266)  $(211,375)    $ (106,641)  $  (29,755)    $(193,920)
Adjustments to reconcile net loss to
net cash used in operating activities:
  Depreciation and amortization................      105,860     211,464     166,358         77,995       22,659       193,962
  Deferred tax benefit.........................           -           -           -         (62,630)     (17,475)     (113,890)
  Changes in assets and liabilities:
    Subscriber receivables.....................       (7,657)    (44,985)    (16,731)        46,389        8,779       (19,925)
    Prepaid expenses and other.................      (25,871)    (40,663)    (35,161)       (47,858)        (248)     (161,727)
    Accounts payable and accrued expenses......       65,000      33,346       1,283         10,098       (1,543)        4,005
                                                 ------------  ---------- -----------   ------------ ------------- -------------
Net cash used in operating activities..........     (262,408)   (157,104)    (95,626)       (82,647)     (17,583)     (291,495)
Cash flows from investing activities-capital
  expenditures.................................   (1,811,256)   (787,465)    (16,311)    (8,505,400)  (8,261,637)   (4,988,871)
Cash flows from financing activities-net
  investment in and advances from parents......    2,073,664     944,569     111,937      8,588,047    8,279,220     5,280,366
                                                 ------------  ---------- -----------   ------------ ------------ -------------
Cash at beginning and end of period............   $       -     $     -    $      -      $       -    $       -    $        -
                                                 ============  ========== ===========   ============ ============ =============


                See accompanying notes to financial statements.

(1) General and Summary of Significant Accounting Policies

 (a) General and Basis of Presentation

  Heartland Wireless Communications, Inc. ("Heartland") develops, owns and operates wireless cable television systems. Heartland and Wireless One Operating Company ("Old Wireless One") have proposed entering into an agreement to form a new corporation ("Wireless One") for the purpose of developing, owning and operating wireless cable television systems. Prior to the closing of Wireless One's initial public offering, Old Wireless One and Heartland would consummate a transaction whereby Wireless One would acquire (i) all of the outstanding capital stock of Old Wireless One (which would retain all of its assets and liabilities except its wireless cable television assets and certain related liabilities with respect to the Springfield, Missouri market which Heartland will acquire), and (ii) wireless cable television assets and all related liabilities with respect to certain of Heartland's markets located in Alabama, Florida, Georgia, Louisiana and Texas ("Heartland Division").

  The accompanying financial statements reflect the historical financial position, results of operations and cash flows of the assets and liabilities comprising Heartland Division. Until August 19, 1994, the assets and liabilities comprising Heartland Division were owned by either Heartland or RuralVision South, Inc. Accordingly, the financial information as of December 31, 1993 and for the years ended December 31, 1992 and 1993 and the period from January 1, 1994 to August 18, 1994 includes historical financial information from both Heartland and RuralVision South, Inc. with respect to the assets and liabilities comprising Heartland Division.

  On August 19, 1994, RuralVision Joint Venture, a general partnership in which each of Heartland and an unrelated third party had a 50% interest, purchased certain wireless cable television assets, including assets comprising a portion of Heartland Division, from RuralVision Central, Inc. and RuralVision South, Inc. ("RuralVision"). RuralVision Joint Venture accounted for the acquisition as a purchase and, accordingly, established a new cost basis with respect to the assets purchased from RuralVision. Subsequent to August 19, 1994, the assets and liabilities comprising Heartland Division were owned by either Heartland or RuralVision Joint Venture. Accordingly, the financial information as of December 31, 1994 and for the period from August 19, 1994 to December 31, 1994, the period from August 19, 1994 to September 30, 1994 and the nine months ended September 30, 1995 includes historical financial information from both Heartland and RuralVision Joint Venture with respect to the assets and liabilities comprising Heartland Division. As a result of the acquisition and the different cost basis with respect to the assets and liabilities comprising Heartland Division, financial information for periods before and after August 19, 1994 is not comparable.

  Subsequent to December 31, 1994, all Heartland Division assets and liabilities previously owned by RuralVision Joint Venture had either been purchased by or transferred to Heartland. Such purchases and transfers were recorded by Heartland at RuralVision Joint Venture's historical carrying amounts for such assets and liabilities. Accordingly, subsequent to December 31, 1994, all Heartland Division assets and liabilities are owned by Heartland.

  The accompanying financial statements include the assets, liabilities, revenues and expenses that are directly related to Heartland Division. The financial statements do not include general unallocated corporate assets, liabilities, revenues and expenses of the various parent entities which are not directly related to Heartland Division or debt financing and associated not necessarily reflect what the financial position, results of operations and cash flows of Heartland Division would have been had it been a separate, stand-alone entity during the periods covered by the financial statements.

 (b) Cash Management

  Heartland Division utilized central cash management systems of its parent entities to finance its operations. Cash requirements were satisfied by transactions between Heartland Division and its parent entities. The transactions are included in the division equity account in the balance sheets and as net investment in and advances from parents in the statements of cash flows.

 (c) Systems and Equipment

  Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Receive-site equipment on subscriber premises and costs associated with initial subscriber installations are capitalized. Upon subscriber disconnect, Heartland Division continues to depreciate the full capitalized installation cost subsequent to the disconnection. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

 (d) Leased License Investment

  Leased license investment includes costs incurred to acquire wireless cable channel rights. Such costs were incurred by the parent entities on behalf of Heartland Division and have been allocated to Heartland Division on a proportional basis under a method that Heartland's management believes is systematic and rational. Cost incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service. As of December 31, 1993 and 1994, approximately $405,000 and $6,500,000 of leased license investment was not subject to amortization. Heartland Division continually reevaluates the propriety of the carrying amounts of the leased license investment based on estimated undiscounted future cash flows as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

 (e) Revenue Recognition

  Revenues from subscribers are recognized in the period service is provided.

 (f) Channel Leases

  Prepayments on granted channel leases are expensed ratably in the year to which they relate.

 (g) Systems Operations

  Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services. Such amounts are charged to expense in the period incurred.

 (h) Income Taxes

  Deferred income taxes are recognized for the tax consequences in future years of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                               HEARTLAND DIVISION

                    Notes to Financial Statements, Continued

(Information as of September 30, 1995 and for the period from August 19, 1994 to September 30, 1994 and the nine-month period ended September 30, 1995 is unaudited)

  The results of operations of Heartland Division have been included in the federal income tax returns of Heartland, RuralVision South, Inc. or RuralVision Joint Venture. Total current and deferred income taxes have been allocated to Heartland Division as if such taxes were calculated on a separate return basis using the accounting principles in Statement of Financial Accounting Standards No. 109.

 (i) Interim Financial Information

  In the opinion of management, the accompanying unaudited condensed financial information of Heartland Division contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly Heartland Division's financial position as of September 30, 1995, and the results of operations and cash flows for the period from August 19, 1994 to September 30, 1994 and the nine-month period ended September 30, 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) Systems and Equipment

  Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                        1993        1994
                                                     ----------- -----------
Equipment awaiting installation..................... $   70,112  $  124,025
Subscriber premises equipment and installation
  costs.............................................    921,644     637,778
Transmission equipment and system construction
  costs.............................................  1,051,488     859,673
Other, principally office furniture and equipment...     30,698      51,417
                                                     ----------- -----------
                                                      2,073,942   1,672,893
Accumulated depreciation............................   (299,515)    (82,590)
                                                     ----------- -----------
                                                     $1,774,427  $1,590,303
                                                     =========== ===========

(3) Leases

  Heartland Division leases from third parties channel rights licensed by the FCC. Heartland Division, through affiliates, has entered into leases with channel license holders and leases with applicants for channel licenses. Under FCC policy, the base term of most leases cannot exceed 10 years from the time the lessee begins using the leased channel rights. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, Heartland Division's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of Heartland Division's leases range from 6 to 10 years. Most of Heartland Division's leases grant Heartland Division a right of first refusal to match another lease offer after expiration of the lease and/or require the parties to negotiate renewal in good faith. The termination of or failure to renew a channel lease or termination of the channel license would result in Heartland Division being unable to deliver television programming on such channel. Although Heartland Division does not believe that the termination of or failure to renew a single channel lease could adversely affect Heartland Division, several of such terminations or failures in one or more markets that Heartland Division actively serves could have a material adverse effect on Heartland Division. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based on various subscriber levels.

  Payments under the channel rights lease agreements generally begin upon either the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC or the grant of the channel rights. Channel rights lease expense was $34,461, $101,338, $108,611 and $94,500 for the years ended December 31, 1992 and 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

  Future minimum lease payments due under channel rights leases in effect at December 31, 1994 are as follows:

                        Year ending
                        December 31,
                        ------------
                           1995.................. $402,000
                           1996..................  485,000
                           1997..................  485,000
                           1998..................  478,000
                           1999..................  472,000

  Heartland Division also has certain operating leases for office space and transmission tower space which are generally cancellable or with terms less than one year. Rent expense incurred in connection with these leases was $71,969, $43,795, $27,058 and $14,673 for the years ended December 31, 1992 and
1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

(4) Income Taxes

  Income tax benefit of $62,630 for the period from August 19, 1994 to December 31, 1994 consists of a deferred tax benefit.

  Heartland Division has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

(5) Liquidity

  The growth of Heartland Division's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and system development. These activities may be financed in whole or in part by Heartland Division through cash flows from operations or other sources of financing. The amount and timing of Heartland Division's future capital requirements will depend upon a number of factors, many of which are not within Heartland Division's control, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. Failure to obtain any required additional financing could have a material adverse affect on the growth of Heartland Division and the development of its markets.

(6) Commitments

  Heartland Division has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1995 through 1998. The agreements generally require monthly payments based upon the number of subscribers to Heartland Division's systems, subject to certain minimums.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of TruVision Wireless, Inc.:

  We have audited the accompanying balance sheets of TruVision Wireless, Inc. (a Delaware corporation formerly named TruVision Cable, Inc.) as of December 31, 1994 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (August 25, 1994) through December 31, 1994 and for the year ended December 31, 1995. We have also audited the statements of operations, partners' capital and cash flows of Mississippi Wireless TV L. P. (the predecessor entity to TruVision Wireless, Inc.) for the period from inception (November 2, 1993) to December 31, 1993 and the period from January 1, 1994 through August 24, 1994. TruVision Wireless, Inc. and Mississippi Wireless TV L. P. are hereinafter together referred to as "the Company." These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TruVision Wireless, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (August 25, 1994) through December 31, 1994 and for the year ended December 31, 1995, and the results of operations and cash flows of Mississippi Wireless TV L. P. for the period from inception (November 2, 1993) through December 31, 1993 and the period from January 1, 1994 through August 24, 1994, all in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Jackson, Mississippi,
March 26, 1996 (except with respect to
      the matter discussed in Note 11,
      as to which the date is April 25,
      1996).


                            TRUVISION WIRELESS, INC.

                                 BALANCE SHEETS
              (Data with respect to June 30, 1996 are unaudited)

                                                                   December 31,         June 30,
                                                             ------------------------
                                                                1994         1995         1996
                                                             ----------- ------------ ------------
                           ASSETS                                                     (unaudited)
Current assets:
  Cash and cash equivalents................................. $2,712,851      $88,882    $ 193,100
  Short-term investments....................................     75,000       36,300       48,500
  Accounts receivable (less allowance for doubtful accounts
    of $34,000, $150,426 and $217,211, respectively)........     41,178      283,656      398,472
  Other current assets......................................     11,005      108,376      310,026
                                                             ----------- ------------ ------------
    Total current assets....................................  2,840,034      517,214      950,098
                                                             ----------- ------------ ------------
Property, plant and equipment:
  Transmission equipment....................................  1,197,425    3,029,214    4,487,166
  Subscriber premises equipment and installation costs......  1,841,868    6,866,806   10,603,107
  Office furniture and equipment............................    263,743      437,169    1,007,267
  Vehicles..................................................    223,996      215,344      223,346
  Buildings and improvements................................    204,340      326,090      378,837
                                                             ----------- ------------ ------------
                                                              3,731,372   10,874,623   16,699,723
  Less: accumulated depreciation............................   (217,676)  (1,375,402)  (2,475,099)
                                                             ----------- ------------ ------------
                                                              3,513,696    9,499,221   14,224,624
  Uninstalled subscriber premises equipment.................  1,006,854      546,316    1,709,244
                                                             ----------- ------------ ------------
                                                              4,520,550   10,045,537   15,933,868
                                                             ----------- ------------ ------------
License costs, net-Notes 2 and 3............................    157,480      179,592    8,803,889
Organizational costs, net...................................    374,654      285,318      178,443
Deferred costs, net and other assets-Note 7.................     90,341    1,849,556    4,791,659
                                                             ----------- ------------ ------------
    Total assets............................................ $7,983,059  $12,877,217  $30,657,957
                                                             =========== ============ ============
            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable....................................   $813,471     $713,218   $4,791,081
  Accrued expenses..........................................     77,671       43,000    1,785,109
  Short-term debt...........................................         -     4,531,464   22,485,810
                                                             ----------- ------------ ------------
    Total current liabilities...............................    891,142    5,287,682   29,062,000
                                                             ----------- ------------ ------------
Commitments and contingencies
Stockholders' equity-Notes 5 and 6:*
  Series A, Convertible Preferred Stock, $.01 par value;
    800,000 authorized, issued and outstanding;
    (liquidation preference of $8,000,000)..................      8,000        8,000        8,000
  Series B, Convertible Preferred Stock, $.01 par value;
    300,000 authorized, issued and outstanding in 1995
    and 1996 (liquidation preference of $3,000,000).........         -         3,000        3,000
  Common Stock, $.01 par value; 6,000,000 shares authorized,
    2,400,000 shares issued and outstanding.................     24,000       24,000       24,000
  Additional paid-in capital................................  7,701,679   10,698,679   10,698,679
  Accumulated deficit.......................................   (641,762)  (3,144,144)  (9,137,722)
                                                             ----------- ------------ ------------
    Total stockholders' equity..............................  7,091,917    7,589,535    1,595,957
                                                             ----------- ------------ ------------
    Total liabilities and stockholders' equity.............. $7,983,059  $12,877,217  $30,657,957
                                                             =========== ============ ============

- ------
*  Restated to reflect the 2-for-1 common stock split. See Note 2.

   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

                       STATEMENTS OF OPERATIONS (NOTE 1)
          (Data with respect to June 30, 1995 and 1996 are unaudited)

                              Mississippi Wireless TV L.P.                          TruVision Wireless, Inc.
                         --------------------------------------- --------------------------------------------------------------
                               Period from
                                Inception
                            (November 2, 1993)  January 1, 1994 to August 25, 1994 to    Year Ended         Six Months Ended
                           to December 31, 1993  August 24, 1994   December 31, 1994  December 31, 1995         June 30,
                          -------------------- ------------------ ------------------ ----------------- ------------------------
                                                                                                         1995         1996
                                                                                                      ----------- -------------
                                                                                                            (unaudited)
Revenues:
  Service revenues......  $               -    $         16,233   $        264,491   $     2,595,514   $ 915,833   $ 2,513,555
  Installation
    revenues............                  -              57,137            166,043           486,100     216,606       293,701
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
    Total revenues......                  -              73,370            430,534         3,081,614   1,132,439     2,807,256
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
Expenses:
  System operating
    expenses............             116,733            278,000            425,603         2,103,053     781,121     2,015,657
  Selling, general
    and administrative
    expenses............             111,186            668,009            534,431         2,086,200     547,266     2,102,118
  Depreciation and
    amortization........                  -              82,196            167,990         1,266,301     439,355     1,439,974
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
    Total operating
      expenses..........             227,919          1,028,205          1,128,024         5,455,554   1,767,742     5,557,749
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
Loss from operations....            (227,919)          (954,835)          (697,490)       (2,373,940)   (635,303)   (2,750,493)
Interest income.........                  -               6,632             55,728            15,063      14,621            -
Interest expense........                  -                  -                  -           (143,505)     (8,939)     (728,085)
Costs of aborted offering                 -                  -                  -                 -           -     (2,515,000)
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
Net loss................            (227,919)          (948,203)          (641,762)       (2,502,382)   (629,621)   (5,993,578)
Preferred dividend
  requirement...........                  -                  -            (227,000)         (687,000)   (320,000)     (440,000)
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
Net loss attributable to
  common stockholders...           $(227,919)         $(948,203)         $(868,762)      $(3,189,382)  $(949,621)  $(6,433,578)
                         ==================== ================== ================== ================= =========== =============
Loss per common
  share*................                 N/A                N/A             $(0.36)           $(1.33)     $(0.40)       $(2.68)
                         ==================== ================== ================== ================= =========== =============
Weighted average
  shares outstanding*...                 N/A                N/A          2,400,000         2,400,000   2,400,000     2,400,000
                         ==================== ================== ================== ================= =========== =============

- ------
* Restated to reflect the 2-for-1 common stock split. See Note 2.


   The accompanying notes are an integral part of these financial statements.

                          MISSISSIPPI WIRELESS TV L.P.

                    STATEMENTS OF PARTNERS' CAPITAL (NOTE 1)
For the Period from Inception (November 2, 1993) through December 31, 1993 and the Period from January 1, 1994 through August 24, 1994

                                                              Total
                                     General     Limited    Partners'
                                     Partner     Partner     Capital
                                   ----------- ----------- -----------
Initial investment................  $       -   $1,081,000  $1,081,000
Net loss..........................     (2,279)   (225,640)   (227,919)
                                   ----------- ----------- -----------
Balance, December 31, 1993........     (2,279)    855,360     853,081
Net loss..........................   (170,677)   (777,526)   (948,203)
Partners' contributions...........    229,162     361,000     590,162
                                   ----------- ----------- -----------
Balance, August 24, 1994..........  $  56,206   $ 438,834   $ 495,040
                                   =========== =========== ===========


   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (NOTE 1)
              (Data with respect to June 30, 1996 are unaudited)


                                        Series A        Series B
                                       Convertible     Convertible
                                     Preferred Stock Preferred Stock    Common Stock*    Additional
                                     --------------- --------------- ------------------   Paid-in    Accumulated
                                      Shares  Amount  Shares  Amount   Shares    Amount    Capital*     Deficit
                                     -------- ------ -------- ------ ---------- -------   ----------  -----------
Exchange of the net assets of
  Mississippi Wireless TV L.P.
  for common stock of the
  Company.........................         -   $  -        -   $  -   2,400,000 $24,000   $  471,040    $      -
Sale of preferred stock, net of
  issuance costs of $761,361 .....    800,000  8,000       -      -          -       -     7,230,639           -
Net loss for the period from
  inception through December 31,
  1994............................         -      -        -      -          -       -           -      (641,762)
                                     -------- ------ -------- ------ ---------- ------- ----------- -------------
*Balance, December 31, 1994.......    800,000  8,000       -      -   2,400,000  24,000   7,701,679     (641,762)
Net loss..........................         -      -        -      -          -       -           -    (2,502,382)
Sale of preferred stock...........         -      -   300,000  3,000         -       -    2,997,000           -
                                     -------- ------ -------- ------ ---------- ------- ----------- -------------
Balance, December 31, 1995........    800,000  8,000  300,000  3,000  2,400,000  24,000  10,698,679   (3,144,144)
Net loss..........................         -      -        -      -          -       -           -    (5,993,578)
                                     -------- ------ -------- ------ ---------- ------- ----------- -------------
Balance, June 30, 1996............    800,000 $8,000  300,000 $3,000  2,400,000 $24,000 $10,698,679  $(9,137,722)
                                     ======== ====== ======== ====== ========== ======= =========== =============

- ------
* Restated to reflect the 2-for-1 common stock split. See Note 2.


   The accompanying notes are an integral part of these financial statements.


                            TRUVISION WIRELESS, INC.

                       STATEMENTS OF CASH FLOWS (NOTE 1)
          (Data with respect to June 30, 1995 and 1996 are unaudited)

                                    Mississippi Wireless TV L.P.                    TruVision Wireless, Inc.
                                 ----------------------------------- -------------------------------------------------------------
                                   Period from
                                    inception                                                               Six Months Ended
                                 (November 2, 1993)  January 1, 1994  August 25, 1994                            June 30,
                                      through              to               to            Year Ended
                                 December 31, 1993   August 24, 1994 December 31, 1994 December 31, 1995     1995         1996
                                 ------------------  --------------- ----------------- ----------------- ------------ ------------
                                                                                                                (unaudited)
Cash flows from operating activities:
  Net loss......................  $       (227,919)  $    (948,203)  $     (641,762)   $    (2,502,382)  $ (629,621)  $(5,993,578)
  Adjustments to reconcile net
    loss to net cash provided by
    operating activities:
    Depreciation and
      amortization..............                -           82,196           167,990         1,266,301      439,355     1,439,974
    Provision for losses on
      accounts receivable.......                -               -             34,000           126,370       22,722        22,038
    Changes in operating assets
      and liabilities:
      Decrease (increase) in
        accounts receivable.....                -         (105,395)          (23,783)         (368,848)     (88,384)     (136,854)
      Decrease (increase) in other
        current assets..........                -          (76,969)           63,014           (97,371)    (118,923)     (201,650)
      Increase (decrease) in
        accounts payable........            17,785         431,319           364,367          (100,254)     170,938     4,077,863
      Increase (decrease) in
        accrued liabilities.....                -               -             77,671           (34,671)     (59,747)    1,742,109
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------
Cash provided by (used in)
  operating activities: ........          (210,134)       (617,052)           41,497        (1,710,855)    (263,660)      949,902
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------

Cash flows from investing activities:
  Capital expenditures..........          (177,000)     (2,555,318)       (1,896,615)       (6,682,712)  (3,391,291)   (6,988,028)
  Payments for license and
    organizational costs........                -         (541,823)         (165,505)               -            -     (8,352,000)
  Increase in deferred costs and
    other assets................                -               -                 -         (1,250,566)    (342,370)   (1,947,802)
  Deposits for acquisitions.....                -               -                 -           (100,000)          -     (1,500,000)
  Deposit for FCC auction.......                -               -                 -           (450,000)          -             -
  Proceeds from short-term
    investments.................                -               -                 -             38,700       38,700            -
  Purchase of short-term
    investments.................                -               -            (75,000)               -            -        (12,200)
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------
Net cash used in investing
  activities....................          (177,000)     (3,097,141)       (2,137,120)       (8,444,578)  (3,694,961)  (18,800,030)
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------

Cash flows from financing activities:
  Proceeds from issuance of
    preferred stock.............                -               -          8,000,000         3,000,000           -             -
  Preferred stock issuance
    costs.......................                -               -           (761,361)               -            -             -
  Principal payments on notes
    payable.....................                -               -         (3,308,000)               -            -             -
  Proceeds from issuance of
    short-term debt.............                -        3,308,000                -          4,531,464    1,396,302    17,954,346
  Proceeds from partners'
    contributions...............         1,081,000         590,162                -                 -            -             -
                                 ------------------ --------------- ----------------- ----------------- ------------ ------------
Net cash provided by financing
  activities....................         1,081,000       3,898,162         3,930,639         7,531,464    1,396,302    17,954,346
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------
Net increase (decrease) in
  cash and cash equivalents.....           693,866         183,969         1,835,016        (2,623,969)  (2,562,319)      104,218
Cash and cash equivalents at
  beginning of period...........                -          693,866           877,835         2,712,851    2,712,851        88,882
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------
Cash and cash equivalents
  at end of period..............  $        693,866   $     877,835   $     2,712,851   $        88,882    $ 150,532   $   193,100
                                 ================== =============== ================= ================= ============ =============


   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

                         NOTES TO FINANCIAL STATEMENTS
         (Data with respect to June 30, 1996 and 1995 are unaudited)

NOTE 1: THE COMPANY

History and Organization

  TruVision Cable, Inc. ("TruVision" or the "Company"), a Delaware corporation, was incorporated in April 1994, and began business activities on August 25, 1994. The Company's name was changed to TruVision Wireless, Inc. on February 6, 1996. The Company is engaged in building, managing and owning wireless cable systems which retransmit television and programming received at a head-end via encryptic microwave signals from multichannel broadcast towers to subscribers within an approximate 40 mile radius of each tower. The Company has exclusive lease rights to substantially all of the ITFS wireless cable channels in the State of Mississippi licensed by the Federal Communications Commission ("FCC").

  Mississippi Wireless TV L. P. ("MWTV"), a Mississippi limited partnership, was formed on November 2, 1993. For the period from inception through August 24, 1994, MWTV's business activities consisted primarily of development and initial operational activities related to certain of its wireless cable rights which had been assigned to it by an affiliate.

  TruVision began business activities upon the contribution of all of the net assets of MWTV in exchange for 1,200,000 shares (2,400,000 after the 2-for-1 common stock split-see Note 2) of common stock in the Company. At the same time, an unrelated party, Chase Venture Capital Associates ("CVCA") (formerly Chemical Venture Capital Associates), a California limited partnership, contributed $8,000,000 cash in exchange for 800,000 shares of Series A Convertible Preferred Stock. This transfer of the net assets of MWTV to TruVision has been accounted for as a transfer of net assets between related parties, and accordingly, the Company has recorded the net assets received in the exchange at MWTV's historical carrying values.

  The Company is developing its Mississippi wireless cable operations in two phases. Phase I will consist of five markets which cover West, Central and South Mississippi. In May 1994, the Company placed its first market in operation in the Jackson, Mississippi area. In July 1995, the Company placed its second market in operation in the Delta area. A third market, serving portions of the Gulf Coast, is expected to begin operations in the first quarter of 1996. Construction plans call for the development of the additional markets within the Phase I area.

  Plans for the development of Phase II, which consists of four markets primarily in North Mississippi, have not been finalized. Pursuant to a stockholders' agreement between CVCA and MWTV, the Company has the option to complete development of Phase II within a five-year period. Under the terms of the option, each of the parties to the agreement will contribute their respective portions of the development costs in cash. In the event the Company participates in an initial public offering or sale prior to commencing development of each cell of Phase II, Vision Communications, Inc. ("VCI"), an entity owned primarily by the general partner of MWTV, will be eligible to receive a payment (the "Phase II Payment") for its contribution of frequency rights equal to $1,125,000 per market (total of $4.5 million), payable in cash or in shares of Common Stock of the Company based on the fair value of such shares at the time of the Phase II Payment. See Note 10.

Risks and Other Factors

  The Company has recorded net losses in each period of its operations. At December 31, 1995, the Company's accumulated deficit was approximately $3,144,000 ($9,137,722 at June 30, 1996). Losses incurred since inception are attributable primarily to start-up costs, marketing and sales costs and depreciation of assets used in the Company's wireless cable systems in various markets. The Company expects to continue to experience net losses while it develops and expands its wireless cable systems, although mature individual systems of the Company may reach profitability sooner than the Company on a consolidated basis. In the opinion of management, the Company will ultimately achieve positive cash flow and net income sufficient to realize its investment in its assets; however, there can be no assurance that the Company will generate sufficient operating revenues to achieve positive cash flow or net income.

  The growth of the Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for expansion of the Company's customer base and system development. Management expects that the Company will require significant additional financings, through debt or equity financings, joint ventures or other arrangements, to achieve its targeted subscriber levels in its current business plans in its operating systems and target markets and to cover ongoing operating losses. Additional debt or equity also may be required to finance future acquisitions of wireless cable companies, wireless cable systems or channel rights. While management believes the Company will be able to obtain additional debt or equity capital on satisfactory terms to meet its future financing needs, there can be no assurance that either additional debt or equity capital will be available.

  The Company is dependent on leases with unaffiliated third parties for substantially all of its wireless cable channel rights. ITFS licenses generally are granted for a term of 10 years and are subject to renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. FCC licenses also specify construction deadlines which, if not met by the Company or extended by the FCC, could result in the loss of the license. There can be no assurance that the FCC will grant any particular extension request or license renewal request. The remaining initial terms of most of the Company's ITFS channel leases are approximately five to 10 years. The Company's MDS leases generally are for substantially longer terms and the Company has acquired options to purchase a majority of the underlying MDS licenses. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance by channel license holders with applicable regulations. The termination or non-renewal of a channel lease or of a channel license, or the failure to grant an application for an extension of the time to construct an authorized station, would result in the Company being unable to deliver programming on the channels authorized pursuant thereto. Although the Company does not believe that the termination of or failures to renew a single channel lease other than that with EdNet would materially adversely affect the Company, several of such terminations or failure to renew in one or more markets that the Company actively serves or intends to serve could have a material adverse effect on the Company. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

  The Company contracts for the commercial use of 20 ITFS channels in various markets throughout the state of Mississippi with EdNet. The commercial use of these channels represents the majority of the Company's channels in Mississippi and the loss of, or inability to renew, the EdNet Agreement would have a material adverse effect on the Company's operations. See Note 3.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

  Revenues from monthly service charges are recognized as the service is provided to the customer. Customers are billed in the month services are rendered. Installation fees are recognized as income to the extent the Company has incurred direct selling costs.

Allowance for Doubtful Accounts

  The Company recognizes an allowance for doubtful accounts to the extent it believes receivables are not collectible. The provision for doubtful accounts was approximately $34,000 and $126,000 for 1994 and 1995, respectively. No writeoffs were made in 1994. Writeoffs of accounts receivable were approximately $45,000 in 1995.

Cash and Cash Equivalents


  The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Short-term Investments

  Short-term investments represent certificates of deposit of approximately $75,000 in 1994, $36,000 in 1995 and $49,000 in 1996 restricted for use under a programming contract.

System Operating Expenses

  System operating expenses consist principally of programming fees, license fees, tower rental, maintenance, engineering and other costs incidental to providing service to customers. Administrative and marketing expenses incurred by systems during their launch period are expensed as incurred.

System Launch Costs

  The costs incurred to prepare a market for launch (marketing, pre-opening administration, training, etc.) are expensed in the period incurred.

Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is recorded on the straight-line basis for financial reporting purposes. Costs incurred for repair and maintenance of property, plant and equipment are charged to expense when incurred. Costs incurred for renewals and improvements are capitalized. Costs of subscriber equipment, including installation labor and other direct installation costs, are capitalized. Subscriber premises equipment and installation costs are depreciated using a composite method over five years which factors in the Company's estimates of useful lives of recoverable equipment and average subscriber lives of nonrecoverable installation costs. Materials and supplies used to provide service to customers are included in office furniture and equipment and are valued at the lower of cost or market.

  Depreciation is recorded over the estimated useful lives as follows:

       Transmission equipment................................. 5-10 years
       Subscriber premises equipment and installation costs...    5 years
       Office furniture and equipment.........................   10 years
       Vehicles...............................................    5 years
       Buildings and improvements.............................   31 years

License and Organizational Costs

  License costs include the costs of acquiring the rights to use certain FCC frequencies to broadcast programming to the Company's customers. These costs, net of amortization of $6,000 and $25,000 at December 31, 1994, and 1995, respectively, and $250,000 at June 30, 1996, are being amortized over a ten-year period beginning with inception of service in a market. The Company from time to time reevaluates the carrying amounts of the licenses based on estimated undiscounted future cash flows as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  Organizational costs include legal fees and other professional fees and expenses incident to organizing the Company. These costs, net of amortization of $28,000 and $118,000 at December 31, 1994 and 1995, respectively, and $225,000 at June 30, 1996, are being amortized over a five-year period.

Income Taxes

  Income taxes are provided using an asset and liability approach. The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of (a) temporary differences between the tax basis of assets and liabilities and amounts reported in balance sheets, and (b) operating loss and tax credit carry forwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

  The following summarizes the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995:

                                               December 31,
                                           ---------------------
                                             1994        1995
                                           --------   ----------
Deferred tax assets:
  Net operating loss carryforwards........ $287,820   $1,827,540
  Allowance for bad debt..................   13,260       62,400
                                           --------   ----------
     Total tax assets.....................  301,080    1,889,940
     Valuation allowance..................  249,990    1,224,210
                                           --------   ----------
                                             51,090      665,730
                                           --------   ----------
Deferred tax liabilities:
  Depreciation............................   25,350      540,150
  Deferred cost...........................   25,740      125,580
                                           --------   ----------
      Total deferred tax liabilities......   51,090      665,730
                                           --------   ----------
Net deferred tax asset.................... $     -    $       -
                                           ========   ==========

  The Company recognizes a deferred tax asset to the extent such amounts offset deferred tax liabilities. The $974,000 change in the valuation allowance from December 31, 1994 to December 31, 1995 is due primarily to the increase in the net operating loss carryforwards, which gives rise to deferred tax assets, over the increase in the temporary differences related to depreciation, which gives rise to deferred tax liabilities.

  The Company has net operating loss carryforwards for Federal income tax purposes of approximately $4,686,000 as of December 31, 1995. The carryforwards expire in years 2009 and 2010.

Stock Split

  On March 26, 1996, the Board of Directors authorized a 2-for-1 stock split in the form of a 100% stock dividend which will be distributed on April 15, 1996 to shareholders of record on March 15, 1996. Unless otherwise indicated, all per share data, number of common shares and the statements of stockholders' equity have been retroactively adjusted to reflect this stock split.

Net Loss Per Common Share

  Net loss per common share is based on the net loss attributable to the weighted average number of common shares outstanding during the period presented (2,400,000 as of December 31, 1994 and 1995 and June 30, 1995 and 1996.) Conversion of the Series A and B Convertible Preferred Stock into Common Stock is not assumed because the impact is antidilutive. Shares issuable upon exercise of stock options are antidilutive and have been excluded from the calculation. For all periods presented, fully diluted loss per common share and primary loss per common share are the same.

Statement of Cash Flows

  In 1994, the Company issued 2,400,000 shares of Class B Common Stock to MWTV in exchange for assets with a carrying amount of $4,252,144 and liabilities of $3,757,104. This exchange has been treated as a non-cash transaction except for the cash balances of $877,835 acquired from MWTV. No interest or income taxes were paid in 1994. Interest of $137,385 was paid during the year ended December 31, 1995 of which approximately $65,000 was capitalized. For the six months ended June 30, 1996 interest of $152,832 was paid. No interest was paid for the six months ended June 30, 1995 and no interest was capitalized for the six month periods ended June 30, 1995 and 1996. No income taxes were paid for any period presented.

Disclosure about the Fair Value of Financial Instruments

  The fair value of the Company's financial instruments (which consist of cash, accounts receivable and payable, and short-term debt) approximate their carrying amounts.

Recently Issued Accounting Standards

  In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement does not apply to deferred acquisition costs or deferred tax assets. The Company plans to adopt this statement effective January 1, 1996; however, management believes that its adoption will not have a material effect on the Company's financial statements.

  In October 1995, the FASB issued SFAS No. 123, Accounting for Stock Based Compensation, which generally requires disclosure of additional information concerning stock based employee compensation arrangements. The Company plans to adopt SFAS No. 123 effective January 1, 1996.

Unaudited Interim Financial Statements

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10.01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that will be expected for the year ending December 31, 1996.

NOTE 3: LICENSE CONTRACTS

  In August 1993, VCI signed a renewable long-term agreement with the Mississippi EdNet Institute, Inc. ("EdNet"), a non-profit, quasi-governmental body which manages the licenses designated to various state educational entities. Subsequently, VCI assigned its rights under the EdNet agreement to the Company. See Note 1. This lease gives the Company exclusive rights to utilize excess air time (that portion of a channel's airtime available for commercial broadcasting according to FCC regulations) on the 20 ITFS channels in Mississippi. The terms of the channel leases are 10 years, commencing in 1992. The contract provides for the monthly payment of $0.05 per subscriber per channel or, beginning one year after operating the first market, a minimum of $7,500 per month. Expense for 1994 and 1995 related to this agreement was $9,300 and $69,000, respectively.

  The contract also requires TruVision to make advances to EdNet during the first 24 months of operations in the amount of $6,000 per month. These advances are being recovered as a credit against license fees owed to EdNet.

  The agreement with EdNet contains the following major provisions and requirements to be met by TruVision:

  * The system is to ultimately cover at least 95% of the population of the licensed Mississippi geographic coverage area (including the areas designated as Phase II by the Company).

  * The system must be interconnected by a two-way audio/video link between TruVision/EdNet transmission sites and Mississippi Authority for Educational Television headquarters in Jackson, Mississippi. The cost of this interconnection must be borne by TruVision within certain limits.

  * TruVision will provide standard installations at locations as EdNet may designate.

  * TruVision will install and equip an electronic classroom in each of its Mississippi Markets.

  * TruVision will complete the network by July 1, 1998.

  The Company capitalizes the cost incurred to comply with the facility installation and interconnection requirements of the EdNet Agreement and depreciates such cost over the estimated life of the related equipment.

NOTE 4: SHORT-TERM DEBT


  Short-term debt consists of the following:

                                                   December 31,
                                                 ---------------  June 30,
                                                 1994    1995       1996
                                                 ---- ----------  ---------
Borrowings under $6,000,000 revolving
  line of credit with a bank, due June 30,
  1996, with interest due monthly at 1%
  above the bank's prime rate (9.50% at
  December 31, 1995)........................... $ -   $4,531,464  $4,026,795
Borrowings under the Interim Credit
  Facility with CVCA, due on demand after
  June 30, 1996, with interest of 10% due
  at maturity. See Note 10.....................   -           -   12,000,000
Borrowings under interim credit facility
  with Wireless One, Inc. See Note 11..........   -           -    5,722,482
Other..........................................   -           -      736,533


  The borrowings under the revolving line of credit are secured by substantially all of the assets of the Company, including licenses, accounts receivable, inventory, property and equipment, and contract rights. Additionally, the borrowings are guaranteed by the Company's president and a stockholder. The Company may prepay its obligations without penalty at any time.

NOTE 5: STOCK OPTION PLANS AND EMPLOYMENT CONTRACTS

  The Company has established a stock option plan for executives and other key employees. The plan provides for a maximum of 250,000 shares of Common Stock to be reserved for such options. Terms and conditions of the Company's options generally are at the discretion of the board of directors; however, no options are exercisable after June 8, 2004.

  In August 1994, the Company granted options totaling 191,490 shares to two key employees at an exercise price of $5.00 per share. In June 1995 and August 1995, options to purchase shares of 30,000 and 20,000, respectively, were granted to two additional key employees at a price of $5.00 per share. The options granted in 1995 vest over a five-year period. As of December 31, 1995, options for 140,426 shares are exercisable. No compensation expense has been recorded on these options granted since the option price was equal to the estimated fair market value of the option shares on the date the options were granted.

NOTE 6: PREFERRED AND COMMON STOCK RIGHTS

  In October 1995, the Company issued 300,000 shares of Series B Convertible Preferred Stock for gross proceeds of $3,000,000. Pursuant to a prior commitment, CVCA acquired 270,000 shares and 30,000 shares were issued to a common stockholder. MWTV has pledged its shares of the Company's Common Stock to CVCA.

  Series A and Series B Convertible Preferred Stock is senior to all other shares of stock. Convertible Preferred Stock dividend rights are cumulative at 8% per annum based on a stated value of $10 per share. As of December 31, 1994 and 1995, the aggregate amount of Convertible Preferred Stock dividends in arrears was approximately $227,000 and $914,000, respectively ($547,000 and $1,354,000, respectively, at June 30, 1995 and 1996). No preferred dividends have been declared. See Note 11.

  In the event of any liquidation, holders of Series A and Series B Convertible Preferred Stock would first be entitled to receive the greater of (i) the total $11,000,000 liquidation preference ($8,000,000 for Series A and $3,000,000 for Series B) plus all accrued but unpaid dividends, or (ii) the amount that would have been paid, or the value of property that would have been distributed if, prior to liquidation, the shares had been converted to Common Stock plus all accrued but unpaid dividends.

  Each share of Convertible Preferred Stock carries voting rights as if converted into shares of Common Stock and, at the option of the holder, is convertible at any point in time into one fully paid, nonassessable share (two shares after the 2-for-1 common stock split-see Note 2) of Common Stock plus cash equal to accrued but unpaid dividends. If the conversion is not made pursuant to an initial public offering, TruVision may, at its option, issue a promissory note in lieu of paying the dividends.

  The holders of Convertible Preferred Stock are also entitled to elect two of the five member Board of Directors of the Company. Pursuant to the terms of a stockholder's agreement certain restrictions have been placed on the stockholders' ability to vote on specified matters.

  In October 1995, the corporate charter was amended to combine Class A and Class B Common Stock into a single class of $0.01 par value, Common Stock.

  Holders of Common Stock are not eligible to receive dividends as long as any shares of Convertible Preferred Stock are outstanding.

  In the event of liquidation, after distribution in full of preferential amounts to be distributed to holders of Convertible Preferred Stock, the holders of Common Stock would receive distributions in proportion to the number of shares held.

NOTE 7: DEFERRED COSTS AND OTHER ASSETS

                                                 December 31,
                                              ------------------
                                                                  June 30,
                                                1994     1995       1996
                                              ------- ---------- ----------
Deferred costs and other assets
  consist of:
  Deferred merger, financing and
    acquisition costs -Note 11............... $    -  $1,027,216 $2,464,637
  Advances to EdNet-Note 3...................  84,000    132,000    102,924
  Deposits for future acquisitions
    -Note 10.................................      -     100,000    142,153
  FCC auction deposit........................      -     450,000  1,450,000
  Other......................................   6,341    140,340    631,945
                                              ------- ---------- ----------
                                              $90,341 $1,849,556 $4,791,659
                                              ======= ========== ==========

  Deferred acquisition costs consist primarily of professional fees, engineering costs, travel costs and other related costs associated with the acquisition of channel rights, licenses and related cable systems which are currently subject to letters of intent or definitive agreements (see Note 10). Such costs will be amortized over periods ranging from five to 10 years, beginning when each acquisition is consummated, or, if the acquisition is not consummated, written off. At June 30, 1996 deferred merger and financing costs relate to a proposed public offering of common stock and Senior Discount Notes and the pending merger with Wireless One, Inc. See Note 11.

NOTE 8: COMMITMENTS AND CONTINGENCIES

  The Company leases office space, antenna space and certain channel broadcast rights under noncancelable operating leases with remaining terms ranging from four to eight and one-half years. The following is a schedule by years of future minimum rentals due under the leases at December 31, 1995:

         1996............................... $369,920
         1997...............................  397,744
         1998...............................  309,657
         1999...............................  190,228
         2000...............................  132,502
         Thereafter.........................  225,711

  Rent under these leases was $55,004 for the period August 25, 1994 to December 31, 1994 and $254,512 for the year ended December 31, 1995.

  The Company is participating in an auction conducted by the FCC for rights to obtain use of available MDS commercial channels in certain basic trading areas. The Company's outstanding bids for these rights aggregate approximately $16 million. If the Company is the highest bidder in any, or all, of the areas, the Company will be required to pay up to $14 million (net of a small business bidding credit), a portion of which will be financed by the U.S. government.

  The Company is involved in certain legal proceedings generally incidental to its business. While the results of any litigation contain an element of uncertainty, management believes that the outcome of any known or threatened legal proceeding will not have a material effect on the Company's financial position or results of operations.

NOTE 9: CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially expose the Company to concentrations of credit risk, consist primarily of cash and accounts receivable. The Company has not experienced any losses on its deposits. Subscriber accounts receivable collectibility is impacted by economic trends in each of the Company's markets. Such receivables are typically collected within 30 days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

NOTE 10: BUSINESS COMBINATIONS AND PROPOSED FINANCING TRANSACTIONS

  In February 1996, TruVision acquired all the outstanding common stock of BarTel, Inc., a company holding wireless cable license rights in the Demopolis and Tuscaloosa, Alabama Markets for cash of approximately $1.7 million and, if certain conditions are met, notes payable of $652,000. Accordingly, BarTel, Inc.'s financial position at June 30, 1996 and the results of its operations for the period from the date of the consummation of the acquisition to June 30, 1996, are reflected in the Company's results for the six months ended June 30, 1996. Additionally, TruVision has entered into a definitive agreement to purchase substantially all of the assets of Madison Communications, Inc. and Beasley Communications, Inc. ("Madison"), a wired and wireless cable provider located near Huntsville, Alabama, for approximately $6.0 million.

  In March 1996, the Company entered into a letter of intent to acquire substantially all of the assets of Shoals Wireless, Inc., a wireless cable provider located in Lawrenceburg, Tennessee, for $1,180,000 in cash.

  TruVision has also entered into agreements to purchase licenses, channel rights and equipment in several other markets for cash of approximately $11.9 million. None of these markets is currently operating and no significant liabilities are expected to be assumed in connection with these asset acquisitions.

  The Company expects to finance the acquisitions described above with the short-term line of credit discussed in Note 4 and with an Interim Facility of up to $12.0 million provided by CVCA in the form of a 10% note payable (due on demand after June 30, 1996). See Notes 4 and 11.

NOTE 11: SUBSEQUENT EVENTS

  On April 25, 1996, the Company entered into an agreement and plan of merger (the "Agreement") with Wireless One, Inc. ("Wireless One"), in which Wireless One will exchange approximately 3.4 million shares of its common stock for all of the Company's outstanding shares in a transaction valued at $45 million. The transaction is expected to close by late July 1996. In connection with the consummation of the Agreement it is expected that all of the Shares of Series A and B Convertible Preferred Stock will be converted into shares of Common Stock and all accrued and unpaid preferred dividends ($1,354,000 at June 30, 1996) will be paid.

  On May 6, 1996, Wireless One issued the Company two short-term lines of credit, a $1.5 million line of credit which is to be used to fund working capital purposes and pay off the borrowings under the bank revolving line of credit ("Working Capital Line of Credit") and a $9 million line of credit to be used to fund acquisition needs ("Acquisition Line of Credit"), together the "Lines of Credit". The Acquisition Line of Credit will increase to $15 million upon repayment of the Working Capital Line of Credit. The Lines of Credit are secured by substantially all of the assets of the Company and accrue interest at Wireless One's borrowing rate of 13%. Principal and interest are due on the tenth business day following the earliest of (1) the date of the consummation of the Agreement, (2) December 31, 1996, or (3) the date the Agreement is rescinded.

  Prior to the Agreement, the Company was pursuing a public offering of Common Stock and Senior Discount Notes (the "Offerings"). Concurrent with the Agreement, the Company withdrew the Offerings. Certain costs related to the Offerings and the Agreement of approximately $474,000 were deferred at June 30, 1996. Costs related to the Offerings which did not relate to the Agreement or a related public offering of Wireless One were written off.


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Madison Communications, Inc. and
Beasley Communications, Inc.:

  We have audited the accompanying combined balance sheets of Madison Communications, Inc. and Beasley Communications, Inc. (Alabama corporations) as of December 31, 1994 and 1995 and the related combined statements of operations and accumulated deficit and cash flows for the years ended December 31, 1993, 1994 and 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Madison Communications, Inc. and Beasley Communications, Inc. as of December 31, 1994 and 1995 and the combined results of their operations and their combined cash flows for the years ended December 31, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Jackson, Mississippi,
January 19, 1996 (except with respect
   to the matter discussed in note 6,
   as to which the date is February 6,
   1996).


         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

                      COMBINED BALANCE SHEETS (Note 1)
              (Data with respect to June 30, 1996 are unaudited)


                                                     December 31,           June 30,
                                              --------------------------- -------------
                                                  1994          1995          1996
                                              ------------- ------------- -------------
                                                                           (unaudited)
                    ASSETS
Current assets:
Cash.........................................  $     5,705   $    39,711   $   100,644
Accounts receivable (less allowance for
  doubtful accounts of $16,302, $13,888 and
  $19,673, respectively).....................        1,068         3,513            -
Other current assets.........................        7,804        13,401           287
                                              ------------- ------------- -------------
Total current assets.........................       14,577        56,625       100,931
                                              ------------- ------------- -------------
Property, plant and equipment:
  Cable system-wireless......................    2,337,362     2,462,318     2,500,569
  Cable system-wired.........................    1,042,923     1,062,824     1,065,641
  Machinery and equipment....................      155,753       130,494       130,494
  Buildings, leasehold improvements, office
    furniture and equipment..................       34,605        40,071        40,071
  Land.......................................       50,000        50,000        50,000
                                              ------------- ------------- -------------
                                                 3,620,643     3,745,707     3,786,775
  Less: accumulated depreciation.............   (1,944,781)   (2,499,752)   (2,753,203)
                                              ------------- ------------- -------------
                                                 1,675,862     1,245,955     1,033,572
Uninstalled subscriber premises equipment....       18,195        10,431        12,538
                                              ------------- ------------- -------------
                                                 1,694,057     1,256,386     1,046,110
                                              ------------- ------------- -------------
License costs, net-(note 2)..................       73,333        66,666        63,332
Other assets.................................        1,835         1,835         1,835
                                              ------------- ------------- -------------
    Total assets.............................  $ 1,783,802   $ 1,381,512   $ 1,212,208
                                              ============= ============= =============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................  $    84,042   $    64,874   $    60,613
  Accrued expenses, primarily programming
    costs....................................      275,294       319,424       332,977
  Deferred income............................       28,055        20,576        17,560
  Borrowings under line of credit (note 3)...      275,000       125,000        75,000
                                              ------------- ------------- -------------
    Total current liabilities................      662,391       529,874       486,150
                                              ------------- ------------- -------------
Commitments and contingencies (note 4)

Stockholders' equity
  Common Stock; $1 par value; 1,000 shares
    authorized issued and outstanding........        1,000         1,000         1,000
  Additional paid-in capital.................    2,475,192     2,475,192     2,475,192
  Accumulated deficit........................   (1,354,781)   (1,624,554)   (1,750,134)
                                              ------------- ------------- -------------
    Total stockholders' equity...............    1,121,411       851,638       726,058
                                              ------------- ------------- -------------
    Total liabilities and stockholders'
      equity.................................  $ 1,783,802   $ 1,381,512   $ 1,212,208
                                              ============= ============= =============

   The accompanying notes are an integral part of these financial statements.


         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT (Data with respect to June 30, 1995 and 1996 are unaudited)

                                                                                          Six Months Ended
                                                    Year Ended December 31,                    June 30,
                                           ----------------------------------------- ---------------------------
                                               1993          1994          1995          1995          1996
                                           ------------- ------------- ------------- ------------- -------------
                                                                                             (unaudited)
Revenues:
  Service revenues........................  $ 1,426,971   $ 1,493,337   $ 1,543,470   $   777,592   $   782,283
  Installation revenues...................       68,026        63,400        38,677            -             -
                                           ------------- ------------- ------------- ------------- -------------
    Total revenues........................    1,494,997     1,556,737     1,582,147       777,592       782,283
                                           ------------- ------------- ------------- ------------- -------------
Expenses:
  System operating expenses...............      727,124       814,715       888,707       311,901       301,840
  General and administrative
    expenses..............................      386,911       402,897       404,804       305,642       374,095
  Depreciation and amortization...........      578,739       626,531       577,240       296,193       256,784
                                           ------------- ------------- ------------- ------------- -------------
    Total operating expenses..............    1,692,774     1,844,143     1,870,751       913,736       932,719
                                           ------------- ------------- ------------- ------------- -------------
Loss from operations......................     (197,777)     (287,406)     (288,604)     (136,144)     (150,436)
Other income (expense):
  Other income............................       40,793        43,180        43,414        19,430        30,060
  Gain (loss) on sale of assets...........      103,583            -         (7,143)           -             -
  Interest (expense)......................      (55,465)      (31,090)      (17,440)      (10,619)       (5,204)
                                           ------------- ------------- ------------- ------------- -------------
Net loss..................................     (108,866)     (275,316)     (269,773)     (127,333)     (125,580)
Accumulated deficit-beginning of period...     (970,599)   (1,079,465)   (1,354,781)   (1,354,781)   (1,624,554)
                                           ------------- ------------- ------------- ------------- -------------
Accumulated deficit-end of period.........  $(1,079,465)  $(1,354,781)  $(1,624,554)  $(1,482,114)  $(1,750,134)
                                           ============= ============= ============= ============= =============

   The accompanying notes are an integral part of these financial statements.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
          (Data with respect to June 30, 1995 and 1996 are unaudited)

                                                                                                      Six Months
                                                                Year Ended December 31,             Ended June 30,
                                                          -----------------------------------   ----------------------
                                                             1993        1994        1995          1995        1996
                                                          ----------- ----------- -----------   ----------  ----------
                                                                                                     (unaudited)
Cash flows provided by operating activities:
  Net loss...............................................  $(108,866)  $(275,316)  $(269,773)    $(127,333)  $(125,580)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization........................    578,739     626,531     577,240       296,193     256,784
    (Gain) loss on sale of assets........................   (103,583)         -        7,143            -           -
    Provision for losses on accounts receivable..........     22,500      18,000      15,505         9,000       9,000
    (Increase) in other assets...........................       (125)        (65)         -             -           -
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable.........    (17,720)    (10,184)    (17,950)       (7,931)     (5,487)
      (Increase) decrease in other current assets........     (8,110)     16,418      (5,597)        7,804      13,115
      Increase (decrease) in accounts payable............      3,170      39,575     (19,168)         (378)     (4,261)
      Increase in accrued expenses.......................    127,134      91,610      44,130        53,191      13,553
      Increase (decrease) in deferred income.............         65       5,165      (7,479)       (3,225)     (3,016)
                                                          ----------- ----------- -----------    ----------  ----------
Cash flows provided by operating activities..............    493,204     511,734     324,051       227,321     154,108
                                                          ----------- ----------- -----------    ----------  ----------
Cash flows used in investing activities:
  Capital expenditures...................................   (329,640)   (220,778)   (143,545)      (88,554)    (43,175)
  Proceeds from sale of assets...........................    180,000          -        3,500            -           -
                                                          ----------- ----------- -----------    ----------  ----------
Net cash used in investing activities....................   (149,640)   (220,778)   (140,045)      (88,554)    (43,175)
                                                          ----------- ----------- -----------    ----------  ----------
Cash flows used in financing activities:
  Payment on bank overdraft..............................    (21,815)         -           -             -           -
  Payments on line of credit.............................   (300,000)   (307,000)   (150,000)     (100,000)    (50,000)
                                                          ----------- ----------- -----------    ----------  ----------
Net cash used by financing activities....................   (321,815)   (307,000)   (150,000)     (100,000)    (50,000)
                                                          ----------- ----------- -----------    ----------  ----------
Net increase (decrease) in cash and cash equivalents.....     21,749     (16,044)     34,006        38,767      60,933
Cash and cash equivalents at beginning of period.........         -       21,749       5,705         5,705      39,711
                                                          ----------- ----------- -----------    ----------  ----------
Cash and cash equivalents at end of period...............  $  21,749   $   5,705   $  39,711      $ 44,472    $100,644
                                                          =========== =========== ===========    ==========  ==========

   The accompanying notes are an integral part of these financial statements.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) The Companies

(a) History and Organization

  Madison Communications, Inc. ("Madison"), an Alabama corporation, was formed and began operations on July 26, 1989. Beasley Communications, Inc. ("Beasley"), an Alabama corporation, was formed on June 16, 1994. The shareholders of Madison and Beasley are the same and the business operations are generally conducted as if Madison and Beasley were a single entity. Accordingly, the financial statements of Madison and Beasley are presented on a combined basis. Madison and Beasley are hereafter referred to as "the Company."

  The Company is engaged in building, managing and owning wired and wireless cable systems. Wired cable systems retransmit television signals to subscribers over coaxial cable networks from a head-end facility where the signals are received and processed. Wireless cable systems retransmit television programming received at the head-end via encrypted microwave signals from multi-channel broadcast towers to subscribers within an approximate 40 mile radius of each tower. The Company has licenses for contractual control over 27 wireless cable channels in Madison and Limestone Counties of North Alabama licensed by the Federal Communications Commission ("FCC").

(b) FCC Licenses

  The Company is dependent on leases with unaffiliated third parties for substantially all of its wireless cable channel rights. ITFS licenses generally are granted for a term of 10 years and are subject to renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. FCC licenses also specify construction deadlines which, if not met by the Company or extended by the FCC, could result in the loss of the license. There can be no assurance that the FCC will grant any particular extension request or license renewal request. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance by channel license holders with applicable regulations. The termination or non-renewal of a channel lease or of a channel license, or the failure to grant an application for an extension of the time to construct an authorized station, would result in the Company being unable to deliver programming on the channels authorized pursuant thereto. Although the Company does not believe that the termination of or failure to renew a single channel lease would materially adversely affect the Company, several of such terminations or failures to renew in one or more Markets that the Company actively serves or intends to serve could have a material adverse effect on the Company. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

(2) Summary of Significant Accounting Policies

(a) Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is recorded on the straight-line basis for financial reporting purposes. Costs incurred for repair and maintenance of property, plant and equipment are charged to expense when incurred. Costs incurred for renewals and improvements are capitalized. The costs of subscriber equipment, including installation labor and other direct installation costs, is capitalized. Subscriber premises equipment and installation costs are depreciated using a composite method over five years which factors in the Company's estimates of useful lives of recoverable equipment and average subscriber lives of nonrecoverable installation costs.

  Depreciation is recorded over the estimated useful lives as follows:

         Cable systems-wireless......................... 3-10 years
         Cable systems-wired............................ 5-10 years
         Machinery and equipment........................ 5-10 years
         Office furniture and equipment.................    7 years
         Buildings and improvements.....................   31 years

(c) License Costs

  License costs include the costs of acquiring the rights to use certain FCC frequencies to broadcast programming to the Company's customers. These costs, net of amortization of $20,001, $26,668 and $33,334 at December 31, 1993, 1994
and 1995 and $36,668 at June 30, 1996, are being amortized over a 15 year period beginning with inception of service in a market. The Company from time to time reevaluates the carrying value of the licenses based on estimated undiscounted cash flows as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life. In 1993, broadcast licenses to certain Markets outside of the Company's area of interests were sold to a third party, resulting in a gain of approximately $100,000.

(d) Revenue Recognition

  Revenues from monthly service charges are recognized as the service is provided to the customer. Customers are billed in the month services are rendered.

Operating Expenses

  Operating expenses consist principally of programming fees, license fees, tower rental, maintenance, engineering and other costs incident to providing service to customers.

(e) Income Taxes

  Effective March 15, 1990, the Company elected to be taxed as an S Corporation under provisions of the Internal Revenue Code. As a result, the Company does not pay federal corporate income taxes or Alabama corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes and Alabama income taxes on the Company's taxable income. No distributions of earnings to stockholders have been made or are planned to be made for payment of income taxes as the Company had a loss for income tax purposes in 1995.

(f) Statement of Cash Flows

  The Company considers all highly liquid investments with remaining maturities of 90 days or less to be cash equivalents. The Company paid interest of $55,465, $31,090 and $17,440, for the years ended December 31, 1993, 1994 and
1995, respectively and $5,953 for the six months ended June 30, 1996. No interest was paid in the three months ended March 31, 1995. No income taxes were paid in any of the periods presented.

(g) Disclosures about the Fair Value of Financial Instruments

  The fair values of the Company's financial instruments (which consist of cash, accounts receivable, accounts payable and borrowings under the line of credit) approximate their carrying value.

(h) Recently Issued Accounting Standards

  In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement does not apply to deferred acquisition costs, or deferred tax assets. The Company has adopted this statement effective January 1, 1995, and its adoption did not have a material effect on the Company's financial statements.

(i) Unaudited Interim Financial Statements

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that will be expected for the year ending December 31, 1996.

(3) Line of Credit Agreement

  On April 8, 1992 the Company obtained a $1,000,000 revolving credit facility (the "Revolver") for working capital and other general corporate purposes. Borrowings under the Revolver bear interest at the prime rate plus 1.0% (9.5% at December 31, 1995). Interest is payable quarterly and the Revolver is renewable on an annual basis. Substantially all of the assets of the Company are pledged as collateral under the Revolver and the stock of the Company is pledged as collateral under the guarantee of the Revolver. Total borrowings outstanding under the Revolver were $125,000 at December 31, 1995.

(4) Commitments and Contingencies

  The Company leases office space, antenna space and certain equipment under noncancelable operating leases with remaining terms ranging from one to five years. The following is a schedule by years of future minimum rentals due under the leases at December 31, 1995:

         1996..................................... $26,407
         1997.....................................  10,560
         1998.....................................   6,600
         1999.....................................   2,640
         2000.....................................   1,540

  Rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $13,200, $24,800 and $37,200, respectively.

  In addition to the noncancelable leases above, the Company has entered into agreements with certain area schools and colleges to use the ITFS licenses awarded them. These contracts give the Company exclusive rights to utilize 16 channels awarded as educational frequencies to broadcast commercial programming. The Company is obligated to reserve a certain number of hours per week for broadcasting of educational programming for these institutions and to provide the equipment necessary in the institutions to receive the Company's transmission. The Company fulfills its educational programming obligation through assignment of four channels for full-time educational programming. The contracts provide monthly payments of $0.05 to $0.10 per subscriber per channel. License expense for the years ended December 31, 1993, 1994 and 1995 was $44,300, $46,900 and $54,300, respectively.

  The Company is involved in certain legal proceedings generally incidental to its business. While the results of any litigation contain an element of uncertainty, management believes that the outcome of any known or threatened legal proceeding will not have a material effect on the Company's financial position or results of operations.

(5): Concentrations of Credit Risk

  Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company has not experienced any losses on its deposits. Subscriber accounts receivable collectibility is impacted by economic trends in each of the Company's Markets. Such receivables are typically collected within thirty days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

(6): Sale of the Company

  On February 6, 1996, the Company signed a definitive agreement to sell substantially all of the assets of Madison and Beasley to TruVision Wireless, Inc., for $6.0 million in a combination of cash and notes receivable. The sale, which is contingent upon FCC approval, is expected to be consummated in the second quarter of 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of BarTel, Inc.:

  We have audited the accompanying balance sheet of BarTel, Inc. (an Alabama corporation) as of December 31, 1995, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BarTel, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Jackson, Mississippi,
March 26, 1996.

                                  BARTEL, INC.

                                 BALANCE SHEET
                                                                  December 31,
                                                                      1995
                                                                  ------------
                                   ASSETS
Current assets:
  Accounts receivable...........................................      $27,816
  Other current assets..........................................          500
                                                                  ------------
    Total current assets........................................       28,316
                                                                  ------------
  Property and equipment, net-(note 2)..........................          655
  Other assets-(note 2).........................................       38,299
                                                                  ------------
    Total assets................................................      $67,270
                                                                  ============
                    LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable..............................................       $1,722
  Accrued expenses..............................................        3,145
                                                                  ------------
    Total current liabilities...................................        4,867
                                                                  ------------
Other liabilities-(note 2)......................................       37,828
Deferred tax liability..........................................        4,583
                                                                  ------------
  Total liabilities.............................................       47,278
                                                                  ------------
Stockholder's equity
  Common Stock, $1.00 par value; 1,500 shares authorized,
    1,000 shares issued and outstanding.........................        1,000
  Retained earnings.............................................       18,992
                                                                  ------------
  Total stockholder's equity....................................       19,992
                                                                  ------------
  Total liabilities and stockholder's equity....................      $67,270
                                                                  ============

     The accompanying notes are an integral part of this financial statement.

                                  BARTEL, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                          For the Year Ended
                                           December 31, 1995
                                          ------------------
Revenues:
  Consulting fees........................           $150,000
                                          ------------------
    Total revenues.......................            150,000
                                          ------------------
Expenses:
  Operating expenses.....................             67,720
  General and administrative expenses....             59,485
  Depreciation...........................                 42
                                          ------------------
    Total operating expenses.............            127,247
                                          ------------------
Income from operations...................             22,753
Provision for income taxes-(note 2)......              5,039
                                          ------------------
Net income...............................             17,714
Retained earnings, beginning of year.....              1,278
                                          ------------------
Retained earnings, end of year...........            $18,992
                                          ==================


    The accompanying notes are an integral part of this financial statement.

                                  BARTEL, INC.

                            STATEMENT OF CASH FLOWS

                                                            For the Year Ended
                                                            December 31, 1995
                                                            ------------------
Cash flows from operating activities:
  Net income................................................       $17,714
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation............................................            42
    Provision for deferred income tax.......................         4,583
    Changes in operating assets and liabilities:
      Increase in accounts receivable.......................       (25,100)
      Increase in other assets..............................          (500)
      Increase in accounts payable and accrued expenses.....           629
      Increase in other liabilities.........................        37,828
                                                             -----------------
Cash provided by operating activities.......................        35,196
                                                             -----------------
Cash flows from investing activities:
  Capital expenditures......................................          (697)
  Deposit for FCC auction...................................       (38,169)
                                                             -----------------
Cash used in investing activities...........................       (38,866)
                                                             -----------------
Net decrease in cash and cash equivalents...................        (3,670)
                                                             -----------------
Cash and cash equivalents, beginning of year................         3,670
                                                             -----------------
Cash and cash equivalents, end of year......................  $         -
                                                             =================


    The accompanying notes are an integral part of this financial statement.

                                  BARTEL, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) The Company-History and Organization

  BarTel, Inc. ("BarTel" or the "Company"), an Alabama corporation, was incorporated on April 14, 1993, to, among other things, develop, construct, operate and maintain wireless cable systems. A wireless cable system retransmits programming received at a head-end receiver via encryptic microwave signals from multichannel broadcast towers to subscribers within an approximate 40 mile radius of each tower. In February 1996, the Company's sole stockholder signed a definitive agreement to sell the stock of BarTel to TruVision Wireless, Inc. See note 4.

(a) Demopolis Market Area

  The Company has entered into lease agreements with various educational institutions (the "Educational Institutions") whereby it has the exclusive rights to the excess airtime capacity of 20 Instructional Television Fixed Service ("ITFS") wireless cable channels in the Demopolis, Alabama, market and through agreements with various individuals, the rights to 8 Multipoint Distribution Service ("MDS") channels in the same area. Through the lease agreements with the Educational Institutions, BarTel agreed to assist in obtaining government grants to fund equipment and construction costs, and to operate and maintain, at its own cost, a wireless cable system which would broadcast commercial and educational programming to the Educational Institutions free of charge.

  In October 1993, the Educational Institutions pooled certain ITFS licenses awarded by the FCC into a single entity, Black Warrior Telecommunications Consortium (the "Consortium") and agreed to provide the funding for constructing and equipping the wireless cable system with BarTel operating and maintaining the system. The Consortium permitted BarTel the right to use the equipment to operate a commercial wireless system, but the equipment remains the property of the educational institutions. The Consortium has also allowed BarTel to combine the ITFS and MDS channels to enhance the wireless cable system in order to attract potential subscribers. See note 3.

  The Company has successfully tested its broadcasting system to limited test sites in the Demopolis area but has not solicited or installed any customers.

(b) Eutaw/Tuscaloosa Market Area

  The Company also has agreements with various educational and health-care service institutions (the "Institutions") in the Eutaw/Tuscaloosa, Alabama, broadcast market area. Under these agreements, BarTel has exclusive rights to the excess airtime capacity of 20 ITFS wireless cable channels of which the individual Institutions hold licenses. The Company is required to assist in obtaining government grants to fund the equipment and construction of an ITFS system, as well as operate and maintain the system, at its own cost. The equipment will then become the property of the individual Institutions with BarTel maintaining the right to its use for broadcasting programming to the general public. See note 3.

(c) Gadsden/Anniston Market Area

  The Company has entered into an agreement with Gadsden Wireless Cable Corporation, Inc. ("Gadsden") whereby it will act as a consultant and contractor, from development through operation, for purposes of establishing a wireless cable system in the Gadsden/Anniston, Alabama, broadcast market area. Under this agreement, Gadsden will fully fund all expenses related to this endeavor including consulting fees to be paid to BarTel. Upon successful completion of this wireless cable system in accordance with the agreement, BarTel will be granted an amount of stock in Gadsden equivalent to that of its two owners/shareholders. See notes 3 and 4.

  The Company acts as an agent for Gadsden for purposes of bidding at an FCC auction on the rights to acquire several MDS channel licenses. Gadsden has advanced the Company the deposit necessary to bid on these licenses.

(d) Risks and Other Factors

  The Company has not marketed its product to potential customers in the Demopolis area and the construction of the wireless cable system transmission facilities has not commenced in the Eutaw/Tuscaloosa market area. The Company expects to incur significant costs in advertising to the Demopolis market area and in increased manpower to handle a customer base. Additionally, the cost of developing a system in the Eutaw/Tuscaloosa market area will require outside financing sources. The growth of the Company's business also requires substantial investment on a continuing basis to finance subscriber premises equipment. There can be no assurance that the Company will generate revenues or obtain other sources of financing sufficient to cover these costs and achieve positive cash flow. See note 4.

  The Company is dependent on leases with third parties for all of its wireless cable channel rights. Most of these licenses are granted for a term of 10 years and are subject to renewal by the lessor. There can be no assurance that the lessors will grant a license renewal request. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance of channel license holders with applicable regulations. The termination or non-renewal of a channel lease or of a channel license would result in the Company being unable to deliver programming on the channels authorized pursuant thereto. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

(2) Summary of Significant Accounting Policies

(a) Revenue Recognition

  Revenue recognized to date is for consulting work performed by the Company's employees for the benefit of the holders of the channel licenses described in
Note 3 and related to the design and construction of the broadcast equipment to be leased by the Company. This revenue is recognized as the service is provided and the holders are billed in the month the service is performed.

(b) Statement of Cash Flows

  The Company considers all demand and interest-bearing accounts to be cash equivalents. In 1995, income taxes of $240 were paid. No interest was paid in 1995.

(c) Property and Equipment

  Property and equipment are stated at cost. Depreciation is recorded on the straight-line basis for financial reporting purposes. Costs incurred for repair and maintenance of property and equipment are charged to expense when incurred. All equipment is depreciated over an estimated useful life of 7 years.

(d) Other Assets and Liabilities

  Other assets and other liabilities consist of a deposit to the FCC for the wireless cable auction and a liability for the same amount as this deposit was advanced to the Company by Gadsden.

(e) Income Taxes

  Income taxes are provided using an asset and liability approach. The current provision for income taxes represents actual or estimated amounts payable on tax returns to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the balance sheet. The Company pays taxes on the cash basis. Accordingly, deferred tax assets and liabilities have been recorded for the difference between the cash basis and accrual basis for the Company's yearly activity. As of December 31, 1995, the Company had a deferred income tax liability of $4,583.

(f) Disclosure about the Fair Value of Financial Instruments

  The fair value of the Company's financial instruments (which consists of accounts receivable and payable) approximate their carrying amounts.

(3) License Contracts

(a) Demopolis Market Area:

 Black Warrior Telecommunications Consortium

  In September 1994, the Company was awarded a contract with the Consortium to act as a "facilitator" in the construction, operation and maintenance of a wireless cable transmission facility. Under the agreement, the Company will be paid a monthly fee for services as well as reimbursements for expenses related to construction of the facility. The Educational Institutions have leased the Company exclusive rights to the excess airtime under the 20 ITFS licenses awarded them. The Company is allowed to use the Consortium system, equipment and leased tower to operate a commercial wireless cable operation. In return for the use of the excess airtime (that portion of channel's airtime available for commercial broadcasting according to FCC regulations) under each of these channel licenses, the Company agrees to pay the Consortium 20% of the Company's annual gross subscription revenues received from residential and commercial customers. The Consortium also granted BarTel the right to link other MDS channels to the system in order to enhance the offering of programs and to attract potential subscribers. The Company will pay all costs associated with the operation and maintenance of the transmission facility as well as all reception equipment required for the general public or any Consortium members to view the programs to be transmitted. For the ITFS channels, the Company agrees to reserve for each channel licensed a minimum of 20 hours of airtime each week for broadcasting educational programming. The terms of the ITFS channel leases are 10 years, running concurrent with the licenses, commencing June 29, 1994. All leases are renewable at the Company's option and with approval from the FCC.

Powell, Hyatt & Caroline Wireless Cable, Inc.

  On May 22, 1994, the Company entered into an agreement with Louis F. Powell, Arvol M. Hyatt, and Caroline Wireless Cable, Inc. ("Caroline"). Powell and Hyatt are the holders of separate MDS channel licenses granted by the FCC and authorizing the licensees to construct a transmission facility in Demopolis, Alabama. Caroline had entered into a service agreement with both Powell and Hyatt for use of these licenses in exchange for constructing the facility and providing royalties upon commencement of commercial operations. Caroline also entered into an agreement with the Wilcox County Board of Education ("Wilcox"), a holder of an ITFS license, for the use of excess channel capacity. Under that contract, Caroline was to construct, maintain and operate a transmission facility and pay royalties to Wilcox once subscribers to a commercial wireless cable system were installed.

  Caroline assigned BarTel all of its rights to the contracts with Powell, Hyatt and Wilcox. The Company agreed to complete the Powell license to construct the facility and use reasonable efforts to assume and carry out the obligations to Wilcox County. In the event that the Powell and Hyatt licenses are implemented and that the Wilcox application to construct and operate a transmission facility is successful, the Company agrees to assume the same obligations in respect to the various agreements listed above. The term of the Wilcox agreement is for two years, running concurrent with the license date, with four automatically renewable terms of two years unless either party gives notice of cancellation for cause.

  In addition, Powell and Hyatt agreed to transfer their licenses to the Company for $.10 per channel per month per commercial subscriber with payment to begin after BarTel has reached 4,000 subscribers. Payment will continue for 40 months or until the cumulative payments reach $100,000. If, at the end of this term, the aggregate payments do not exceed $100,000, the monthly payments are to continue until the aggregate is $100,000. If the Company has less than 4,000 subscribers, it may withhold payment. However, if after three years BarTel does not have 4,000 subscribers it must begin monthly payments of $.10 per customer until the aggregate of payments exceeds $100,000.

  At no time will the Company be obligated to pay after reaching payments of $100,000.

Eutaw/Tuscaloosa Market Area:

  On October 12, 1992, Stuart Barron, sole stockholder of BarTel, contracted with five institutions in separate agreements. The Institutions had applied for licenses from the FCC to build and operate ITFS channels in the Eutaw, Alabama area. The Company reached agreements with each institution to have exclusive rights to the excess channel capacity on these ITFS channels. The initial term of the agreements is 10 years from the date of the FCC grant of licenses to the Institutions.

  Under these agreements, the Company is to prepare applications for a federal grant on behalf of the Institutions which will be used to "procure, arrange for, and pay all costs associated with engineering, purchasing, constructing and installing ITFS equipment which shall become the property of the institution." BarTel must pay all costs to provide suitable space and to operate and maintain the ITFS equipment so that it meets FCC standards. The Company may, at its own expense, install reception equipment necessary for the general public to view the programs transmitted.

  The Institutions have leased excess capacity time to BarTel and have reserved 20 hours per channel per week for educational programming. The contract also allows the institution to reserve an additional 20 hours each week. Airtime is to be available free of charge to the Institutions.

(b) Gadsden/Anniston Market Area:

 Gadsden Wireless Cable Corporation, Inc.

  On June 17, 1995, the Company entered into a service agreement with Gadsden. Under this agreement, the Company will assist in assessing the needs of Gadsden to establish a 20-channel wireless cable system in the Gadsden/Anniston, Alabama market area and act as a consultant for completing the project, including applying for FCC licenses.

  The Company will acquire and purchase on behalf of Gadsden all materials and equipment needed to construct the system and arrange for necessary labor to perform the construction work. It is also required to determine the work to be done and supervise all activities to meet FCC requirements for placing the system in operation.

  Gadsden agrees to fully fund the project, including the prompt payment of all labor and materials upon requisition by the Company and approval by Gadsden. Gadsden will pay the Company $8,000 per month and out of pocket expenses, up to $1,000 per month, from the execution of this agreement until the project broadcasts a test signal, or 12 months, whichever occurs first. If the project is not operational after 12 months, the project may be continued if it is determined that it is still viable. However, monthly fees paid to the Company will decline by $1,000 for each month after the twelfth month.

  If the Company is successful in placing a 20-channel wireless cable system into operation, the two shareholders of Gadsden will transfer to BarTel an amount of stock in Gadsden equal to that which they themselves hold. See Note 4.

(4) Subsequent Event

  On February 20, 1996, the Company's sole stockholder sold his stock in the Company to TruVision Wireless, Inc. ("TruVision") for $1.7 million cash and a promissory note for $652,000 subject to the terms of the purchase agreement. TruVision expects to renegotiate the obligations under the leases discussed in
Note 3 to (1) reduce the payments to the Consortium and (2) remove the provisions for the Company obtaining government grants on behalf of the Consortium. TruVision also anticipates to renegotiate the lease agreements with the four Eutaw ITFS groups and to transfer ownership of transmission equipment from the Consortium to TruVision.

  Also in February 1996, TruVision entered into a purchase and sale agreement with Gadsden pursuant to which TruVision will acquire assets that include the rights to the 20-channel wireless cable system that Gadsden had planned to establish with the Company's assistance.


      Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, but such statements are complete in all material respects for the purposes herein made. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

            No  dealer, salesman or other person      Prospectus
            has  been  authorized  to  give  any
            information      or     make     any
            representation not contained in this
            Prospectus and, if  given  or  made,
            such  information  or representation
            must  not be relied upon  as  having
            been  authorized   by  the  Company.
            This Prospectus does  not constitute
            an   offer   to   buy  any  of   the
            securities  offered  hereby  in  any
            jurisdiction  to  any person to whom
            it is unlawful to make such offer in
            such jurisdiction.

                                                        Wireless One, Inc.

            Table of Contents
                                                          944,059 Shares
            Prospectus Summary.................i
            Risk Factors.......................9           Common Stock
            Formation of the Company..........17    ($0.01 par value per share)
            Formation of TruVision............18
            The TruVision Transaction.........18
            Acquisitions......................19
            Use of Proceeds...................20
            Dividends and Price Range of
              Common Stock....................20
            Dilution..........................21
            Capitalization....................22
            Unaudited Pro Forma Condensed
              Combined Financial Information..23
            Selected Historical Financial
              Data............................29
            Management's Discussion and
              Analysis of Financial Condition
              and Results of Operations.......32
            Business..........................42
            Wireless Cable Industry...........60      September __, 1996
            Management........................68
            Certain Transactions..............76
            Principal Stockholders............77
            Description of Capital Stock......80
            Shares Eligible for Future Sale...82
            Plan of Distribution..............83
            Legal Matters.....................83
            Experts...........................83
            Available Information.............84
            Index to Financial Statements....F-1


                                        PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


          Item 13.Other Expenses of Issuance and Distribution.

                The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

                SEC registration fee....................$   2,328
                Blue sky fees and expenses..............    2,672
                Legal fees and expenses.................   22,000
                Accounting fees and expenses............   33,000
                                                        _____________
                     Total..............................$  60,000
                                                        =============

                The Registrant will bear all of the foregoing fees and expenses.

          Item 14.Indemnification of Directors and Officers.

                Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation-a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article IX of the Registrant's By-laws requires indemnification to the fullest extent permitted by Delaware law. In addition, the Registrant has entered into indemnity agreements with its directors, which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The Registrant also intends to obtain, prior to the effective date of this Registration Statement, officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

                Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit,
          (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article VI of the Registrant's Certificate of Incorporation includes such a provision.

          Item 15.Recent Sales of Unregistered Securities.

                (a) In the Heartland Transaction, the Registrant issued shares of Common Stock to the following persons in exchange for shares of common stock of Old Wireless One:

                Investors                                        Shares
                __________                                      ________


                The Lamar Corporation........................   341,517
                Hans Sternberg...............................   281,802
                Hendrix Family Trust.........................   245,692
                KBBS, Inc....................................   163,795
                Wireless Investment Co.......................   163,795
                Gulf Coast Services, Inc.....................   163,795
                Otelco Investments, LLC......................   163,795
                EATEL, Inc...................................   149,053
                William C. Norris, Jr........................   102,372
                Robert A. Hart...............................   102,372
                Fort Bend Telephone Co.......................    81,897
                Columbia Cellular, Inc.......................    81,897
                Hart Wireless LTD Partnership................    51,595
                G.T. Investments, Inc........................    45,044
                Sean Reilly..................................    15,636
                Chase Manhattan Capital Corporation.......... 2,413,656
                Premier Venture Capital Corporation..........   754,268
                Advantage Capital Partners Limited
                  Partnership................................   452,561
                Advantage Capital Partners II Limited
                  Partnership................................   150,853
                First Commerce Capital, Inc..................   150,853
                Wireless Investment Company..................   150,853
                Concord Telephone............................    75,426
                Ronald L. Daniels............................    75,426
                OPCO Senior Executive Investment
                  Partnership, L.P...........................    45,255
                R.C. Corr & Doris Corr, Joint Survivors......    30,171
                Deborah Sternberg............................    12,672
                Donna Sternberg..............................    12,672
                Erich Sternberg..............................    12,672
                Julie Sternberg..............................    12,672
                Mark Sternberg...............................    12,672
                Insa Abraham.................................    12,672
                Allyn Madere.................................     3,017
                Arthur G. Scanlan II.........................     3,017
                Paul Boudreaux...............................     3,017
                                                             _____________
                     Total                                    6,538,462
                                                             =============

                The Registrant also issued 3,461,538 shares of Common Stock and the Heartland Notes to certain subsidiaries of Heartland Wireless Communications, Inc. in connection with the Heartland Transaction.

                The Registrant also issued warrants to GKM to purchase 300,000 shares of Common Stock in connection with the Heartland Transaction.

                (b) In the TruVision Transaction, the Registrant issued shares of Common Stock to the following persons in exchange for shares of common stock of TruVision.

                Investors                                       Shares
                __________                                     ________

                Mississippi Wireless TV, L.P.................. 1,702,406
                Chase Venture Capital Associates, L.P......... 1,517,979
                Vision Communications, Inc....................   180,000
                VanCom, Inc...................................    42,560
                                                              ____________
                     Total                                     3,442,945
                                                              ============

                (c) The Company issued 48,752 shares of Common Stock to Volunteer Wireless, Inc. within the past 12 months.



                Except as set forth above, the Registrant has not sold any securities.

                All transactions described above were effected in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder on the basis that such transactions did not involve any public offering.

          Item 16.Exhibits and Financial Statement Schedules

                a)    Exhibits

         Exhibit No.   Description

            2.1        TruVision   Merger  Agreement  among  the  Registrant,
                       TruVision and Wireless One MergerSub, Inc., dated April 25, 1996<F2>

            3.1(i) Amended and Restated Certificate of Incorporation of the Registrant<F3>

            3.1(ii)    Bylaws of the Registrant<F3>

            4.1 Indenture between the Registrant and United States Trust Company of New York, as Trustee, dated October 24, 1995<F4>

            4.2 Warrant Agreement between the Registrant and United States Trust Company of New York, as Warrant Agent, dated October 24, 1995<F4>

            4.3        Escrow   and   Disbursement   Agreement   between  the
                       Registrant   and  Bankers  Trust  Corporation,  Escrow
                       Agent, dated October 24, 1995<F4>

            4.4 Supplemental Indenture between the Registrant and United States Trust Company of New York, as Trustee, dated July 26, 1996<F1>

            4.5 Indenture between the Registrant and United States Trust Company of New York as Trustee, dated August 12, 1996<F1>

            4.6 Warrant Agreement between the Registrant and United States Trust Company of New York, as Warrant Agent, dated August 12, 1996<F1>

            4.7 Unit Agreement between the Registrant and United States Trust Company of New York, as Unit Agent, dated August 12, 1996<F1>

            5.1 Opinion of Jones, Walker, Waechter, Poitevent, Carreree & Denegre L.L.P. (including the consent of such firm)
                       as  to   the   validity  of  the  common  stock  being
                       offered<F1>

            10.1       Contribution Agreement and Plan of Merger among, inter
                       alia,   the  Registrant,  Old  Wireless  One  and  its
                       stockholders and Heartland dated October 18, 1995<F4>

            10.2 Escrow Agreement among the parties to Exhibit 10.1 dated October 24, 1995<F4>

            10.3       1995  Long-Term  Performance  Incentive  Plan  of  the
                       Registrant<F4>

            10.4       1996 Director's Stock Option Plan of the Registrant<F1>

            10.5 Warrant Agreement between the Registrant and GKM (including form of warrant certificate) dated October 18, 1995<F4>

            10.6       Amended  and  Restated  Registration  Rights Agreement
                       among    the   Registrant,   Heartland   and   certain
                       stockholders dated July 29, 1996<F1>

            10.7       Amended  and Restated Stockholders Agreement among the
                       Registrant,   and  certain  stockholders  Dated  dated
                       July 29, 1996<F1>

            10.8       Standard   forms  of  MDS  License  Agreement  of  the
                       Registrant<F3>

            10.9       Standard  forms  of  ITFS  License  Agreement  of  the
                       Registrant<F3>

            10.10 Form of Employment Agreement between the Registrant and certain executive officers<F2>

            10.11 Acquisition and Market Escrow Agreement among the parties to Exhibit 2.1 dated July 29, 1996<F2>

            11.1       Statement re: Computation of Per Share Earnings<F1>

            21.1       Subsidiaries of the Registrant<F1>

            23.1 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P. (included in Exhibit 5.1)<F1>

            23.2       Consent   of   PKPMG   Peat   Markwick   LLP  (Dallas,
                       Texas)<F1>

            23.3       Consent of KPMG Peat Marwick LLP (New Orleans, LA)<F1>

            23.4       Consent   of  Arthur  Andersen  &  Co.  LLP  (Jackson,
                       Mississippi)<F1>

            24.1       Powers of Attorney<F5>


            _________________

            <F1>   Filed herewith
            <F2>   Incorporated    herein    by   reference   from   the
                   Registrant's   Registration   Statement    Form   S-1
                   (Registration   Number   333-05109   )   as  declared
                   effective by the Commission on August 7, 1996
            <F3>   Incorporated    herein    by   reference   from   the
                   Registrant's  Registration  Statement   on  Form  S-1
                   (Registration Number 33-94942) as declared  effective
                   by the Commission on October 18, 1995.
            <F4>   Incorporated    herein    by   reference   from   the
                   Registrant's Quarterly Report  on  Form  10Q  for the
                   fiscal  quarter ended September 30, 1995.
            <F5>   Included on Signature Page

                (b)   Financial Statement Schedules

                      Independent Auditor's Report on Financial Statement Schedule and Consent

                      Schedule II-Valuation and Qualifying Accountings

                All   other  schedules  are  omitted   because   they   are
          inapplicable or the requested information is shown in the consolidated financial statements or related notes.

          Item 17. Undertakings

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

                The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To   include   any  material  information  with
                respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baton Rouge, State of Louisiana on this 19th day of September, 1996.

                                              WIRELESS ONE, INC.

                                              By: /s/ Henry M. Burkhalter
                                                 ________________________
                                                   Henry M. Buckhalter
                                                President and Vice Chairman

                                 POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michael C. Ellis and Sean E. Reilly, or any of them, each acting alone, his ture and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities in connection with the Registrant's Registration Statement (including post-effective amendments) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 19th day of September, 1996, by the following persons in the capacities indicated.



                Signature                           Title
                _________                           ______

            /s/ Hans J. Sternberg           Chairman of the Board
            ________________________
                Hans J. Sternberg

            /s/ Henry M. Burkhalter       President and Vice Chairman
            _______________________              of the Board
                Henry M. Burkhalter

            /s/ Sean E. Reilly          Chief Executive Officer and Director
            ________________________       (Principal Executive Officer)
                Sean E. Reilly

            /s/ Michael C. Ellis          Vice President and Controller
            ________________________        (Principal Financial and
                Michael C. Ellis              Accounting Officer)

           /s/ William K. Luby                      Director
           _________________________
               William K. Luby

          /s/ Arnold L. Chavkin                     Director
          __________________________
              Arnold L. Chavkin

          /s/ Daniel L. Shimer                      Director
          __________________________
              Daniel L. Shimer

          /s/ J.R. Holland, Jr.                     Director
          __________________________
              J.R. Holland, Jr.

          /s/ William J. Van Devender               Director
          ___________________________
              William J. Van Devender

          /s/ David E. Webb                         Director
          ___________________________
              David E. Webb

                                                              SCHEDULE II
                                WIRELESS ONE, INC.
                           Valuation and Qualifying Accounts
                      The period from February 4, 1993 (inception)
                           through December 31, 1993 and the
                        years ended December 31, 1994 and 1995


      Column A                         Column B    Column C     Column D     Column E

                                      Balance at  Changed to                 Balance
                                      Beginning   Costs and                 at End
     Description                      of Period    Expenses    Deductions  of Period
     ____________                    ___________  ___________  ___________ ___________
        1995

Deducted in balance sheet from
 subscription receivables:
   Allowance for doubtfull accounts $    4,000  $   196,281  $   126,640  $    73,641
                                    ___________ ____________ ___________  _____________
Deducted in balance sheet from
 leased license investment:
   Amortization of leased license
    investment                         230,902      317,381       ---         548,283
                                    ___________ ____________ ___________  _____________
Deducted in balance sheet from
other assets:
   Amortization of debt issuance
    costs                               ---         163,926       ---         163,926
                                    ___________ ____________ ___________  _____________

            1994

Deducted in balance sheet from
 subscription receivables:
   Allowance for doubtful accounts  $   ---     $    54,605  $    50,608  $     4,000
                                    ___________ ____________ ___________  _____________
Deducted in balance sheet from
 leased license investment:
   Amortization of leased license
    investment                           4,116      226,786       ---         230,902
                                    ___________ ____________ ___________  _____________
Deducted in balance sheet from
 other assets:
   Amortization of debt issuance
    costs                                ---          ---          ---            ---
                                    ___________ ____________ ___________  _____________

            1993

Deducted in balance sheet from
 subcription receivables:
  Allowance for doubtful accounts    $   ---     $    ---     $    ---     $    ---
                                    ___________ ____________ ___________  _____________
Deducted in balance sheet from
 leased license investment:
  Amortization of leased license
   investment                            ---           4,116       ---           4,116
                                    ___________ ____________ ___________  _____________
Deducted in balance sheet from
 other assets:
  Amortization of debt issuance
   costs                                 ---          ---          ---          ---
                                    ___________ ____________ ___________  _____________



                                    INDEX TO EXHIBITS
                                                                    Sequentially
 Exhibit No.                       Description                       Numbered
                                                                       Page

 2.1        TruVision   Merger  Agreement  among  the  Registrant,
            TruVision and  Wireless  One  MergerSub,  Inc.,  dated
            April 25, 1996<F2>

 3.1(i) Amended and Restated Certificate of Incorporation of the Registrant<F3>

 3.1(ii)    Bylaws of the Registrant<F3>

 4.1 Indenture between the Registrant and United States Trust Company of New York, as Trustee, dated October 24, 1995<F4>

 4.2 Warrant Agreement between the Registrant and United States Trust Company of New York, as Warrant Agent, dated October 24, 1995<F4>

 4.3        Escrow   and   Disbursement   Agreement   between  the
            Registrant   and  Bankers  Trust  Corporation,  Escrow
            Agent, dated October 24, 1995<F4>

 4.4 Supplemental Indenture between the Registrant and United States Trust Company of New York, as Trustee, dated July 26, 1996<F1>

 4.5 Indenture between the Registrant and United States Trust Company of New York as Trustee, dated August 12, 1996<F1>

 4.6 Warrant Agreement between the Registrant and United States Trust Company of New York, as Warrant Agent, dated August 12, 1996<F1>

 4.7 Unit Agreement between the Registrant and United States Trust Company of New York, as Unit Agent, dated August 12, 1996<F1>

 5.1 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P. (including the consent of such firm) as to the validity of the common stock being offered<F1>

10.1       Contribution Agreement and Plan of Merger among, inter
           alia,   the  Registrant,  Old  Wireless  One  and  its
           stockholders and Heartland dated October 18, 1995<F4>

10.2 Escrow Agreement among the parties to Exhibit 10.1 dated October 24, 1995<F4>

10.3       1995  Long-Term  Performance  Incentive  Plan  of  the
           Registrant<F4>

10.4       1996 Director's Stock Option Plan of the Registrant<F1>

10.5       Warrant  Agreement  between  the  Registrant  and  GKM
           (including  form of warrant certificate) dated October
           18, 1995<F4>

10.6       Amended  and  Restated  Registration  Rights Agreement
           among    the   Registrant,   Heartland   and   certain
           stockholders dated July 29, 1996<F1>

10.7       Amended  and Restated Stockholders Agreement among the
           Registrant,   and  certain  stockholders  Dated  dated
           July 29, 1996<F1>

10.8       Standard   forms  of  MDS  License  Agreement  of  the
           Registrant<F3>

10.9       Standard  forms  of  ITFS  License  Agreement  of  the
           Registrant<F3>

10.10 Form of Employment Agreement between the Registrant and certain executive officers<F2>

10.11 Acquisition and Market Escrow Agreement among the parties to Exhibit 2.1 dated July 29, 1996<F2>

11.1       Statement re: Computation of Per Share Earnings<F1>

21.1       Subsidiaries of the Registrant<F1>

23.1       Consent of Jones, Walker, Waechter, Poitevent, Carrere
           & Denegre L.L.P. (included in Exhibit 5.1)<F1>

23.2       Consent   of   PKPMG   Peat   Markwick   LLP  (Dallas,
           Texas)<F1>

23.3       Consent of KPMG Peat Marwick LLP (New Orleans, LA)<F1>

23.4       Consent   of  Arthur  Andersen  &  Co.  LLP  (Jackson,
           Mississippi)<F1>

24.1       Powers of Attorney<F5>


_________________

            <F1>   Filed herewith
            <F2>   Incorporated    herein    by   reference   from   the
                   Registrant's   Registration   Statement    Form   S-1
                   (Registration   Number   333-05109   )   as  declared
                   effective by the Commission on August 7, 1996
            <F3>   Incorporated    herein    by   reference   from   the
                   Registrant's  Registration  Statement   on  Form  S-1
                   (Registration Number 33-94942) as declared  effective
                   by the Commission on October 18, 1995.
            <F4>   Incorporated    herein    by   reference   from   the
                   Registrant's Quarterly Report  on  Form  10Q  for the
                   fiscal  quarter ended September 30, 1995.
            <F5>   Included on Signature Page